    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 8, 1998

                                                     REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           CENTENNIAL CELLULAR CORP.
             (Exact name of registrant as specified in its charter)

                DELAWARE                                     4812                                    06-1242753
    (State or other jurisdiction of              (Primary Standard Industrial           (I.R.S. Employer Identification No.)
     incorporation or organization)              Classification Code Number)

                                50 LOCUST AVENUE
                         NEW CANAAN, CONNECTICUT 06840
                                 (203) 972-2000
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                            ------------------------

                           DAVID Z. ROSENSWEIG, ESQ.
                            LEAVY ROSENSWEIG & HYMAN
                              11 EAST 44TH STREET
                            NEW YORK, NEW YORK 10017
                                 (212) 983-0400
      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   Copies to:

                      TOBY S. MYERSON, ESQ.                                              ROBERT A. SCHWED, ESQ.
                    KENNETH M. SCHNEIDER, ESQ.                                          KAREN C. WIEDEMANN, ESQ.
             PAUL, WEISS, RIFKIND, WHARTON & GARRISON                         REBOUL, MACMURRAY, HEWITT, MAYNARD & KRISTOL
                   1285 AVENUE OF THE AMERICAS                                            45 ROCKEFELLER PLAZA
                  NEW YORK, NEW YORK 10019-6064                                         NEW YORK, NEW YORK 10111
                          (212) 373-3000                                                     (212) 841-5700

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and after all other conditions to the transactions described in the enclosed Information Statement/Prospectus have been satisfied or waived.
                            ------------------------

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ] _______________

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------
                                                                    PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF                       PROPOSED MAXIMUM      AGGREGATE
       SECURITIES TO BE          AMOUNT TO BE     OFFERING PRICE        OFFERING            AMOUNT OF
          REGISTERED              REGISTERED        PER SHARE           PRICE(1)       REGISTRATION FEE(2)
----------------------------------------------------------------------------------------------------------
Common Stock, par value $.01
  per share (3)...............  736,639 shares        $41.50          $30,570,519            $8,499
----------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(f), based upon the proposed offering price to existing security holders.
(2) Pursuant to Rule 457(b), the required fee of $8,499 is reduced by the fee of $253,556 previously paid at the time of filing of preliminary information statement materials in connection with this transaction on August 21, 1998, resulting in a net payment of $0.
(3) This Registration Statement relates to Class A Common Stock of the Registrant to be received by holders of the Registrant's Class A Common Stock and Class B Common Stock in the proposed merger of CCW Acquisition Corp. with and into the Registrant, with the Registrant continuing as the surviving corporation in the merger.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                             DATED DECEMBER 8, 1998

                           CENTENNIAL CELLULAR CORP.
                        INFORMATION STATEMENT/PROSPECTUS

                                 -------------

     We are sending you this Information Statement/Prospectus to describe the proposed merger (the 'Merger') between Centennial Cellular Corp. ('Centennial' or the 'Company') and CCW Acquisition Corp., a Delaware corporation ('Acquisition') organized at the direction of Welsh, Carson, Anderson & Stowe VIII, L.P., a Delaware limited partnership ('WCAS'). This Information Statement/Prospectus constitutes a prospectus registering the shares of common stock of the Company, as the surviving corporation in the Merger, to be received upon completion of the Merger by current holders of common stock of the Company who make an effective election to receive such shares or are required to receive such shares due to proration. Pursuant to the Agreement and Plan of Merger executed on July 2, 1998 and amended on November 29, 1998 by Centennial and Acquisition (as amended, the 'Merger Agreement'), in the Merger, Acquisition will merge with and into Centennial, with Centennial continuing as the surviving corporation. Centennial will continue to operate as an independent company under its current name.

     Following the Merger, Centennial will continue to operate in substantially the same manner as it has in the past, except that the Company will be more highly leveraged, will have a different capital structure and will have a new controlling stockholder. SEE 'RISK FACTORS' ON PAGE 23.

     WCAS, certain of its affiliates, certain of the affiliates of Blackstone Capital Partners, L.P. (collectively, 'Blackstone') and certain other investors (collectively, the 'Equity Investors') have agreed, subject to certain conditions, to acquire equity interests in Acquisition prior to the Merger. Upon completion of the Merger, the Equity Investors will control the Company through the ownership of an aggregate of 92.9% of the outstanding common stock of the surviving corporation. Other than the $400 million equity contribution by the Equity Investors, the merger consideration will be funded with borrowings by the surviving corporation and certain of its subsidiaries arranged by Acquisition.

     Subject to the effects of proration as described in this Information Statement/Prospectus, pursuant to the Merger, all holders of Class A Common Stock, par value $0.01, of the Company, who collectively have an approximate 59% common stock interest and an approximate 9% voting interest in the Company, will have the opportunity to elect to receive for each share of Class A Common Stock as consideration in the Merger either (i) $41.50 in cash or (ii) one share of Centennial, as the surviving corporation. Stockholders who fail to make an election to receive shares of the surviving corporation will be deemed to have elected to receive cash.

     Holders of Class A Common Stock may, due to proration, receive different consideration from what they elect. Upon completion of the Merger, current holders of Class A Common Stock and Class B Common Stock, of the Company will own an aggregate of 7.1% of the common stock of the surviving corporation. If current holders of Class A Common Stock elect to receive more than 7.1% of the common stock of the surviving corporation, then those stockholders who elected to receive shares rather than cash will receive fewer shares, on a pro rata basis, than they elected, so that such electing holders of common stock of the Company will own 7.1% of the common stock of the surviving corporation. If current holders of Class A Common Stock elect to receive less than 7.1% of the common stock of the surviving corporation, then all holders of (i) shares of Class A Common Stock with respect to which an election to receive common shares of the surviving corporation has not been made and (ii) shares of Class B Common Stock will receive additional shares on a pro rata basis.

     Upon the Merger, all issued and outstanding shares of capital stock of Centennial, other than shares owned by Acquisition or Centennial and Dissenting Shares (as hereinafter defined), will be converted as follows: (i) each outstanding share of Class A Common Stock will, pursuant to each holder's election and subject to proration, be converted into the right to receive either
(a) one common
share of the surviving corporation or (b) $41.50 in cash; (ii) all outstanding shares of Class B Common Stock will be converted into the right to receive $41.50 per share in cash, provided, that if the aggregate number of common shares of the surviving corporation elected to be received by the holders of Class A Common Stock is less than a number of shares equal to 7.1% of the common shares of the surviving corporation outstanding immediately after the Merger, then a number of shares of Class B Common Stock equal to a portion of such shortfall will be converted into common shares of the surviving corporation on a pro rata basis with shares of Class A Common Stock with respect to which an election to receive common shares of the surviving corporation has not been made; and (iii) all outstanding shares of (x) Convertible Preferred Stock, par value $0.01, of the Company and (y) Second Series Convertible Preferred Stock, par value $0.01, of the Company will be converted into the right to receive $41.50 per share in cash on an as-converted basis. The record date for the determination of your status as a holder of shares of the Company was December 4, 1998.

     Pursuant to the Stockholder Agreement, dated as of July 2, 1998, between Century Communications Corp. ('Century') and Acquisition, Century, Centennial's principal stockholder, agreed to vote its shares of the Company in favor of the Merger so long as the Merger Agreement remains in effect. On December 4, 1998, Century executed a written stockholder's consent in lieu of meeting to approve the Merger.

     As of November 20, 1998, Century had an approximate 33% common stock interest and an approximate 74% voting interest in the Company through ownership of approximately 81.2% of the issued and outstanding shares of Class B Common Stock of the Company which have disproportionate votes per share (15 votes per share). Century also owns 100% of the issued and outstanding shares of Second Series Convertible Preferred Stock of the Company. Century does not own any shares of Class A Common Stock, all of which are publicly held. Due to their positions with and ownership of stock of Century, Leonard Tow, Chairman of the Board and Chief Executive Officer of Century, and his wife, Claire L. Tow, a Senior Vice President and director of Century, may be deemed to own beneficially together a majority voting interest in the Company.

     Since Century controls, on a fully diluted basis, more than a majority of the outstanding votes of Centennial required to approve the Merger, no further vote is necessary to approve the Merger. WE ARE NOT ASKING YOU FOR A PROXY OR A WRITTEN CONSENT AND YOU ARE REQUESTED NOT TO SEND US A PROXY OR A WRITTEN CONSENT. As we explain in this Information Statement/Prospectus, however, completion of the Merger is still subject to certain conditions, including the funding of committed financing, which financing is no longer subject to any material adverse change in relevant capital markets. Subject to the satisfaction of the conditions to closing the Merger, we hope to complete the Merger in January 1999. See 'The Merger -- Financing' and 'Certain Provisions of the Merger Agreement -- Conditions to the Consummation of the Merger.'

     Pursuant to the Merger Agreement, Acquisition has agreed that it will, for at least three years after the effective time of the Merger, use reasonable best efforts to cause the common stock of the surviving corporation to continue to be listed on The Nasdaq National Market ('Nasdaq') and registered under the Securities Exchange Act of 1934, as amended (the 'Exchange Act').

     We are sending this Information Statement/Prospectus to all holders of Class A Common Stock, Class B Common Stock, Convertible Preferred Stock and Second Series Convertible Preferred Stock.

     A holder of Class A Common Stock electing to receive common shares of the surviving corporation must return the enclosed Form of Non-Cash Election together with duly endorsed Centennial Class A Common Stock Certificates as instructed in the Information Statement/Prospectus by 5:00 p.m., New York City time, on January 6, 1999. See 'The Merger -- Non-Cash Election Procedure' for instructions for stockholders electing to receive common shares of the surviving corporation. Otherwise, stock certificates should be retained until letters of transmittal are received after the effective time of the Merger. Stockholders who fail to make any election will, subject to proration, have their shares converted to cash. See 'The Merger -- Conversion/Receipt of Surviving Corporation Shares; Procedures for Exchange of Certificates.'

     If you have any questions or require additional copies of the Information Statement/Prospectus and related materials, please contact American Stock Transfer & Trust Company, Shareholder Department at (800) 937-5449 ext. 6820 or
(718) 921-8200.

                            -----------------------------

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE 'COMMISSION') OR ANY STATE SECURITIES REGULATOR, NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This Information Statement/Prospectus is dated December 8, 1998, and was first mailed to stockholders of Centennial on or about December 8, 1998.

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                              ----
AVAILABLE INFORMATION......................................................................................     1
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION.................................................     2
SUMMARY....................................................................................................     3
SELECTED HISTORICAL FINANCIAL INFORMATION OF CENTENNIAL....................................................    10
PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)....................................................    13
CERTAIN COMPANY PROJECTIONS................................................................................    21
RISK FACTORS...............................................................................................    23
     Risk Factors Relating to the Effects of the Merger; Receiving Common Stock of the Surviving
      Corporation in the Merger Or Receiving Cash due to Proration.........................................    23
          Control by the Equity Investors..................................................................    23
          Loss of Liquidity................................................................................    23
          Substantial Leverage; Common Stockholders' Deficit...............................................    24
          Potential Dilution of Common Stock of the Surviving Corporation..................................    25
          Non-Cash Election and Proration into Cash; Possible Dividend Treatment...........................    25
     Risk Factors Relating to the Company's Business.......................................................    25
          Net Losses; Operating Losses; Interest Expense...................................................    25
          Restrictive Covenants; Consequences of Default...................................................    25
          Highly Competitive Industry......................................................................    26
          Highly Regulated Industry........................................................................    27
          New Industry; Developing and Changing Technologies; Subscriber Cancellations.....................    28
          Acquisitions and Investments.....................................................................    28
          Investment Interests; Capital Calls..............................................................    28
APPROVAL OF THE MERGER.....................................................................................    29
     Recommendation of the Board of Directors of the Company...............................................    29
     Opinion of Donaldson, Lufkin & Jenrette...............................................................    29
     Approval by Stockholders of the Company...............................................................    29
THE COMPANIES..............................................................................................    30
     Centennial............................................................................................    30
     Acquisition, WCAS and Blackstone......................................................................    30
THE MERGER.................................................................................................    31
     Background of the Merger..............................................................................    31
     Recommendation of the Board of Directors; Reasons for the Merger......................................    37
     Opinion of Donaldson, Lufkin & Jenrette...............................................................    39
     Approval by Stockholders of the Company...............................................................    44
     Merger Consideration..................................................................................    44
     Non-Cash Election.....................................................................................    45
     Non-Cash Election Procedure...........................................................................    48
     Acquisition Common Stock..............................................................................    48
     Effective Time of the Merger..........................................................................    49
     Conversion/Receipt of Surviving Corporation Shares; Procedures for Exchange of Certificates...........    49
     Fractional Shares.....................................................................................    50
     Conduct of Business Pending the Merger................................................................    50
     Accounting Treatment..................................................................................    50
     Certain Effects of Recapitalization...................................................................    50
     Federal Income Tax Consequences.......................................................................    50
     Effect on Options and Employee Benefit Matters........................................................    54
     Interests of Certain Persons in the Merger............................................................    54
     Resale of Surviving Corporation Shares Following the Merger...........................................    55
     Financing.............................................................................................    55

                                                                                                              PAGE
                                                                                                              ----
REGULATORY APPROVALS.......................................................................................    58
     FCC Approval..........................................................................................    58
     State PUCs............................................................................................    58
     HSR Act and Antitrust Matters.........................................................................    58
DESCRIPTION OF CAPITAL STOCK OF THE COMPANY................................................................    59
DESCRIPTION OF THE CAPITAL STOCK OF THE SURVIVING CORPORATION..............................................    60
     Surviving Corporation Common Stock....................................................................    60
     Certain Provisions of the Surviving Corporation's Certificate of Incorporation and Bylaws.............    60
     Statutory Business Combination Provision..............................................................    61
     Transfer Agent and Registrar..........................................................................    61
CERTAIN PROVISIONS OF THE MERGER AGREEMENT.................................................................    62
     The Merger............................................................................................    62
     Representations and Warranties........................................................................    62
     Certain Covenants of the Company......................................................................    63
     Certain Covenants of Acquisition......................................................................    64
     Certain Covenants of Acquisition and the Company......................................................    65
     Stock and Employee Benefit Plans......................................................................    67
     Conditions to the Consummation of the Merger..........................................................    67
     Termination of the Merger Agreement...................................................................    68
     Effect of Termination.................................................................................    69
     Fees and Expenses.....................................................................................    69
     Amendment and Waiver..................................................................................    70
     Charter Documents of Centennial Following the Merger..................................................    70
CERTAIN STOCKHOLDER ARRANGEMENTS...........................................................................    71
THE STOCKHOLDER AGREEMENT..................................................................................    71
     Voting................................................................................................    72
     Transfer Restrictions.................................................................................    72
     No Solicitation.......................................................................................    72
     Other Agreements......................................................................................    72
     Termination...........................................................................................    73
MANAGEMENT OF CENTENNIAL...................................................................................    74
MARKET PRICE OF AND DIVIDENDS ON CENTENNIAL COMMON SHARES..................................................    76
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT..................................    77
APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS................................................................    81
EXPERTS....................................................................................................    83
LEGAL COUNSEL..............................................................................................    83
STOCKHOLDER PROPOSALS......................................................................................    83
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................................................    83

                                   APPENDICES

APPENDIX A    Agreement and Plan of Merger, dated as of July 2, 1998
APPENDIX B    Amendment to the Agreement and Plan of Merger, dated as of November 29, 1998
APPENDIX C    Opinion of Donaldson, Lufkin & Jenrette Securities Corporation, dated November 29, 1998
APPENDIX D    Stockholder Agreement, dated as of July 2, 1998
APPENDIX E    Section 262 of the General Corporation Law of the State of Delaware

                        [THIS PAGE INTENTIONALLY LEFT BLANK]

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN AS CONTAINED IN THIS INFORMATION STATEMENT/PROSPECTUS, IN CONNECTION WITH THE MERGER, INCLUDING A STOCKHOLDER'S ELECTION WHETHER TO RECEIVE SHARES OF THE SURVIVING CORPORATION IN CONNECTION WITH THE MERGER, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY CENTENNIAL OR ACQUISITION. THIS INFORMATION STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES TO WHICH IT RELATES IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS INFORMATION STATEMENT/PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and in accordance therewith files reports, proxy and information Statement/Prospectus and other information with the Commission. Reports, proxy and information Statement/Prospectuses and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the web site (http://www.sec.gov) maintained by the Commission, or at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Shares of Class A Common Stock of the Company are listed on The Nasdaq National Market ('Nasdaq'). Reports and other information concerning Centennial can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     This Information Statement/Prospectus also constitutes a prospectus of the Company filed as part of a Registration Statement on Form S-4 (the 'Registration Statement') under the Securities Act of 1933, as amended (the 'Securities Act'). This Information Statement/Prospectus omits certain information contained in the Registration Statement and the exhibits thereto. Reference is made to the Registration Statement and related exhibits for further information with respect to the Company and the issuance of common shares of the surviving corporation. Statements contained herein concerning the contents of any document referred to herein are qualified by reference to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission.

           CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

     This Information Statement/Prospectus includes 'forward-looking statements' within the meaning of various provisions of the Securities Act and the Exchange Act, including, without limitation, statements under 'Certain Company Projections,' 'The Companies' and 'The Merger -- Background of the Merger.' All statements included in this Information Statement/Prospectus, other than statements of historical facts, that address activities, events or developments that the Company expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of the Company's business and operations, plans, references to future success and other such matters are forward-looking statements. Such statements represent the Company's reasonable judgment on the future and are subject to risks and uncertainties that could cause the Company's actual results and financial position to differ materially. Such factors include, but are not limited to: a change in economic conditions in the Company's markets which adversely affects the level of demand for wireless services; greater than anticipated competition resulting in price reductions, new product offerings or higher customer acquisition costs; better than expected customer growth necessitating increased investment in network capacity; increased cellular fraud; the impact of new business opportunities requiring significant initial investments; and the impact of deployment of new technologies on capital spending. All forward-looking statements contained in this Information Statement/Prospectus are qualified in their entirety by this cautionary statement. The Company does not intend to update or otherwise revise the forward-looking statements to reflect events or circumstances after the date of this Information Statement/Prospectus or to reflect the occurrence of unanticipated events.

                                    SUMMARY

     This Summary is a summary of, and qualified in its entirety by, the more detailed information contained elsewhere in this Information Statement/Prospectus, its Appendices and the documents incorporated by reference or otherwise referred to in it. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THIS ENTIRE INFORMATION STATEMENT/PROSPECTUS CAREFULLY, INCLUDING THE APPENDICES AND OTHER DOCUMENTS.

APPROVAL OF THE MERGER

     The board of directors of the Company (the 'Board' or the 'Board of Directors'), after careful consideration and based upon its determination that the Merger is in the best interests of the Company and its stockholders, unanimously approved the Merger at a special meeting of the Board on November 29, 1998. On November 19, 1998 and again on November 29, 1998, Donaldson, Lufkin & Jenrette Securities Corporation, the Company's financial advisor, delivered its oral opinion, confirmed in writing as of November 29, 1998, to the Board of Directors to the effect that, as of such date and based upon the assumptions made, matters considered and limits of review set forth in such opinion, the proposed consideration to be received by the holders of all issued and outstanding shares of capital stock of the Company (the 'Shares'), other than by affiliates of the Company, in the Merger is fair from a financial point of view to such holders. Pursuant to the Stockholder Agreement, the Company's principal stockholder, Century, agreed to vote its Shares of the Company in favor of the Merger so long as the Merger Agreement remains in effect. On December 4, 1998, Century executed a written stockholder's consent in lieu of meeting to approve the Merger. Since Century controls, on a fully diluted basis, more than a majority of the outstanding votes of the Company required to approve the Merger, no further vote is necessary to approve the Merger. See 'Approval Of The Merger,' 'The Merger -- Background of the Merger,' ' -- Recommendation of the Board of Directors; Reasons for the Merger,' ' -- Opinion of Donaldson, Lufkin & Jenrette,' ' -- Approval by Stockholders of the Company' and 'The Stockholder Agreement.'

THE COMPANIES

     Centennial. Centennial is primarily engaged in the ownership and operation of wireless telephone systems. The Company's current wireless telephone interests represent approximately 10.8 million Net Pops (as hereinafter defined). The Company's wireless telephone systems, which include systems utilizing both cellular and personal communications service ('PCS') licenses, provide communications services to vehicle-installed ('mobile'), ready-to-carry ('transportable') and hand-held ('portable') wireless telephones. Approximately
5.8 million of these Net Pops are represented by the Company's wireless telephone systems located in the continental United States. Approximately 3.8 million Net Pops represents the Company's wireless telephone system in the Commonwealth of Puerto Rico. In addition, the Company owns minority interests, representing approximately 1.2 million Net Pops, in certain other cellular operations controlled and managed by other cellular providers. Centennial was organized in 1988. The Company's principal executive offices are located at 50 Locust Avenue, New Canaan, Connecticut 06840. The Company's principal corporate office is located at 1305 Campus Parkway, Neptune, New Jersey 07753. Its telephone number is (203) 972-2000.

     Acquisition, WCAS and Blackstone. Acquisition is a Delaware corporation organized at the direction of WCAS, a Delaware limited partnership, for the purpose of effecting the Merger of Acquisition with and into Centennial. The principal executive office of Acquisition is located at c/o Welsh, Carson, Anderson & Stowe VIII, L.P., 320 Park Avenue, Suite 2500, New York, New York 10022. Its telephone number is (212) 893-9500.

     WCAS is a private investment partnership that was formed in 1998. Since 1979, WCAS and its affiliated investment partnerships have completed over eighty management buyouts concentrated in the healthcare and information services industries. Its principal executive office is located at 320 Park Avenue, Suite 2500, New York, New York 10022. Its telephone number is (212) 893-9500.

     Certain affiliates of Blackstone Capital Partners, L.P. (collectively, 'Blackstone') have agreed, subject to certain conditions, to acquire equity interests in Acquisition prior to the Merger. Blackstone is one of the leading firms engaged in institutional private equity investing. The principal offices of Blackstone are located at 345 Park Avenue, New York, New York, 10154; telephone number (212) 935-2626.

     WCAS, Blackstone and certain of their respective affiliates and certain other investors are hereinafter collectively referred to as the 'Equity Investors.'

THE MERGER

     At the Effective Time (as hereinafter defined), Acquisition will be merged with and into Centennial and Centennial will continue as the surviving corporation (the 'Surviving Corporation') in the Merger. Subject to the effects of proration as described herein, pursuant to the Merger Agreement, outstanding shares of Class A Common Stock, par value $0.01, of the Company (the 'Common Shares') will be converted into the right to receive $41.50 per share in cash (the 'Cash Election Price') or to receive common shares of the Surviving Corporation (the 'Surviving Corporation Shares') representing up to 7.1% of the Surviving Corporation Shares outstanding immediately after the Merger (each, an 'Electing Share'). Outstanding shares of Class B Common Stock, par value $0.01, of the Company (the 'Class B Shares') will be converted into the right to receive $41.50 in cash; provided, that if the aggregate number of Surviving Corporation Shares elected to be received by the holders of Common Shares is less than 7.1% of the common shares of the Surviving Corporation outstanding immediately after the Merger, then a number of Class B Shares equal to a portion of such shortfall will be converted into Surviving Corporation Shares on a pro rata basis with Common Shares other than Electing Shares. All outstanding shares of Convertible Preferred Stock par value $0.01, of the Company (the 'Convertible Preferred Shares') and Second Series Convertible Stock, par value $0.01, of the Company (the 'Second Series Convertible Preferred Shares' and, together with the Convertible Preferred Shares, the 'Convertible Preferred Stock') will be converted into the right to receive $41.50 in cash on an as-converted basis. The following Common Shares are not subject to conversion pursuant to the Merger: fractional shares that will be converted to cash; Dissenting Shares, which may receive appraisal rights; and Common Shares held by the Company as treasury stock, owned by any Subsidiary (as hereinafter defined) or held by Acquisition (the 'Canceled Shares'), which Shares will be canceled and no payment shall be made with respect thereto.

     Each holder of Common Shares may elect to receive the Cash Election Price with respect to some of the stockholder's Common Shares and Surviving Corporation Shares with respect to other Common Shares, provided that the aggregate number of Surviving Corporation Shares to be received at the Effective Time by all existing holders must equal 7.1% of the common shares of the Surviving Corporation outstanding immediately after the Effective Time (the 'Non-Cash Election Number').

     Because existing holders of common stock of the Company must receive in the Merger an amount of Surviving Corporation Shares equal to 7.1% of the common shares of the Surviving Corporation outstanding immediately after the Effective Time, holders of Common Shares who do not elect to receive any shares and holders of Class B Shares may, due to proration, be required to receive some Surviving Corporation Shares. In addition, holders of Common Shares who elect to receive shares may, due to proration, receive Surviving Corporation Shares and receive cash in amounts which vary from the amounts such holders elected.

     Immediately following the Merger, the Surviving Corporation intends to effect a stock split if necessary to comply with the Nasdaq National Market Maintenance Standards. The Surviving Corporation would make appropriate adjustments to the number of shares of its common stock outstanding following the Merger to reflect the stock split.

NON-CASH ELECTION

     Holders of Common Shares will be entitled to make an unconditional election (a 'Non-Cash Election'), on or prior to the Election Date (as defined below), to receive fully paid and nonassessable Surviving Corporation Shares. Stockholders who do not make any election will, subject to proration, have their shares converted to cash. If, however, the number of Electing Shares exceeds the Non-Cash Election Number, then (i) the number of Electing Shares to be converted into the right to receive Surviving Corporation Shares will be determined by multiplying the total number of Electing Shares covered by a holder's Non-Cash Election by a proration factor determined by dividing the Non-Cash Election Number by the total number of Electing Shares; (ii) such number of Electing Shares will be so converted; and (iii) each Class B Share will be converted into an amount in cash equal to the Cash Election Price. All Electing Shares, other than those shares converted into the right to receive Surviving Corporation Shares as described in the immediately preceding sentence, will be converted into cash (on a consistent basis among stockholders who made the Non-Cash Election, pro rata to the number of shares as to which they made such election) as if such shares were not Electing Shares.

     If the number of Electing Shares is less than the Non-Cash Election Number, then (i) all Electing Shares will be converted into the right to receive Surviving Corporation Shares in accordance with the Merger Agreement; (ii) (A) additional Common Shares will be converted into the right to receive Surviving Corporation Shares, which number of additional shares will be determined by multiplying the total number of Common Shares outstanding at the Effective Time, other than Canceled Shares, Electing Shares and Dissenting Shares, by a proration factor (the 'Shortfall Proration Factor') determined by dividing (x) the difference between the Non-Cash Election Number and the number of Electing Shares by (y) the total number of Common Shares outstanding at the Effective Time, other than Canceled Shares, Electing Shares and Dissenting Shares and including, as if they had been converted into Common Shares, all Class B Shares issued and outstanding at the Effective Time, and (B) such additional Common Shares will be converted into the right to receive Surviving Corporation Shares (on a consistent basis among holders of such shares, pro rata based on the number of such shares held by each stockholder); and (iii) the Class B Shares issued and outstanding immediately prior to the Effective Time will be converted into (A) the right to receive a number of Surviving Corporation Shares, after conversion of the Class B Shares into Common Shares, equal to the Shortfall Proration Factor multiplied by the total number of Class B Shares issued and outstanding immediately prior to the Effective Time, and (B) an amount in cash equal to the Cash Election Price multiplied by the total number of Class B Shares issued and outstanding immediately prior to the Effective Time less the aggregate number of Surviving Corporation Shares received pursuant to clause
(iii)(A) above. See 'The Merger -- Non-Cash Election.'

     If a stockholder elects to make a Non-Cash Election and receives cash as a result of the proration procedures described in the immediately preceding paragraph, such stockholder may receive dividend treatment (rather than capital gain treatment) for any cash received in the Merger as a result of such proration procedures. See 'Risk Factors -- Risk Factors Relating to the Effects of the Merger; Receiving Common Stock of the Surviving Corporation in the Merger or Receiving Cash due to Proration -- Non-Cash Election and Proration into Cash; Possible Dividend Treatment' and 'The Merger -- Federal Income Tax Consequences.'

     STOCKHOLDERS THAT DO NOT MAKE A NON-CASH ELECTION WILL RECEIVE AN AMOUNT EQUAL TO $41.50 IN CASH FROM THE COMPANY FOLLOWING THE MERGER FOR EACH COMMON SHARE (OTHER THAN CANCELED SHARES AND DISSENTING SHARES) HELD BY SUCH STOCKHOLDER, SUBJECT TO THE PRORATION PROCEDURES DESCRIBED ABOVE. SEE 'THE MERGER -- NON-CASH ELECTION' FOR EXAMPLES ILLUSTRATING THE POTENTIAL EFFECTS OF PRORATION.

NON-CASH ELECTION PROCEDURE

     Holders of Common Shares electing to receive Surviving Corporation Shares must properly complete and sign the Non-Cash Election Form (the 'Form of Election') accompanying this Information Statement/Prospectus, and each Form of Election, together with all certificates representing Common Shares as to which such Non-Cash Election is being made, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by appropriate guarantee of delivery, as set forth in such Form of Election), must be received by American Stock Transfer & Trust Company (the 'Exchange Agent') at one of the addresses listed on the Form of Election by 5:00 p.m., New York City time, on January 6, 1999 (the 'Election Date'). A Non-Cash Election may be revoked and certificates for Electing Shares withdrawn by written notice duly executed and received by the Exchange Agent prior to the Election Date. After the Election Date, shares for which a Non-Cash Election has been made may not be withdrawn. Due to the requirement to obtain regulatory approval of the Merger and satisfy all other conditions to the Merger, a period of time could elapse between the Election Date and the Effective Time. See 'The Merger -- Non-Cash Election Procedure' and 'Certain Provisions of the Merger
Agreement -- Conditions to the Consummation of the Merger.'

FRACTIONAL SHARES

     Fractional shares will not be issued in the Merger. Holders of Common Shares otherwise entitled to receive fractional Surviving Corporation Shares following the Merger will receive cash or receive an additional Surviving Corporation Share in lieu of such fractional share as described in 'The Merger -- Fractional Shares.'

CONDITIONS TO THE CONSUMMATION OF THE MERGER

     Conditions to the Obligations of Each Party. The respective obligations of Acquisition and the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of certain conditions, including, without limitation, obtaining the requisite approval of relevant government authorities and the absence of any injunction or other legal restraint or prohibition preventing the consummation of the Merger.

     Conditions Precedent to the Obligations of Acquisition. The obligation of Acquisition to consummate the Merger is also subject to additional conditions, including, without limitation, the Company obtaining the FCC Transfer Approvals (as hereinafter defined) by Final Order (as hereinafter defined) from the Federal Communications Commission (the 'FCC') approving the transfer of control of the Company to the Equity Investors, the Company consummating the Debt Offers (as hereinafter defined), and Acquisition obtaining the Financing (as hereinafter defined) substantially on the terms contemplated by the Financing Documents (as hereinafter defined), or alternative financing on terms no less favorable than those set forth in the Financing Documents at or prior to the Effective Time. The Financing commitments are not subject to any material adverse change in relevant capital markets or to syndication of the commitments.

     Through December 1, 1998, approximately 99% of the Company's public debt was tendered and consents were delivered to the Company pursuant to the Debt Offers commenced on September 8, 1998. The Company has extended the tender offer expiration date for the Debt Offers to January 4, 1999. In addition, on September 25, 1998, the Company's request for early termination of the waiting period provided by certain rules of the premerger notification rules under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the 'HSR Act'), was granted. The Company has also completed filing the applications seeking FCC Transfer Approvals (as hereinafter defined) of the Merger. The last of these applications that are material to the transaction was placed on public notice by the FCC on August 17, 1998 and approved for grant by the FCC on October 9, 1998, which approval became final on November 18, 1998.

ACCOUNTING TREATMENT; CERTAIN EFFECTS OF RECAPITALIZATION

     Receipt by existing stockholders of 7.1% of the common shares of the Surviving Corporation issued and outstanding immediately after the Merger will enable such stockholders to continue to participate in the equity of the Company and is intended to permit the treatment of the Merger as a recapitalization for financial reporting purposes. Accordingly, the Merger will have no impact on the historical basis of the Company's assets and liabilities for financial reporting purposes, one result of which will be a reduction in common stockholders' equity of the Company from approximately $42.2 million to a deficit of approximately $581.3 million. See 'Risk Factors -- Risk Factors Relating to the Effects of the Merger; Receiving Common Stock of the Surviving Corporation in the Merger Or Receiving Cash due to Proration -- Substantial Leverage; Common Stockholders' Deficit.'

RISK FACTORS

     Holders of Shares of the Company should carefully consider the following factors before making a decision to either receive the Cash Election Price or Surviving Corporation Shares in connection with the Merger. In addition to the risk factors summarized below, holders of Common Shares should consider that the effects of proration may result in stockholders receiving consideration which is different from the consideration specified in their respective elections. See 'The Merger -- Merger Consideration.'

RISK FACTORS RELATING TO THE EFFECTS OF THE MERGER; RECEIVING COMMON STOCK OF THE SURVIVING CORPORATION IN THE MERGER OR RECEIVING CASH DUE TO PRORATION

     As a result of the Merger:

           the Equity Investors will have control of the Company, including the ability to elect directors;

           there will be a substantial decrease in the number of common shares held by holders other than the Equity Investors, which is expected to result in a substantial decrease in the liquidity of the common shares;

           the terms of the Financing are expected to subject the Company to significant operating and financial restrictions, to increase substantially the leverage of the Company and to result in a substantial decrease in the liquidity of the common shares;

           following the Merger, existing Options (as hereinafter defined) may remain outstanding and the Company may otherwise permit management to participate in the equity of the Company, which could dilute the ownership interest of holders of common shares; and

           the risk of proration, as described in greater detail herein, may subject holders of Shares to dividend treatment for tax purposes with respect to cash received in the Merger.

RISK FACTORS RELATING TO THE COMPANY'S BUSINESS

     The Company's business entails certain risks relating to:

           historical operating losses and net losses;

           certain credit agreement restrictions;

           the highly competitive nature of the wireless communications industry;

           the highly regulated nature of the wireless communications industry;

           the limited operating history and constantly changing landscape of the wireless communications industry and the substantial rate of subscriber cancellations;

           the uncertainty of opportunities for growth through acquisitions and investments; and

           the limited ability to direct the operations of systems in which the Company has an investment interest as a limited partner.

     See 'Risk Factors' below for a more detailed discussion of the above mentioned and other risk factors.

FEDERAL INCOME TAX CONSEQUENCES

     It is generally anticipated that each stockholder will recognize capital gain or loss equal, in each case, to the difference between the cash proceeds received pursuant to the Merger and the stockholder's adjusted tax basis in the Shares surrendered in exchange therefor. It is possible, however, that if the

Merger does not result in an adequate reduction in the common stock ownership of a stockholder, by reason of such stockholder's receipt of Surviving Corporation Shares or the attribution of Surviving Corporation Shares from a related party, then, to the extent the Company has sufficient earnings and profits, a substantial portion of the cash received by such stockholder may be treated as a dividend, taxable as ordinary income. A stockholder will not recognize any gain or loss as a result of the Merger to the extent such stockholder receives Surviving Corporation Shares or receives Common Shares in exchange for Class B Shares.

     For a more detailed summary of the material U.S. federal income tax consequences of the Merger, including consequences to certain foreign stockholders, and backup withholding and information reporting requirements, see 'The Merger -- Federal Income Tax Consequences.'

     BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING ON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER, IT IS RECOMMENDED THAT STOCKHOLDERS CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL (AND ANY STATE, LOCAL AND FOREIGN) TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.

TREATMENT OF COMPANY STOCK OPTIONS

     It is anticipated that each Option will be exercised or canceled pursuant to its terms or canceled in exchange for cash equal to the difference between $41.50 and the exercise price of each Option prior to the Effective Time. Each Option granted under the Option Plans (as hereinafter defined) that is not exercised or canceled will remain outstanding immediately following the Effective Time and such Options will be subject to adjustment pursuant to the terms of the Option Plans. As a condition to closing, the number of Common Shares purchasable upon the exercise of Options that have not been exercised or canceled may not exceed 750,000. See 'The Merger -- Interests of Certain Persons in the Merger' and 'Certain Provisions of the Merger Agreement -- Conditions to the Consummation of the Merger.'

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain directors and executive officers of the Company may have interests, described herein, that present them with potential conflicts of interest in connection with the Merger. See 'The Merger -- Interests of Certain Persons in the Merger.' The Board of Directors was aware of the potential conflicts described below and considered them in addition to the other matters described under 'The Merger -- Recommendation of the Board of Directors; Reasons for the Merger.'

     Common Shares held by officers and directors of the Company, subject to any Non-Cash Election made with respect thereto, will be converted into the right to receive the same consideration as Common Shares held by other stockholders.

     Pursuant to the Merger Agreement, the Company has agreed to maintain for six years after the Effective Time all rights to indemnification existing in favor of all present directors and officers of the Company. See 'Certain Provisions of The Merger Agreement -- Certain Covenants of Acquisition -- Indemnification.'

TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company, by the mutual written consent of Acquisition and the Company or by either party if (i) any governmental entity (as hereinafter defined) has enjoined, restrained or otherwise prohibited the Merger, (ii) the other party is in breach of the Merger Agreement and has not cured within 30 days, (iii) the Company has entered into a definitive written agreement with respect to an Acquisition Transaction (as hereinafter defined) with a third party, or a third party has commenced a tender offer which, in either case, the Board of Directors of the Company believes in good faith is more favorable to the Company's stockholders than the transactions contemplated by the Merger Agreement, (iv) if the Board shall have withdrawn, modified or amended in any manner adverse to Acquisition or the stockholders of

Acquisition its approval or recommendation of the Merger Agreement and the Merger, or approved, recommended or endorsed any proposal for an Acquisition Transaction with a third party, or (v) if such party has not breached any of its obligations under the Merger Agreement, on March 31, 1999.

EFFECT OF TERMINATION

     If the Merger Agreement is terminated, it shall become void and of no effect with no liability on the part of any party or its respective directors, officers or stockholders, except that the agreements relating to confidentiality and fees and expenses shall survive the termination of the Merger Agreement, and neither party shall be relieved from liability for any breach of the Merger Agreement or the Confidentiality Agreement (as hereinafter defined).

FEES AND EXPENSES

     Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement shall be paid by the party incurring such expenses. In the event the Company or Acquisition shall have terminated the Merger Agreement because the Company has entered into a definitive agreement with respect to an Acquisition Transaction with a third party or a third party has commenced a tender offer, then the Company shall simultaneously with such termination reimburse Acquisition for the documented fees and expenses of Acquisition related to and the transactions contemplated under the Merger Agreement (including, without limitation, any fees and expenses of counsel, accountants and other professional advisors, commitment fees and other financing costs and interest, underwriting discounts, debt tender payments and fees, expenses and other costs of consummating and unwinding any issuance of securities) (subject to a maximum of $25 million) and simultaneously with such termination pay Acquisition a termination fee of $40 million.

APPRAISAL RIGHTS

     Holders of Common Shares, Class B Shares, Convertible Preferred Shares and Second Series Convertible Preferred Shares are entitled to appraisal rights under Section 262 of the General Corporation Law of the State of Delaware, provided that they comply with the conditions established by such section. See 'Appraisal Rights of Dissenting Stockholders.'

REGULATORY APPROVALS

     In order to consummate the Merger, the FCC must approve the transfer of control of the Company to the Equity Investors. The Company and the Equity Investors have completed filing joint applications seeking these approvals. The FCC considers whether the Equity Investors are qualified to control the Company's FCC licenses and authorizations and whether the public interest, convenience and necessity will be served by the transfer of control to the Equity Investors. The Company and WCAS believe that the joint applications demonstrate compliance with these standards. The last of these applications that are material to the transaction was placed on public notice by the FCC on August 17, 1998 and approved for grant by the FCC on October 9, 1998, which approval became final on November 18, 1998. See 'Regulatory Approvals -- FCC Approval.'

     Acquisition and the Company are required to seek such approvals from and make such filings and reports with any state public service or public utilities commission ('PUCs') and the Telecommunications Regulatory Board of Puerto Rico that are necessary or required. The approval of any State PUCs or Puerto Rico authorities is not a condition to the closing of the Merger. See 'Regulatory Approvals -- State PUCs.'

     The consummation of the Merger is subject to the Company and Acquisition obtaining the requisite approvals from the Antitrust Division of the United States Department of Justice and the Federal Trade Commission under the HSR Act, which were obtained on September 25, 1998. See 'Regulatory Approvals -- HSR Act and Antitrust Matters.'

            SELECTED HISTORICAL FINANCIAL INFORMATION OF CENTENNIAL

     The selected Statement of Operations information and Balance Sheet information set forth below as of and for the five years ended May 31, 1998 has been derived from the Company's audited consolidated financial statements. The selected financial data for the three months ended August 31, 1998 are derived from the unaudited financial statements of the Company, which, in the opinion of the Company, reflect all adjustments necessary for a fair presentation of the results for the unaudited periods. Operating results for the three months ended August 31, 1998 are not necessarily indicative of results that may be achieved for the fiscal year ending May 31, 1999. The pro forma consolidated statements of operations for the fiscal year ended May 31, 1998 and the three months ended August 31, 1998 give effect to the Merger and related transactions as if such transactions were consummated as of June 1, 1997 and the pro forma balance sheet data for the three months ended August 31, 1998 give effect to the Merger and related transactions as if such transactions occurred as of August 31, 1998. Such information should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements and notes thereto incorporated into this Information Statement/Prospectus. See 'Available Information' and 'Incorporation of Certain Documents by Reference.'

                                                                  YEAR ENDED MAY 31,
                                        ----------------------------------------------------------------------
                                        1998 PRO
                                          FORMA        1998        1997        1996        1995         1994
                                        ---------    --------    --------    --------    --------     --------
STATEMENT OF OPERATIONS DATA
Revenues..............................  $ 235,816    $237,501    $151,023    $112,197    $ 85,419     $ 56,373
                                        ---------    --------    --------    --------    --------     --------
Cost of services and equipment sold...     54,818      54,818      38,228      26,129      22,152       13,424
Selling, general and administrative...     82,540      81,790      55,132      34,188      26,055       17,787
Depreciation and amortization.........    114,194     114,194      83,720      70,989      65,642       47,652
                                        ---------    --------    --------    --------    --------     --------
                                          251,552     250,802     177,080     131,306     113,849       78,863
                                        ---------    --------    --------    --------    --------     --------
Operating loss........................    (15,736)    (13,301)    (26,057)    (19,109)    (28,430)     (22,490)
Interest expense......................    153,265      45,155      33,379      27,886      23,357       21,040
Gain on sale of assets................          5           5       3,819       8,310          --           --
Income from equity investments........     13,069      13,069      15,180      10,473       4,670        3,645
                                        ---------    --------    --------    --------    --------     --------
Loss before income tax benefit and
  minority interest...................   (155,927)    (45,382)    (40,437)    (28,212)    (47,117)     (39,885)
Income tax benefit....................    (13,597)    (13,597)     (7,295)    (11,596)    (14,456)     (11,780)
                                        ---------    --------    --------    --------    --------     --------
Loss before minority interest.........   (142,330)    (31,785)    (33,142)    (16,616)    (32,661)     (28,105)
Minority interest in (income) loss of
  subsidiaries........................       (162)       (162)       (153)        (15)        (69)         321
                                        ---------    --------    --------    --------    --------     --------
Net loss..............................  $(142,492)   $(31,947)   $(33,295)   $(16,631)   $(32,730)    $(27,784)
                                        ---------    --------    --------    --------    --------     --------
                                        ---------    --------    --------    --------    --------     --------
Dividend requirements on preferred
  stock...............................  $      --    $ 16,451    $ 15,948    $ 13,590    $ 12,634     $ 11,678
                                        ---------    --------    --------    --------    --------     --------
                                        ---------    --------    --------    --------    --------     --------
Loss applicable to common shares......  $(142,492)   $(48,398)   $(49,243)   $(30,221)   $(45,364)    $(39,462)
                                        ---------    --------    --------    --------    --------     --------
                                        ---------    --------    --------    --------    --------     --------
Loss per common share -- basic and
  diluted.............................  $  (13.73)   $  (1.85)   $  (1.83)   $  (1.13)   $  (1.93)    $  (3.28)
                                        ---------    --------    --------    --------    --------     --------
                                        ---------    --------    --------    --------    --------     --------
Weighted average number of basic
  common shares outstanding during the
  period.............................. 10,375,193  26,181,000  26,934,000  26,770,000  23,544,000   12,033,000
                                       ----------  ----------  ----------  ----------  ----------   ----------
                                       ----------  ----------  ----------  ----------  ----------   ----------
Deficiencies of earnings to fixed
  charges.............................  $(160,923)   $(45,382)   $(43,189)   $(33,412)   $(47,117)    $(39,885)
                                        ---------    --------    --------    --------    --------     --------
                                        ---------    --------    --------    --------    --------     --------

                                                                           AS OF MAY 31,
                                                  ---------------------------------------------------------------
                                                     1998          1997         1996         1995         1994
                                                  ----------    ----------    ---------    ---------    ---------
BALANCE SHEET DATA
Total assets...................................     $847,417      $844,850     $785,812     $844,384     $502,384
Long-term debt.................................      510,000       429,000      350,000      350,000      250,000
Redeemable preferred stock.....................      193,539       193,539      189,930      176,340      163,706
Common stockholders' equity....................       40,409       112,882      160,006      188,831       24,143


                                                                          AS OF MAY 31,
                                                 ----------------------------------------------------------------
                                                    1998          1997          1996         1995         1994
                                                 ----------    ----------    ----------    ---------    ---------
WIRELESS POPS AND SUBSCRIBER DATA(1)(2)
     Net Pops of Domestic Wireless Telephone
       Systems and Puerto Rico Wireless
       Telephone System.......................    9,616,000     9,616,000     9,431,000    5,412,100    3,941,000
     Net Pops of minority owned systems.......    1,230,000     1,230,000     1,230,000    1,079,400    1,079,400
                                                 ----------    ----------    ----------    ---------    ---------
          Total Net Pops......................   10,846,000    10,846,000    10,661,000    6,491,500    5,020,400
                                                 ----------    ----------    ----------    ---------    ---------
                                                 ----------    ----------    ----------    ---------    ---------
     Subscribers of Domestic Wireless
       Telephone Systems and Puerto Rico
       Wireless Telephone System..............      322,200       203,900       135,000       85,900       49,000
     Pro rata share of subscribers of minority
       owned systems..........................      122,000       105,000        83,000       57,900       42,000
                                                 ----------    ----------    ----------    ---------    ---------
          Total subscribers...................      444,200       308,900       218,000      143,800       91,000
                                                 ----------    ----------    ----------    ---------    ---------
                                                 ----------    ----------    ----------    ---------    ---------

------------

(1) 'Net Pops' means the estimate of the 1996 population of a Metropolitan Statistical Area ('MSA') or Rural Service Area ('RSA'), as derived from the 1997 Paul Kagan Associates population estimates multiplied by the percentage interest that the Company owns in the entity licensed by the Federal Communications Commission to construct or operate a wireless telephone system in that market.

(2) For the years ended May 31, 1995 and May 31, 1994, the number of Net Pops is based on 1990 population figures of an MSA or RSA, as derived from the 1990 U.S. Census data.

                                                                                THREE MONTHS ENDED AUGUST 31,
                                                                         -------------------------------------------
                                                                                         (UNAUDITED)
                                                                          1998 PRO
                                                                            FORMA           1998            1997
                                                                         -----------     -----------     -----------
STATEMENT OF OPERATIONS DATA

Revenues..............................................................    $  77,446        $77,446        $  52,189
                                                                         -----------     -----------     -----------
Cost of services and equipment sold...................................       14,915         14,915           11,955
Selling, general and administrative...................................       24,084         23,896           17,964
Depreciation and amortization.........................................       31,804         31,804           25,062
                                                                         -----------     -----------     -----------
                                                                             70,803         70,615           54,981
                                                                         -----------     -----------     -----------
Operating income (loss)...............................................        6,643          6,831           (2,792)
Interest expense, net.................................................       38,662         11,131           10,041
Gain on sale of assets................................................        9,556          9,556                5
Income from equity investments........................................        3,649          3,649            4,206
                                                                         -----------     -----------     -----------
Income (loss) before income tax benefit and minority interest.........      (18,814)         8,905           (8,622)
Income tax expense (benefit)..........................................        3,008          3,008           (1,971)
                                                                         -----------     -----------     -----------
Income (loss) before minority interest................................      (21,822)         5,897           (6,651)
Minority interest in income of subsidiaries...........................         (242)          (242)            (135)
                                                                         -----------     -----------     -----------
Net income (loss).....................................................    $ (22,064)       $ 5,655        $  (6,786)
                                                                         -----------     -----------     -----------
                                                                         -----------     -----------     -----------
Dividend requirements on preferred stock..............................    $      --        $ 4,113        $   4,113
                                                                         -----------     -----------     -----------
                                                                         -----------     -----------     -----------
Income (loss) applicable to common shares.............................    $ (22,064)       $ 1,542        $ (10,899)
                                                                         -----------     -----------     -----------
                                                                         -----------     -----------     -----------
Income (loss) per common share -- basic and diluted...................    $   (2.13)       $  0.06        $   (0.41)
                                                                         -----------     -----------     -----------
                                                                         -----------     -----------     -----------
Weighted average number of basic common shares outstanding during the
  period..............................................................   10,375,193      25,629,000      26,860,000
                                                                         -----------     -----------     -----------
                                                                         -----------     -----------     -----------
Excess (deficiencies) of earnings to fixed charges....................    $ (19,838)       $ 8,905        $  (8,622)
                                                                         -----------     -----------     -----------
                                                                         -----------     -----------     -----------

                                                                                       AS OF AUGUST 31,
                                                                              ----------------------------------
                                                                               1998 PRO
                                                                                FORMA         1998        1997
                                                                              ----------    --------    --------
BALANCE SHEET DATA
Total assets...............................................................   $  933,107    $850,756    $846,369
Long-term debt.............................................................    1,450,236     500,000     449,500
Redeemable preferred stock.................................................           --     193,539     193,539
Common stockholders' (deficiency) equity...................................     (581,294)     42,156      97,871

            PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

     The following Pro Forma Consolidated Financial Statements have been derived by the application of pro forma adjustments to the Company's historical consolidated financial statements included herein. The pro forma consolidated statement of operations for the fiscal year ended May 31, 1998 and the three months ended August 31, 1998 give effect to the Merger and related transactions as if such transactions were consummated as of June 1, 1997. The pro forma consolidated balance sheet gives effect to the Merger and related transactions as if such transactions had occurred as of August 31, 1998. The adjustments are described in the accompanying notes. The Pro Forma Consolidated Financial Statements should not be considered indicative of actual results that would have been achieved had the Merger and related transactions been consummated on the dates indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period. The Pro Forma Consolidated Financial Statements should be read in conjunction with the Company's historical financial statements and the notes thereto included herein.

     At the Effective Time, Acquisition will be merged with and into Centennial and Centennial will continue as the surviving corporation in the Merger. Acquisition was organized in connection with the Merger and has not carried on any activities to date other than those incident to its formation and the transactions contemplated by the Merger Agreement.

     The pro forma adjustments were applied to the respective historical consolidated financial statements to reflect and account for the Merger as a recapitalization. Accordingly, the historical basis of the Company's assets and liabilities will not be affected by the transaction.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                             AS OF AUGUST 31, 1998

                                                          AUGUST 31, 1998    PRO FORMA     AUGUST 31, 1998
                                                            HISTORICAL     ADJUSTMENTS(a)     PRO FORMA
                                                          ---------------  --------------  ---------------
                                                                       (DOLLARS IN THOUSANDS)
                         ASSETS
Current assets:
     Cash and cash equivalents...........................    $  29,385       $  (29,385)              --
     Restricted cash.....................................           --           60,000      $    60,000
     Accounts receivable.................................       41,787               --           41,787
     Inventory -- Phones and accessories.................       10,481               --           10,481
     Prepaid expenses and other current assets...........        2,271               --            2,271
                                                          ---------------  --------------  ---------------
          Total current assets...........................       83,924           30,615          114,539
Property, plant and equipment -- net.....................      265,130               --          265,130
Equity investments in wireless systems -- net............       81,441               --           81,441
Debt issuance costs -- net...............................        8,000           47,950           55,950
Cellular telephone licenses..............................      223,126               --          223,126
Personal communications service license -- net...........       60,043               --           60,043
Goodwill.................................................      121,973               --          121,973
Deferred Income Taxes....................................           --            3,786            3,786
Other assets -- net......................................        7,119               --            7,119
                                                          ---------------  --------------  ---------------
          Total assets...................................    $ 850,756       $   82,351      $   933,107
                                                          ---------------  --------------  ---------------
                                                          ---------------  --------------  ---------------
    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
     Accounts payable....................................    $  10,586               --      $    10,586
     Accrued expenses and other current liabilities......       77,460       $  (23,881)          53,579
                                                          ---------------  --------------  ---------------
          Total current liabilities......................       88,046          (23,881)          64,165
Long term liabilities:
     Long term debt......................................      500,000         (500,000)              --
     Senior secured credit facility......................           --          922,736          922,736
     Senior subordinated notes...........................           --          370,000          370,000
     Subordinated notes..................................           --          157,500          157,500
     Deferred income taxes...............................       27,015          (27,015)              --
Preferred stock:
     Preferred stock -- convertible redeemable...........      186,287         (186,287)              --
     Preferred stock -- second series convertible
       redeemable........................................        7,252           (7,252)              --
Common stockholders' equity (deficiency):
     Common stock -- class A.............................          167              (52)             115
     Common stock -- class B.............................          105             (105)              --
     Additional paid in capital..........................      353,915           61,900          415,815
     Accumulated deficit.................................     (278,583)        (718,641)        (997,224)
     Class A shares in treasury..........................      (30,614)          30,614               --
     Deferred compensation...............................       (2,834)           2,834               --
                                                          ---------------  --------------  ---------------
          Total common stockholders' equity
            (deficiency).................................       42,156         (623,450)        (581,294)
                                                          ---------------  --------------  ---------------
          Total liabilities and stockholders' equity
            (deficiency).................................    $ 850,756       $   82,351      $   933,107
                                                          ---------------  --------------  ---------------
                                                          ---------------  --------------  ---------------

               See Notes to Pro Forma Consolidated Balance Sheet

NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET

     The pro forma financial data have been derived by the application of pro forma adjustments to the Company's historical financial statements as of the date noted. The Merger will be accounted for as a recapitalization which will have no impact on the historical basis of the Company's assets and liabilities. The pro forma financial data assume that there are no dissenting stockholders to the Merger.

     (a) Pro forma adjustments to the Pro Forma Consolidated Balance Sheet are summarized in the following table (dollars in thousands) and are described in the notes that follow.

                                                                                                    REPAYMENT
                                                                                                   OF EXISTING
                                                                                                    DEBT AND
                              CONVERSION    RETIRE                     PURCHASE                     PREFERRED   TRANSACTION
                              OF CLASS B   TREASURY                    PRICE OF     COMPENSATION    DIVIDENDS    FEES AND
                              SHARES(1)    SHARES(2)   FINANCING(3)    EQUITY(4)    EXPENSES(5)    ACCRUED(6)   EXPENSES(7)
                              ----------   ---------   ------------   -----------   ------------   -----------  -----------
Cash and cash equivalents...        --           --     $1,812,736    $(1,161,208)    $(42,332)     $(565,881)   $ (72,700)
Restricted Cash.............        --                      60,000             --           --             --           --
Deferred Income Taxes.......        --           --             --             --           --          3,786           --
Debt issuance costs.........        --           --             --             --           --         (8,000)      55,950
Accrued expenses and other
  current liabilities.......        --           --             --             --           --        (23,881)          --
Deferred tax liability......                                                           (11,801)       (15,214)
Long term debt..............        --           --             --             --           --       (500,000)          --
Senior secured credit
  facilities................        --           --        922,736             --           --             --           --
Senior subordinated notes...        --           --        370,000             --           --             --           --
Subordinated notes..........        --           --        157,500             --           --             --           --
Preferred
  stock -- convertible
  redeemable................        --           --             --       (186,287)          --             --           --
Preferred stock -- second
  series convertible
  redeemable................        --           --             --         (7,252)          --             --           --
Common stock -- class A.....    $  105           --             91           (248)          --             --           --
Common stock -- class B.....      (105)          --             --             --           --             --           --
Class A Shares in
  Treasury..................                $30,614             --             --           --             --           --
Additional paid in
  capital...................        --                     422,409       (343,759)          --             --      (16,750)
Deferred Compensation.......        --                          --             --        2,834             --
Accumulated Deficit --
  Increase (Decrease) in
  R/E.......................        --      (30,614)            --       (623,662)     (33,365)       (31,000)          --


                              TOTAL NET
                              ADJUSTMENT
                              ----------
Cash and cash equivalents...   $(29,385)
Restricted Cash.............     60,000
Deferred Income Taxes.......      3,786
Debt issuance costs.........     47,950
Accrued expenses and other
  current liabilities.......    (23,881)
Deferred tax liability......    (27,015)
Long term debt..............   (500,000)
Senior secured credit
  facilities................    922,736
Senior subordinated notes...    370,000
Subordinated notes..........    157,500
Preferred
  stock -- convertible
  redeemable................   (186,287)
Preferred stock -- second
  series convertible
  redeemable................     (7,252)
Common stock -- class A.....        (52)
Common stock -- class B.....       (105)
Class A Shares in
  Treasury..................     30,614
Additional paid in
  capital...................     61,900
Deferred Compensation.......      2,834
Accumulated Deficit --
  Increase (Decrease) in
  R/E.......................   (718,641)

------------

(1) Adjustment represents conversion of existing Class B shares to Class A shares.

(2) Represents the retirement of treasury shares.

(3) Sources and uses of cash for the recapitalization are as follows:

                                                                              (IN THOUSANDS)
Sources:
     Senior secured credit facility....................................         $  922,736
     Senior subordinated notes.........................................            370,000
     Subordinated notes(i).............................................            157,500
     Common equity attached to subordinated notes(i)...................             22,500
     Cash equity investment............................................            400,000
                                                                          ----------------------
          Total........................................................         $1,872,736
                                                                          ----------------------
                                                                          ----------------------

                                                                              (IN THOUSANDS)
Uses:
     Redemption of Common Shares.......................................         $1,033,054
     Redemption of Preferred Shares....................................            128,154
     Settlement of Options.............................................             42,332
     Repurchase Existing Notes.........................................            350,000
     Repayment of Existing Credit Facilities...........................            150,000
     Debt Retirement Premium...........................................             42,000
     Payment of Accrued Interest.......................................             11,543
     Preferred Dividends Accrued.......................................             12,338
     Interest Escrow for Senior Subordinated Notes.....................             60,000
     Transaction Expenses..............................................             72,700
     Decrease in Balance Sheet Cash....................................            (29,385)
                                                                          ----------------------
          Total........................................................         $1,872,736
                                                                          ----------------------
                                                                          ----------------------

          (i) Represents $180 million aggregate principal amount of subordinated notes with 542,168 shares attached and issued to WCAS Capital Partners III, L.P., an affiliate of WCAS. The principal amount of the notes have therefore been discounted by $41.50 per share or by an aggregate amount equal to $22,500,000.

(4) The adjustments represent the repurchase of common and preferred stock from existing stockholders. Subsequent to the merger, existing shareholders will own approximately 736,639 shares or 7.1% of the Surviving Corporation without taking into account any stock split that may be necessary to comply with Nasdaq National Market Maintenance Standards.

(5)The adjustments represent the following:

    -- Compensation expense of $42,332 ($31,608 after related tax effect) related to the repurchase of all outstanding stock options at the difference between $41.50 per share and the exercise price of the options, assuming the respective option holders agree to such repurchase.

    -- Compensation expense of $2,834 ($1,757 after related tax effect) related to the immediate vesting, at a change of control, of restricted stock issued under the Company's 1993 Equity Incentive Plan (the 'Equity Plan').

(6) The adjustments represent the repayment of existing indebtedness and related accrued interest and preferred dividends accrued by the Company, including an estimated debt retirement premium of $42,000 ($26,040 after related tax effect), and assumes all note holders tender their Notes in the Debt Offers. Such premium and unamortized deferred loan costs of $8,000 ($4,960 after related tax effect) related to existing indebtedness will be written off as an extraordinary charge upon early repayment of the existing indebtedness.

(7) The adjustment represents the estimated transaction fees and expenses of $72,700. The portion of estimated transaction fees and expenses attributable to the Secured Credit Facilities and Unsecured Notes totals $55,950 and will be recorded as debt issuance costs and will be amortized over the expected life of the debt to be issued. Such estimated debt issuance costs include estimated fees and expenses payable to banks and related advisors. The remaining estimated transaction fees and expenses of $16,750 represent costs associated with the equity transactions.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                         FOR PERIOD ENDED MAY 31, 1998

                                                                               YEAR ENDED MAY 31, 1998
                                                                 ---------------------------------------------------
                                                                                 PRO FORMA
                                                                 HISTORICAL    ADJUSTMENTS(a)    NOTE      PRO FORMA
                                                                 ----------    --------------    ----      ---------
                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
     Service revenue..........................................    $ 231,097              --                $ 231,097
     Equipment sales..........................................        4,719              --                    4,719
     Interest income..........................................        1,685      $   (1,685)     (b)              --
                                                                 ----------    --------------              ---------
                                                                    237,501          (1,685)                 235,816
                                                                 ----------    --------------              ---------
Costs and expenses:
     Cost of services.........................................       38,389              --                   38,389
     Cost of equipment sold...................................       16,429              --                   16,429
     Selling, general and administrative expenses.............       81,790             750      (c)          82,540
     Depreciation and amortization............................      114,194              --                  114,194
                                                                 ----------    --------------              ---------
                                                                    250,802             750                  251,552
                                                                 ----------    --------------              ---------
Operating loss................................................      (13,301)         (2,435)                 (15,736)
Interest expense..............................................       45,155         108,110      (d)         153,265
Gain on sale of assets........................................            5              --                        5
Income from equity investments................................       13,069              --                   13,069
                                                                 ----------    --------------              ---------
Loss before income taxes and minority interest................      (45,382)       (110,545)                (155,927)
Income tax expense (benefit)..................................      (13,597)             --      (e)         (13,597)
                                                                 ----------    --------------              ---------
Loss before minority interest.................................      (31,785)       (110,545)                (142,330)
Minority interest in income of subsidiaries...................         (162)             --                     (162)
                                                                 ----------    --------------              ---------
Net loss......................................................    $ (31,947)     $ (110,545)               $(142,492)
                                                                 ----------    --------------              ---------
                                                                 ----------    --------------              ---------
Dividend requirements on preferred stock......................    $  16,451      $  (16,451)     (f)       $      --
                                                                 ----------    --------------              ---------
                                                                 ----------    --------------              ---------
Loss applicable to common shares..............................    $ (48,398)     $  (94,094)               $(142,492)
                                                                 ----------    --------------              ---------
                                                                 ----------    --------------              ---------
Net loss per common share -- basic and diluted................    $   (1.85)             --                $  (13.73)
                                                                 ----------    --------------             ----------
                                                                 ----------    --------------             ----------
Weighted average shares outstanding...........................   26,181,000              --               10,375,193
                                                                 ----------    --------------             ----------
                                                                 ----------    --------------             ----------
Pro Forma Ratio of earnings to fixed charges(g)

          See Notes to Pro Forma Consolidated Statement of Operations

           PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                        FOR PERIOD ENDED AUGUST 31, 1998

                                                                         THREE MONTHS ENDED AUGUST 31, 1998
                                                                 ---------------------------------------------------
                                                                                 PRO FORMA
                                                                 HISTORICAL    ADJUSTMENTS(a)    NOTE      PRO FORMA
                                                                 ----------    --------------    ----      ---------
                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
     Service revenue.........................................     $ 76,191              --                  $ 76,191
     Equipment sales.........................................        1,255              --                     1,255
                                                                 ----------    --------------              ---------
                                                                    77,446              --                    77,446
                                                                 ----------    --------------              ---------
Costs and expenses:
     Cost of services........................................       10,382              --                    10,382
     Cost of equipment sold..................................        4,533              --                     4,533
     Selling, general and administrative expenses............       23,896        $    188       (c)          24,084
     Depreciation and amortization...........................       31,804              --                    31,804
                                                                 ----------    --------------              ---------
                                                                    70,615             188                    70,803
                                                                 ----------    --------------              ---------
Operating income (loss)......................................        6,831            (188)                    6,643
Interest expense, net........................................       11,131          27,531       (d)          38,662
Gain on sale of assets.......................................        9,556              --                     9,556
Income from equity investments...............................        3,649              --                     3,649
                                                                 ----------    --------------              ---------
Income (loss) before income taxes and minority interest......        8,905         (27,719)                  (18,814)
Income tax expense (benefit).................................        3,008              --       (e)           3,008
                                                                 ----------    --------------              ---------
Income (loss) before minority interest.......................        5,897         (27,719)                  (21,822)
Minority interest in income of subsidiaries..................         (242)             --                      (242)
                                                                 ----------    --------------              ---------
Net income (loss)............................................     $  5,655        $(27,719)                 $(22,064)
                                                                 ----------    --------------              ---------
                                                                 ----------    --------------              ---------
Dividend requirements on preferred stock.....................     $  4,113        $ (4,113)      (f)        $     --
                                                                 ----------    --------------              ---------
                                                                 ----------    --------------              ---------
Income (loss) applicable to common shares....................     $  1,542        $(23,606)                 $(22,064)
                                                                 ----------    --------------              ---------
                                                                 ----------    --------------              ---------
Net loss per common share -- basic and diluted...............     $   (.06)       $     --                  $  (2.13)
                                                                 ----------    --------------              ---------
                                                                 ----------    --------------              ---------
Weighted average shares outstanding..........................   25,629,000        $     --                10,375,193
                                                                -----------    --------------             ----------
                                                                -----------    --------------             ----------

Pro Forma Ratio of earnings to fixed charges(g)

          See Notes to Pro Forma Consolidated Statement of Operations

NOTES TO CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS

     The pro forma financial data have been derived by the application of pro forma adjustments to the Company's historical financial statements for the periods noted. The Merger will be accounted for as a recapitalization which will have no impact on the historical basis of the Company's assets and liabilities. The pro forma financial data assumes that there are no dissenting stockholders to the Merger.

     The pro forma adjustments to the Statement of Operations exclude (a) the write-off of $8,000 ($4,960 after related tax effect) of deferred loan costs associated with the existing indebtedness, (b) the estimated $42,000 ($26,040 after related tax effect) of fees payable for the early retirement of existing indebtedness, (c) $42,332 ($31,608 after related tax effect) of employee compensation expenses relating to the exercise of the options, and (d) $2,834 ($1,757 after related tax effect) deferred compensation expenses. Such amounts represent non-recurring expenses which the Company anticipates will be recorded in the Consolidated Statement of Operations for the period including the Merger.

     (a) The Company has a Services Agreement and other cost sharing agreements with Century Communications Corp. and other related parties which will be terminated as of the date of the merger. The costs of replacing these services is uncertain. However, the impact of the termination of these agreements is not expected to be material.

     (b) Represents the elimination of interest income on overnight deposits.

     (c) Represents monitoring fee paid to affiliates of WCAS and Blackstone.

     (d) The pro forma adjustments to interest expense reflect the following:

                                                                                            THREE MONTHS
                                                                            YEAR ENDED          ENDED
                                                                           MAY 31, 1998    AUGUST 31, 1998
                                                                           ------------    ---------------
                                                                               (DOLLARS IN THOUSANDS)
Credit Facility
     Revolving Credit Facility(1).......................................     $  1,976         $     494
     Tranche A term loans(2)............................................       43,450            10,863
     Tranche B term loans(3)............................................       18,380             4,595
     Tranche C term loans(4)............................................       18,880             4,720
Senior Subordinated Notes(5)............................................       40,700            10,175
Subordinated Notes(6)...................................................        9,199             2,389
Commitment fee(7).......................................................          636               159
                                                                           ------------    ---------------
Cash Interest Expense...................................................      133,221            33,395
Subordinated Notes(8)...................................................       11,441             3,116
Amortization of discount on subordinated notes(9).......................        2,271               568
Amortization of debt issuance costs(10).................................        6,332             1,583
                                                                           ------------    ---------------
Pro forma interest expense..............................................      153,265            38,662
Less: historical interest expense on debt repaid(11)....................      (42,663)          (10,580)
Less: historical amortization of debt issuance costs(12)................       (2,492)             (551)
                                                                           ------------    ---------------
          Total adjustment..............................................     $108,110         $  27,531
                                                                           ------------    ---------------
                                                                           ------------    ---------------

------------

 (1) Represents interest on the Revolving Credit Facility using an assumed interest rate of 8.69% and assuming a $22.7 million drawdown at Closing.

 (2) Represents interest on $500 million of Tranche A term loans using an assumed interest rate of 8.69%.

 (3) Represents interest on $200 million of Tranche B term loans using an assumed interest rate of 9.19%.

 (4) Represents interest on $200 million of Tranche C term loans using an assumed interest rate of 9.44%.

                                              (footnotes continued on next page)

(footnotes continued from previous page)

 (5) Represents interest on $370 million of Senior Subordinated Notes using an interest rate of 11.00%.

 (6) Represents cash interest portion of the $180 million of Subordinated Notes.

 (7) Represents a 0.5% commitment fee on the unused portions of the Revolving Credit Facility.

 (8) Represents Paid In Kind portion of the $180 million of Subordinated Notes.

 (9) Represents the amortization of the discount ($22.5 million) on the shares issued to the Subordinated Notes holder.

(10) Represents amortization of deferred financing costs of $56.0 million over the term of the related debt.

(11) Represents the elimination of historical interest expense paid or payable in cash.

(12) Represents the elimination of historical amortization of deferred financing fees.

     A 0.125% increase or decrease in the assumed weighted average interest rate applicable to the credit facilities and the Senior Subordinated Notes would change the pro forma interest expense and income before taxes as follows:

                                                                                      YEAR ENDED      QUARTER ENDED
                                                                                     MAY 31, 1998    AUGUST 31, 1998
                                                                                     ------------    ---------------
                                                                                         (DOLLARS IN THOUSANDS)
Credit Facility
     Revolving Credit Facility....................................................      $   28            $   7
     Tranche A term loans.........................................................         625              156
     Tranche B term loans.........................................................         250               63
     Tranche C term loans.........................................................         250               63
     Senior subordinated notes....................................................         463              116
                                                                                     ------------        ------
          Total...................................................................      $1,616            $ 405
                                                                                     ------------        ------
                                                                                     ------------        ------

     (e) No net tax benefit is provided for the pro forma adjustments to earnings before taxes on the assumption that an offsetting increase to the valuation allowance would be recorded with respect to the resultant tax loss carryforward asset.

     (f) To eliminate dividends on preferred stock redeemed as part of the recapitalization.

     (g) For purposes of determining the pro forma ratio of fixed charges, earnings are defined as earnings before income taxes, minority interest and extraordinary items, plus fixed charges. Fixed charges include interest expense on all indebtedness, amortization of deferred debt issuance costs, one-third of rental expense on operating leases representing that portion of rental expense deemed to be attributable to interest. Earnings were insufficient to cover fixed charges on a pro forma basis for Centennial by $160.9 million for the year ended May 31, 1998 and by $19.8 million for the three months ended August 31, 1998.

                          CERTAIN COMPANY PROJECTIONS

     Prior to the execution of the Merger Agreement, in connection with WCAS's review of the Company, the Company provided representatives of WCAS information concerning projected revenue and expenses of the Company which was prepared in June 1998, and which the Company and WCAS believe is not publicly available. WCAS has informed the Company that, in its judgment, it does not expect the projected results to be achieved and accordingly, did not rely on such projections in negotiating the Merger Agreement or the amount of the Cash Election Price.

                           CENTENNIAL CELLULAR CORP.
                        PROJECTED FINANCIAL INFORMATION
                         FURNISHED TO WCAS IN JUNE 1998
                      CONSOLIDATED FIVE YEAR PROJECTIONS*
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                              1999E      2000E      2001E      2002E      2003E      2004E
                                             --------   --------   --------   --------   --------   --------
Total revenue..............................  $336,761   $456,927   $564,635   $668,938   $773,090   $880,038
Revenue growth rate........................        30%        36%        24%        18%        16%        14%
Adjusted EBITDA(a).........................   156,273    219,437    282,455    340,829    400,032    459,253
Margin.....................................        46%        48%        50%        51%        52%        52%
Adjusted EBITDA growth rate................        55%        40%        29%        21%        17%        15%
EBIT.......................................    29,585    104,484    171,790    235,979    294,184    352,431
Margin.....................................         9%        23%        30%        35%        38%        40%
Capital expenditures.......................    90,000     85,000     80,000     74,000     68,500     65,500

------------

(a) Adjusted EBITDA is defined, for any period, as earnings before minority interest, interest expense, income taxes, depreciation and amortization, and gain on sale of assets. EBITDA projections were provided to WCAS and were presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. EBITDA should not be considered an alternative to net income as a measure of the Company's operating results or to cash flow as a measure of liquidity. In addition, although the EBITDA measure of performance is not recognized under generally accepted accounting principles, it is widely used by various companies as a general measure of a company's performance because it assists in comparing performance on a relatively consistent basis across companies without regard to depreciation and amortization, which can vary significantly depending on accounting methods (particularly where acquisitions are involved or non-operating factors such as historical cost bases). Because EBITDA is not calculated identically by all companies, the presentation here may not be strictly comparable to other similarly titled measures of other companies.

* The foregoing Company projections were based on the following assumptions and projected growth rates that were derived from the Company's analyses of historical trends in the telecommunications industry, internal market forecasts, the continued development of the recently started Puerto Rico wireless and wireline operations and projected growth rates in industry reports:

   (1) Subscribers are assumed to grow at a compounded annual growth rate of 14% through 2004 for domestic operations and wireless subscribers are assumed grow at a compounded annual growth rate of 28% through 2004 for Puerto Rico operations.

   (2) Service revenues per subscriber are assumed to decrease 5% in year 2000, 2.5% in 2001 and 1.5% in 2002, and remain flat thereafter for domestic operations and service revenues per subscriber are assumed to decrease over the next five years for Puerto Rico operations.

   (3) Operating expenses are assumed to be 23% of revenues in 1999, increasing to 24% of revenues in 2004 for domestic operations and are assumed to be 25% of revenues in 1999, decreasing to 22% of revenues in 2004 for Puerto Rico operations.

   (4) Administrative expenses are assumed to be 14% of revenues in 1999, decreasing to 12% of revenues in 2004 for domestic operations and are assumed to be 16% of revenues in 1999, decreasing to 12% of revenues in 2004 for Puerto Rico operations.

     THE COMPANY DOES NOT AS A MATTER OF COURSE MAKE PUBLIC ANY PROJECTIONS AS TO FUTURE PERFORMANCE OR EARNINGS, AND THE PROJECTIONS SET FORTH ABOVE ARE INCLUDED IN THIS INFORMATION STATEMENT/PROSPECTUS ONLY BECAUSE THE INFORMATION WAS MADE AVAILABLE TO REPRESENTATIVES OF WCAS BY THE COMPANY IN JUNE 1998. THE PROSPECTIVE FINANCIAL INFORMATION WAS NOT PREPARED WITH A VIEW TOWARD PUBLIC DISCLOSURE OR WITH A VIEW TOWARDS COMPLYING WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS WITH RESPECT TO PROSPECTIVE FINANCIAL INFORMATION, BUT, IN THE VIEW OF THE COMPANY'S MANAGEMENT, WERE PREPARED ON A REASONABLE BASIS, REFLECT THE COMPANY'S BEST ESTIMATES AND JUDGMENTS AT THE TIME OF PREPARATION AND PRESENTED, TO THE BEST OF MANAGEMENT'S KNOWLEDGE AND BELIEF, THE EXPECTED COURSE OF ACTION AND THE EXPECTED FUTURE FINANCIAL PERFORMANCE OF THE COMPANY. HOWEVER, THIS INFORMATION IS NOT FACT AND SHOULD NOT BE RELIED UPON AS NECESSARILY INDICATIVE OF FUTURE RESULTS, AND READERS OF THIS INFORMATION STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE ANY RELIANCE ON THE FORECASTED FINANCIAL INFORMATION. NEITHER THE COMPANY'S INDEPENDENT AUDITORS, NOR ANY OTHER INDEPENDENT ACCOUNTANTS OR FINANCIAL ADVISORS, HAVE COMPILED, EXAMINED, OR PERFORMED ANY PROCEDURES WITH RESPECT TO THE PROSPECTIVE FINANCIAL INFORMATION CONTAINED HEREIN, NOR HAVE THEY EXPRESSED ANY OPINION OR ANY FORM OF ASSURANCE ON SUCH INFORMATION OR ITS ACHIEVABILITY, AND ASSUME NO RESPONSIBILITY FOR, AND DISCLAIM ANY ASSOCIATION WITH, THE PROSPECTIVE FINANCIAL INFORMATION.

     THE COMPANY HAS ALSO INFORMED WCAS THAT ITS INTERNAL FINANCIAL FORECASTS (UPON WHICH THE PROJECTED FINANCIAL PERFORMANCE PROVIDED TO WCAS WAS BASED IN
PART) ARE, IN GENERAL, PREPARED SOLELY FOR INTERNAL USE AND CAPITAL BUDGETING AND OTHER MANAGEMENT DECISION-MAKING PURPOSES AND ARE SUBJECTIVE IN MANY RESPECTS AND THUS SUSCEPTIBLE TO VARIOUS INTERPRETATIONS AND PERIODIC REVISION BASED ON ACTUAL EXPERIENCE AND BUSINESS DEVELOPMENTS. PROJECTED INFORMATION OF THIS TYPE IS BASED ON ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY, WCAS OR ACQUISITION OR THEIR RESPECTIVE FINANCIAL ADVISORS. MANY OF THE ASSUMPTIONS UPON WHICH THE FOREGOING PROJECTED FINANCIAL PERFORMANCE WAS BASED, NONE OF WHICH WAS APPROVED BY WCAS OR ACQUISITION, ARE DEPENDENT UPON ECONOMIC FORECASTING (BOTH GENERAL AND SPECIFIC TO THE COMPANY'S BUSINESSES), WHICH IS INHERENTLY UNCERTAIN AND SUBJECTIVE. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT FORECASTED RESULTS ARE INDICATIVE OF THE FUTURE PERFORMANCE OF THE COMPANY OR THAT ACTUAL RESULTS WILL NOT BE MATERIALLY HIGHER OR LOWER THAN THOSE FORECASTED. INCLUSION OF THE PROSPECTIVE FINANCIAL INFORMATION IN THIS INFORMATION STATEMENT/PROSPECTUS SHOULD NOT BE REGARDED AS A REPRESENTATION BY ANY PERSON THAT THE FORECASTED RESULTS WILL BE ACHIEVED. NONE OF WCAS, ACQUISITION, THE COMPANY OR THEIR RESPECTIVE FINANCIAL ADVISORS ASSUMES ANY RESPONSIBILITY FOR THE ULTIMATE OUTCOME OF ANY OF SUCH PROJECTIONS. INCLUSION OF THE FOREGOING PROJECTIONS SHOULD NOT BE REGARDED AS AN INDICATION THAT WCAS, ACQUISITION, THE COMPANY OR ANY OTHER PERSON WHO RECEIVED SUCH INFORMATION CONSIDERS IT AN ACCURATE PREDICTION OF FUTURE EVENTS.

     THE COMPANY DOES NOT GENERALLY PUBLISH ITS BUSINESS PLANS AND STRATEGIES OR MAKE EXTERNAL FORECASTS OF ITS ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS. ACCORDINGLY, NONE OF WCAS, ACQUISITION OR THE COMPANY, OR THEIR RESPECTIVE FINANCIAL ADVISORS, OR ANY OTHER PARTY, INTENDS TO PUBLICLY UPDATE OR OTHERWISE PUBLICLY REVISE THE PROJECTIONS SET FORTH ABOVE TO REFLECT CIRCUMSTANCES EXISTING SINCE THEIR PREPARATION OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE UNDERLYING ASSUMPTIONS ARE SHOWN TO BE IN ERROR. FURTHERMORE, THE COMPANY DOES NOT INTEND TO UPDATE OR REVISE THE PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CHANGES IN GENERAL ECONOMIC OR INDUSTRY CONDITIONS. SEE 'CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION.'

                                  RISK FACTORS

     In addition to the other information contained in this Information Statement/Prospectus, the holders of Common Shares could carefully consider the following risk factors before making a decision to elect to receive either the Cash Election Price or Surviving Corporation Shares.

     Set forth below under separate headings are (i) risk factors relating to the effects of the Merger, including receiving common stock of the Surviving Corporation in the Merger or receiving cash due to proration and (ii) risk factors relating to the Company's business.

     As described herein, the election of holders of Common Shares to receive Surviving Corporation Shares or to receive the Cash Election Price pursuant to the Merger is subject to the proration procedures of the Merger Agreement. Accordingly, if the Merger is consummated, stockholders will not necessarily receive the type of consideration they have elected to receive. See 'The Merger -- Merger Consideration.'

RISK FACTORS RELATING TO EFFECTS OF THE MERGER; RECEIVING COMMON STOCK OF THE SURVIVING CORPORATION IN THE MERGER OR RECEIVING CASH DUE TO PRORATION

     Holders of Common Shares of the Company should carefully consider the following factors in connection with a decision to elect to receive any Surviving Corporation Shares as part of their consideration in the Merger.

CONTROL BY THE EQUITY INVESTORS

     Upon completion of the Merger, 92.9% of the outstanding common stock of the Surviving Corporation will be held by the Equity Investors, including for this purpose the affiliate of WCAS that will purchase the subordinated notes. Accordingly, the Equity Investors will control the Company and have the power to elect all of its directors, appoint new management and approve or reject any action requiring the approval of the holders of common shares of the Surviving Corporation, including adopting amendments to the Company's Certificate of Incorporation and approving mergers or sales of all or substantially all of the Company's assets. See 'Certain Stockholder Arrangements.' The directors elected by the Equity Investors will have the authority to effect decisions affecting the capital structure of the Company, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends. There can be no assurance that the capital policies of the Company in effect prior to the Merger will continue after the Merger.

     In addition, the existence of one or more controlling stockholders may have the effect of making it difficult for a third party to acquire, or of discouraging a third party from seeking to acquire, a majority of the outstanding common shares. A third party would be required to negotiate any such transaction with the Equity Investors and the interests of the Equity Investors may be different from the interests of other holders of common stock of the Surviving Corporation.

LOSS OF LIQUIDITY

     The holders of Common Shares will receive in the Merger an aggregate amount of Surviving Corporation Shares equal to 7.1% of the common shares of the Surviving Corporation outstanding immediately after the Effective Time, regardless of the number of Common Shares that such holders elect to receive. Consequently, following the consummation of the Merger, there will be a substantial decrease in the number of Common Shares held by holders other than the Equity Investors, which is expected to result in a substantial decrease in the liquidity of the Surviving Corporation Shares relative to the liquidity of the Common Shares prior to the Merger. It is also anticipated that the trading volume of Surviving Corporation Shares following the Merger will be substantially smaller than the trading volume of the Common Shares prior to the Merger. Although Acquisition has agreed to use reasonable best efforts to cause the Surviving Corporation Shares to continue to be listed on Nasdaq and registered under the Exchange Act for at least three years after the Effective Time, there can be no assurance that after the Merger the Company will continue to meet the listing requirements of Nasdaq or after the three-year period the Surviving Corporation Shares will continue to be listed on Nasdaq or registered under the Exchange Act. See 'Certain Provisions of The Merger
Agreement -- Certain Covenants of Acquisition -- Nasdaq Listing and Exchange Act Registration.' If, despite such efforts (or after three years), the Company ceases to be subject to the reporting requirements of the Exchange Act, the Company does not intend to provide reports or information to its public stockholders other than pursuant to the right to inspect the books and records of the Company as required by Delaware law. Upon any such delisting, Surviving Corporation Shares would trade only in the over-the-counter market. Although prices in respect of trades would be published by the National Association of Securities Dealers, Inc. periodically in the 'pink sheets,' quotes for such shares would not be readily available.

SUBSTANTIAL LEVERAGE; COMMON STOCKHOLDERS' DEFICIT

     The wireless telephone business is capital intensive. The Company requires substantial capital to operate, construct, expand and acquire wireless telephone systems; to build out and operate its Puerto Rico Wireless Telephone System; and to service its debt. Historically, the Company has been dependent upon borrowings, operating cash flow and the issuance of its equity securities to provide funds for such purposes.

     Following the Merger, the Company will be highly leveraged. In connection with consummating the transactions contemplated by the Merger Agreement, the Company will enter into the Financing to, among other things: (i) fund payment of the cash consideration in the Merger, (ii) repay or repurchase certain indebtedness of the Company, (iii) pay the fees and expenses incurred in connection with the Merger and (iv) provide for working capital requirements and general corporate purposes after the Effective Time. Although the definitive terms of the Financing have not been finalized as of the date of this Information Statement/Prospectus, the terms of the Financing will include significant operating and financial restrictions, such as limits on the Company's ability to incur indebtedness, create liens, sell assets, engage in mergers or acquisitions, make investments and pay dividends. See 'The Merger -- Financing.'

     As of August 31, 1998, after giving pro forma effect to the Merger and the Financing and the application of the net proceeds therefrom, the Company would have had (i) $1,450.2 million of consolidated indebtedness and (ii) a common stockholders' deficit of approximately $581.3 million. The pro forma level of consolidated indebtedness is substantially greater than the Company's pre-Merger indebtedness. Such high leverage may have important consequences for the Company including: (a) the Company's ability to obtain additional financing for future acquisitions (if any), working capital, capital expenditures or other purposes may be impaired or any such financing may not be on terms favorable to the Company; (b) a substantial portion of the Company's cash flow available from operations after satisfying certain liabilities arising in the ordinary course of business will be dedicated to the payment of principal of and interest on its indebtedness, thereby reducing funds that would otherwise be available to the Company for future business opportunities and other purposes; (c) a substantial decrease in net operating cash flows or an increase in expenses of the Company could make it difficult for the Company to meet its debt service requirements or force it to modify its operations; (d) high leverage may place the Company at a competitive disadvantage and may make it vulnerable to a downturn in its business or the economy generally and (e) certain of the Company's borrowings will be at variable rates of interest, which could cause the Company to be vulnerable to increases in such interest rates. See 'The Merger -- Financing.'

     In addition, the substantial leverage will have a negative effect on the Company's net income. Pro forma net loss for the fiscal year ended May 31, 1998 would have been $142.5 million, as compared to $31.9 million for the same period on a historical basis, and pro forma interest expense for fiscal 1998 would have been $153.3 million, as compared to $45.2 million for the same period on a historical basis. Pro forma net loss for the fiscal quarter ended August 31, 1998 would have been $22.1 million, as compared to net income of $5.7 million for the same period on a historical basis, and pro forma interest expense for the fiscal quarter ended August 31, 1998 would have been $38.7 million, as compared to $11.1 million for the same period on a historical basis.

     After the Merger is consummated, the Company's principal sources of liquidity are expected to be cash flow from operations, net proceeds from the issuance of senior and subordinated notes of the Surviving Corporation and its subsidiaries, which are expected to be consummated simultaneously with the Merger, and borrowings under the senior secured credit facility (the 'Credit Facility') to be entered into by a direct subsidiary of the Surviving Corporation. It is anticipated that the Company's principal uses of liquidity will be to provide working capital, to meet debt service requirements and other liabilities arising in the ordinary course and to finance the Company's strategic plans.

POTENTIAL DILUTION OF COMMON STOCK OF THE SURVIVING CORPORATION

     Following the Merger, the Company may grant or sell, or grant options to purchase, additional Surviving Corporation Shares to members of the Company's management or otherwise permit management to participate in the equity of the Company. The foregoing could dilute the holdings of holders of Surviving Corporation Shares. See 'The Merger -- Interests of Certain Persons in the Merger.'

     As a condition to the consummation of the Merger, the number of Common Shares purchasable upon exercise of Options that have not been canceled may not exceed 750,000. Although the Company anticipates that a substantial number of Options will be canceled prior to the Effective Time (in exchange for a cash amount per Option share equal to the difference between $41.50 and the exercise price of the applicable Option), some existing Options, which would become options to purchase Surviving Corporation Shares, may remain outstanding following the Merger, which could also dilute the holdings of holders of Surviving Corporation Shares. See 'The Merger -- Effect on Options and Employee Benefit Matters.'

NON-CASH ELECTION AND PRORATION INTO CASH; POSSIBLE DIVIDEND TREATMENT

     As described herein, a stockholder may make a Non-Cash Election and thereby elect to receive Surviving Corporation Shares in the Merger. However, if the number of Electing Shares exceeds the Non-Cash Election Number, such electing stockholder may receive cash for a portion of his or her Common Shares as a result of the proration procedures described herein under 'The Merger -- Non-Cash Election.' In such event, a stockholder may receive dividend treatment (rather than the generally more favorable capital gain treatment) for any cash received in the Merger as a result of such proration procedures. See 'The
Merger -- Federal Income Tax Consequences' for a more detailed discussion of the tax consequences of receiving cash.

RISK FACTORS RELATING TO THE COMPANY'S BUSINESS

NET LOSSES; OPERATING LOSSES; INTEREST EXPENSE

     The Company has reported net losses of approximately $31.9 million, $33.3 million and $16.6 million for the fiscal years ended May 31, 1998, 1997 and 1996, respectively. Operating loss was approximately $13.3 million, $26.1 million and $19.1 million for the respective fiscal years. Interest expense was approximately $45.2 million, $33.4 million and $27.9 million for the respective fiscal years. The Company reported net income of approximately $5.7 million and net loss of approximately $6.8 million for the fiscal quarters ended August 31, 1998 and 1997, respectively. Operating income was approximately $6.8 million for the fiscal quarter ended August 31, 1998 and operating loss was approximately $2.8 million for the fiscal quarter ended August 31, 1997. Interest expense was approximately $11.1 million and $10.0 million for the fiscal quarters ended August 31, 1998 and 1997, respectively. There can be no assurance that future operations will be profitable, generate positive cash flow or provide funds sufficient to meet the debt service requirements of the Financing. Upon consummation of the Financing, interest expense will increase compared to prior years.

RESTRICTIVE COVENANTS; CONSEQUENCES OF DEFAULT

     The instruments governing the indebtedness of subsidiaries of the Surviving Corporation under the Credit Facility entered into and notes to be issued by the Surviving Corporation and its subsidiary will impose significant operating and financial restrictions on the Company and its subsidiaries. Such restrictions will affect, and in many respects significantly limit or prohibit, among other things, the ability of the Company to incur additional indebtedness, pay dividends, repay indebtedness prior to stated maturities, sell assets, make investments, engage in transactions with stockholders and affiliates, issue capital stock, create liens, or engage in mergers or acquisitions. In addition, the Credit Facility will require the borrower thereunder to maintain certain financial ratios. These restrictions could also limit the ability of the Company to effect future financings, make needed capital expenditures, withstand a future downturn in its business or the economy in general, or otherwise conduct necessary corporate activities. A failure by the Company to comply with these restrictions could lead to a default under the terms of such indebtedness notwithstanding the ability of the Company to meet its debt service obligations. In the event of a default, the holders of such indebtedness could elect to declare all such indebtedness to be due and payable together with accrued and unpaid interest. In such event, a significant portion of the Company's other indebtedness (including its subsidiaries') may become immediately due and payable and there can be no assurance that the Company would be able to make such payments or borrow sufficient funds from alternative sources to make any such payment. Even if additional financing could be obtained, there can be no assurance that it would be on terms that are acceptable to the Company.

     In addition, the Surviving Corporation and the subsidiary or subsidiaries that are borrowers under the Credit Facility are generally expected to pledge as security the capital stock of all of their direct and indirect subsidiaries to the lenders providing such Credit Facility. The pledge of this capital stock could impair the Company's ability to obtain future financing on favorable terms, if at all. Further, in the event the subsidiary were to default on its obligations under the Credit Facility and the lenders were to foreclose upon such pledged capital stock, the Company, as the holding company for such subsidiary, would likely be unable to service or repay its existing indebtedness.

HIGHLY COMPETITIVE INDUSTRY

     The Company's principal business, wireless telephone service, is highly competitive. Competition for wireless telephone service in each of the Company's markets is based primarily on the quality of service, price, system coverage, enhancements offered, capacity and customer service. The Company competes with one cellular licensee in each geographic area and most of these competitors are larger and have greater financial resources than the Company. The Company also faces competition from paging companies, landline telephone companies and resellers. The FCC requires providers of wireless telephone service to offer service to resellers on a nondiscriminatory basis. A reseller buys blocks of telephone numbers from a wireless telephone service provider, usually at a discounted rate, and resells the service to the public for a profit. Many telecommunications companies resell wireless telephone service as a complement to other services, such as long distance or local telephone services.

     As a result of recent regulatory and legislative initiatives, the Company's cellular operations are also subject to increased competition from entities using or proposing to use other comparable communications technologies. The FCC currently is licensing commercial PCS. The FCC identified two categories of PCS: broadband and narrowband. PCS is not a specific technology, but a variety of potential technologies that could compete with cellular telephone systems. For example, the broadband PCS systems licensed to operate in the 2 GHz band provide wireless two-way telecommunications services for voice, data, graphic and other transmissions. Equipment used for broadband PCS includes small, lightweight and wireless telephone handsets, computers that can communicate over the airwaves wherever they are located, and portable facsimile machines and other graphic devices. Many PCS systems have commenced operations in the last few years. When a PCS system employs microcell technology, as is common, it uses a network of small, low-powered transceivers placed throughout a neighborhood, business complex, community or metropolitan area to provide customers with mobile and portable voice and data communications. Many PCS licensees who will compete with the Company have access to substantial capital resources. In addition, many of these companies, or their predecessors and affiliates, already operate large cellular telephone systems and thus bring significant wireless experience to this new marketplace. To date, the Company has experienced little impact from PCS competition. However, there can be no assurance of the long-term effect these new PCS licensees may have on the Company.

     Enhanced Specialized Mobile Radio ('ESMR') is a two-way wireless communications service that incorporates characteristics of cellular technology, including multiple low-power transmitters and interconnection with the landline telephone network. ESMR service may compete with cellular service by providing digital communication technology, lower rates, enhanced privacy and additional features such as electronic mail and built-in paging.

     The Company may also face competition from satellite-based services. The FCC has issued a number of licenses to provide such services which would enable subscribers to access mobile communications throughout the world. Additional proposals for the provision of satellite services remain pending with the FCC and foreign regulatory bodies must approve certain aspects of some satellite systems. Although the Company may experience increased competition from such services in the future, such systems have not affected the Company's operations to date.

     The FCC has also made available other frequency bands that may be used for the provision of cellular-like services. The General Wireless Communications Service and the Wireless Communications

Service ('WCS') are two such services that are in their infancy. Although the FCC has proposed technical rules for WCS that will make commercial mobile services like cellular and PCS infeasible, there can be no assurance that the FCC will not adopt more flexible WCS technical rules that will enable WCS licensees to provide service comparable to cellular and PCS services.

     The Company is unable to predict whether such competing technologies will be successful and, if successful, whether any will provide significant competition to the Company. There can be no assurance, however, that one or more of the technologies currently used by the Company in its business will not become inferior or obsolete at some time in the future.

HIGHLY REGULATED INDUSTRY

     The licensing, construction, operation, acquisition and sale of commercial wireless communications systems, as well as the number of wireless licensees permitted in each market, are regulated by the FCC. Certain aspects of cellular operations may also be subject to public utility regulation in the state in which the service is provided. Changes in the regulation of commercial wireless services (such as cellular, PCS or paging), wireless carriers, the licensing of additional connecting carriers in the Company's service areas, the deregulation of interconnection arrangements or the loss of any license or licensed area previously awarded to the Company could have a material adverse effect on the Company's operations. The FCC continues to license additional spectrum to providers of wireless communications. In addition, all cellular and PCS licenses in the United States are subject to renewal upon the expiration of their initial ten-year term. The Company's initial cellular licenses have expired and will continue to expire in the near future. To date, however, the Company has successfully renewed each of its cellular licenses. The Company will continue to apply for renewal of its licenses in a timely fashion and, although there can be no assurance that these licenses will be renewed, the Company believes that each license will be renewed based upon FCC rules establishing a presumption in favor of licensees that have complied with their regulatory obligations during the prior license term.

     The Company must obtain a number of other approvals, licenses and permits in the operation of its business, including determinations of no hazard navigation from the Federal Aviation Administration in connection with the construction of cellular and PCS towers. Additionally, the wireless communications industry is subject to certain state and local government regulation. Operating costs are also affected by other governmental actions that are beyond the Company's control. There can be no assurance that the various federal, state and local agencies responsible for grading licenses, approvals and permits will do so or that, once granted, will not revoke or fail to renew them. The absence of such licenses, approvals and permits would adversely affect the Company's existing operations and could delay commencement of or prohibit business operations proposed by the Company.

     The wireless communications industry is subject to continually evolving regulation. As new regulations are promulgated, the Company may be required to modify its business plans or operations in order to comply with any such regulations. There can be no assurance that the Company will be able to do so in a cost-effective manner, if at all.

     The Communications Act of 1934 requires FCC approval for transfers of controlling interests in any license or construction permit. The Company has completed filing the applications seeking FCC approval of the Merger. The last of these applications that are material to the transaction was placed on public notice by the FCC on August 17, 1998 and approved for grant by the FCC on October 9, 1998, which approval became final on November 18, 1998.

     From time to time, legislation that potentially could affect the Company, either beneficially or adversely, is proposed by federal or state legislators. There can be no assurance that legislation will not be enacted by the federal or state governments, or that regulations will not be adopted or actions taken by the FCC or state regulatory authorities that might adversely affect the business of the Company. Changes such as the allocation by the FCC of radio spectrum for services that compete with the Company's business could adversely affect the Company's business, prospects, operating results or ability to service its indebtedness.

     The transfer of a license or any controlling interest in a license is subject to prior approval by the FCC. See 'Regulatory Approvals -- FCC Approval.'

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
NEW INDUSTRY; DEVELOPING AND CHANGING TECHNOLOGIES; SUBSCRIBER CANCELLATIONS

     Although over 600 wireless telephone systems are operational in the United States and other countries, the industry has only a limited operating history. As a result, there is uncertainty concerning the future of the industry and the potential demand for wireless telephone service by the public. In addition, the success of the Company's operations may be adversely affected by matters beyond its control, such as changes in technology, decisions by the federal government as to spectrum allocation and competition, and the future cost of wireless telephones. The Company and the industry have also been affected by high rates of subscriber cancellations that require continuing replacement of the customer base in order to maintain subscription levels and revenues.

     The telecommunications industry is subject to rapid and significant changes in technology, including advancements protected by intellectual property laws. In particular, the wireless telecommunications industry is experiencing significant technological change, as evidenced by the increasing pace of digital upgrades in existing analog wireless systems, evolving industry standards, the availability of new radio frequency spectrum allocations in which to develop wireless services, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products and enhancements, and changes in end-user requirements and preferences. There is also uncertainty as to the extent of customer demand as well as the extent to which airtime and monthly access rates may continue to decline. The effect of technological changes on the business of the Company cannot be predicted, and there can be no assurance that technological developments will not have a material adverse effect on the Company.

ACQUISITIONS AND INVESTMENTS

     Opportunities for growth through acquisitions and investments in the Company's wireless telephone and other communications businesses, and future operating results and the success of acquisitions and investments within and outside the United States may be subject to the effects of, and changes in, U.S. and foreign trade and monetary policies, laws and regulations, political and economic developments, inflation rates, and the effects of taxes and operating conditions.

INVESTMENT INTERESTS; CAPITAL CALLS

     With respect to any system in which the Company now or in the future holds an investment interest as a limited partner, the Company has limited ability to direct the operation of such system. In addition, these investment partnerships are entitled to make certain demands for capital contributions, including to complete acquisitions by the limited partnerships. If the Company does not meet a capital call, the Company's ownership interest in such system may be diluted. Capital calls with respect to such investment interests for the fiscal years ended May 31, 1998, 1997 and 1996 were approximately $0.8 million, $2.9 million and $1.5 million, respectively. There were no capital calls with respect to such investment interests for the fiscal quarters ended August 31, 1998 and 1997. The Company has, to date, paid all capital calls that it has received. Although the Company anticipates that such capital calls will decrease over time, there can be no assurance that such capital calls will, in fact, decrease. Capital calls may also be issued in connection with acquisitions by the respective limited partnerships. The Company intends to fund its pending and future capital calls from internally generated funds, bank borrowings or the issuance of additional debt or equity securities. There can be no assurance that the Company will be able to pay such capital calls when due.

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
                             APPROVAL OF THE MERGER

RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE COMPANY

     The Board of Directors, after careful consideration and based upon its determination that the Merger is in the best interests of the Company and its stockholders, unanimously adopted and approved the Merger Agreement and recommended that the Company's stockholders approve and adopt the Merger Agreement and the transactions contemplated thereby. The determination of the Board of Directors with respect to the Merger is based on a number of factors. See 'The Merger -- Background of the Merger', ' -- Recommendation of the Board of Directors; Reasons for the Merger.'

OPINION OF DONALDSON, LUFKIN & JENRETTE

     On November 19, 1998 and again on November 29, 1998, DLJ rendered an oral opinion, which was confirmed by a written opinion dated November 29, 1998, that, as of such written opinion date, based upon and subject to the assumptions, limitations, and qualifications set forth in such opinion, the consideration to be received by the Unaffiliated Stockholders pursuant to the Merger Agreement was fair, from a financial point of view, to the Unaffiliated Stockholders. A copy of such opinion, which sets forth the assumptions made, matters considered and certain limitations on the scope of review undertaken by DLJ, is attached as Appendix C to this Information Statement/Prospectus. See 'The Merger -- Opinion of Donaldson, Lufkin & Jenrette.' STOCKHOLDERS ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY.

APPROVAL BY STOCKHOLDERS OF THE COMPANY

     Pursuant to the Stockholder Agreement, the Company's principal stockholder, Century, agreed to vote its Shares of the Company in favor of the Merger so long as the Merger Agreement remains in effect. On December 4, 1998, Century executed a written stockholder's consent in lieu of meeting to approve the Merger. Since Century controls, on a fully diluted basis, more than a majority of the outstanding votes of the Company required to approve the Merger, no further vote is necessary to approve the Merger. See 'The Stockholder Agreement.'

                                 THE COMPANIES

CENTENNIAL

     Centennial is primarily engaged in the ownership and operation of wireless telephone systems. The Company's current wireless telephone interests represent approximately 10.8 million Net Pops. Approximately 6.5 million of these Net Pops are represented by the Company's wireless telephone systems located in the continental United States. Approximately 3.8 million Net Pops represents the Company's wireless telephone system in the Commonwealth of Puerto Rico. In addition the Company owns minority interests, representing approximately 1.2 million Net Pops in certain other cellular operations controlled and managed by other cellular providers. 'Pops' means the population of a market derived from the 1997 Paul Kagan Associates population estimates, and 'Net Pops' means a market's Pops multiplied by the percentage interest that the Company owns in an entity licensed (a 'licensee') by the FCC to construct or operate a wireless telephone system in that market.

     The Company's wireless telephone systems, which include systems utilizing both cellular and PCS licenses, provide communications services to mobile, transportable and portable wireless telephones. Wireless telephone systems are designed to allow for significant mobility of the subscriber. In addition to mobility, wireless telephone systems provide access through system interconnections to local and long distance telecommunications networks and offer other ancillary services such as voice-mail, call-waiting, call-forwarding and conference calling. These communications services can be integrated with a variety of competing networks.

     Centennial was organized in 1988. The Company's principal executive offices are located at 50 Locust Avenue, New Canaan, Connecticut 06840. The Company's principal corporate office is located at 1305 Campus Parkway, Neptune, New Jersey 07753. Its telephone number is (203) 972-2000.

ACQUISITION, WCAS AND BLACKSTONE

     Acquisition is a Delaware corporation organized at the direction of WCAS, a Delaware limited partnership, for the purpose of effecting the Merger of Acquisition with and into Centennial. The principal executive office of Acquisition is located at c/o Welsh, Carson, Anderson & Stowe VIII, L.P., 320 Park Avenue, Suite 2500, New York, New York 10022. Its telephone number is
(212) 893-9500.

     WCAS is a private investment partnership with over $3.0 billion in committed capital. As of September 30, 1998, WCAS and its affiliates had organized and managed eleven limited partnerships with total capital of approximately $7.6 billion. Since 1979, WCAS and its affiliated investment partnerships have completed over eighty management buyouts concentrated in the healthcare and information services industries. Its principal executive office is located at 320 Park Avenue, Suite 2500, New York, New York 10022. Its telephone number is (212) 893-9500.

     Partnerships controlled by Blackstone have agreed, subject to certain conditions, to acquire equity interests in Acquisition prior to the Merger. Blackstone is one of the leading firms engaged in institutional private equity investing. The firm's current primary corporate private equity investment vehicle is Blackstone Capital Partners III Merchant Banking Fund L.P., with approximately $3.8 billion in committed capital. Blackstone has significant experience in the media and telecommunications sector with investments in companies such as CommNet Cellular, Intermedia Cable and TW/Fanch Communications. The principal offices of Blackstone are located at 345 Park Avenue, New York, New York, 10154. Its telephone number is (212) 935-2626.

                                   THE MERGER

BACKGROUND OF THE MERGER

     The Board of Directors has reviewed on an ongoing basis alternative strategies for enhancing stockholder value, including strategic acquisitions and alliances and the undertaking of operating, administrative and financial measures.

     On October 15, 1996, the Company retained Peter J. Solomon Company Limited ('PJSC') to render financial advisory services to the Company in connection with the possible sale of the Company's minority investment interests (the 'Investment Interests') in the limited partnerships operating wireless systems in Sacramento Valley, San Francisco, Del Norte and Modoc, California; Lawrence, Pennsylvania; and Coconino, Arizona. On June 8, 1998, the Company disposed of its Investment Interest in Coconino, Arizona RSA Limited Partnership, representing approximately 43,500 Net Pops, for $13.5 million in cash.

     At a meeting of the Board of Directors on June 11, 1997, the Board discussed potential strategic alternatives for the Company to pursue, including the disposition of the Company's domestic operations or the Company's business as a whole. At the meeting, Bernard Gallagher, the Chairman of the Board and Chief Executive Officer of the Company, indicated that the prices paid in recent merger and acquisition transactions in the cellular and PCS industries, including the Palmer Wireless, Inc. and CommNet Cellular Inc. acquisitions announced in late May of 1997, were attractive from a seller's point of view. Accordingly, the Board authorized Mr. Gallagher to explore the various strategic alternatives and to retain a financial advisor. Later that day, Mr. Gallagher, who is also a member of the board of directors of Century, advised Century's board in his capacity as the Chairman of the Board and Chief Executive Officer of the Company that the Company was likely to begin exploring strategic alternatives.

     Mr. Gallagher and Scott Schneider, Senior Vice President, Chief Financial Officer and Treasurer of the Company, met on a preliminary basis with prospective financial advisors to discuss possible strategic alternatives for the Company. During the late summer of 1997, Messrs. Gallagher and Schneider concluded after discussions with prospective financial advisors that, although the market did not appropriately value the shares of the Company, a business combination or sale of the Company should not be pursued at that time. Accordingly, the Board rescinded its prior authorization to explore alternatives that might include a business combination or sale of the Company.

     During February and March of 1998, the Board discussed the potential future performance of the Common Shares and whether the full value of the Company's properties was reflected in its stock price. During such discussions, concerns were expressed that, notwithstanding the Company's solid operating performance in fiscal year 1997 and positive market conditions prevailing for equity securities generally, the Common Shares had been trading in a narrow price range. Accordingly, management was asked to determine if there were any strategic measures available to increase stockholder value.

     In response to these discussions, and as part of its ongoing efforts to maximize stockholder value, the Company contacted prospective financial advisors and asked them to assist the Company in evaluating various strategies to enhance stockholder value, including possible business combinations or a sale of the Company. In light of recent transactions involving similar companies, including the acquisitions of Atlantic Cellular Corporation and PriCellular Corporation announced in February and March of 1998, respectively, the Board determined that the Company's value was not adequately reflected in the price of the Common Shares. DLJ, one of the prospective financial advisors contacted by the Company, outlined possible strategies and also presented an approach for soliciting offers from potential buyers designed to elicit the most attractive price in the event the Board elected to explore a business combination or a sale of the Company. On April 2, 1998, after discussing the courses of action presented by DLJ, the Board authorized the formal retention of DLJ as financial advisor to the Company and authorized Mr. Gallagher to explore various strategic alternatives available to the Company, including disposition of the business of the Company which could include a separate spin-off of the Company's Puerto Rico operations.

     Pursuant to the Board's directives, the Company retained DLJ. DLJ and the Company, based upon their collective experience and knowledge of the wireless telecommunications industry, compiled a list of prospective strategic and financial purchasers to be contacted directly regarding their potential interest in a possible acquisition of the Company. DLJ also assisted the Company in preparing a confidential memorandum describing the Company for use in discussions with prospective buyers (the 'Confidential Information Memorandum'). On April 14, 1998, the Company publicly announced its decision to explore strategic alternatives and to engage the services of DLJ to assist it in exploring these various available strategic alternatives.

     DLJ began to contact the identified potential buyers on April 14, 1998. Initial contacts were made with 114 potential buyers and consisted of a brief discussion of the Company's possible interest in engaging in a business combination and an inquiry as to whether the potential buyer would be interested in receiving further information. To those who expressed interest, DLJ sent a draft of a confidentiality agreement and, if requested, certain publicly available information. Between April 18 and May 8, DLJ negotiated and executed confidentiality agreements on behalf of the Company with 56 potential buyers, of which there were 25 strategic and 31 financial buyers, who expressed an initial interest in a possible transaction with the Company. Each of the 56 potential buyers received a Confidential Information Memorandum.

     On May 11, 1998, DLJ received written indications of interest in the form of preliminary, non-binding proposals from twelve potential buyers. Each of the preliminary proposals was subject to the completion of a due diligence review of the Company. Of the twelve potential buyers, six submitted proposals for the acquisition of the entire Company. These potential buyers stated that they would consider using either cash or non-cash consideration or a combination of the two and suggested possible prices per share ranging from prices below the trading price of the Common Shares to prices representing a significant premium over such trading price. In addition, five potential buyers, including one of the potential buyers who had submitted a proposal for the acquisition of the entire Company, submitted proposals for an acquisition of only the Puerto Rico operations of the Company ('Centennial de Puerto Rico'). The remaining two potential buyers expressed interest in only certain clusters of the Company's domestic operations. DLJ also received oral indications of interest from several parties interested in specific assets of the Company.

     Beginning on May 12, seven potential buyers conducted a review of various legal, financial and accounting matters with respect to the Company.

     Between May 19 and June 19, 1998, management of the Company met with representatives of the potential buyers to discuss the Company and the cellular industry generally. In addition, during that time, DLJ coordinated and conducted site visits for the potential buyers.

     On June 19, 1998, DLJ sent a letter, along with a proposed merger agreement, to five potential buyers. In the letter, DLJ stated the Company's belief that the highest transaction value could be achieved by selling the Company to one buyer and solicited final, definitive proposals in writing by June 29, 1998. DLJ requested that such proposals include the final purchase price in cash, a marked copy of the proposed merger agreement and sources of financing (including commitment letters from external sources of financing). The letter also stated that such proposals should not be subject to financing or further due diligence.

     Also on June 19, 1998, DLJ sent a letter to four of the potential buyers who had previously expressed interest in acquiring only Centennial de Puerto Rico, including one potential buyer who also had expressed an interest in acquiring the entire Company and was sent a proposed merger agreement for the entire Company, inviting such potential buyers to submit a definitive proposal for only Centennial de Puerto Rico, subject to substantially similar terms as the definitive proposals for the whole Company. DLJ noted that the Company's willingness to pursue a separate sale of Centennial de Puerto Rico would depend on how the Company and its advisors believed that stockholder value could be maximized. DLJ enclosed a proposed stock purchase agreement, to be marked by the potential buyers, for the acquisition of Centennial de Puerto Rico.

     On June 29, 1998, DLJ and certain members of management of the Company, including Messrs. Gallagher and Schneider, held a conference call to discuss the status of contacts with the parties that remained interested in a possible acquisition of the Company or Centennial de Puerto Rico. Among other things, the conference call participants discussed the final proposal submitted by WCAS (the

'WCAS Proposal'), which was deemed by management to be particularly attractive from the point of view of maximizing stockholder value.

     The WCAS Proposal was structured as a recapitalization pursuant to which Acquisition would acquire all of the then issued and outstanding Common Shares and Class B Shares, other than the number of shares that would represent 12.1% of the common stock of the Surviving Corporation, and 100% of the Convertible Preferred Shares and Second Series Convertible Preferred Shares for an aggregate cash purchase price of $1,200 million, or $42 per share on a fully-diluted and as-converted basis. Following the transaction, the stockholders of Acquisition would hold an 87.9% equity interest in the Company, with existing stockholders holding the remainder. In addition, the WCAS Proposal stated that Acquisition had made arrangements with financing sources which were prepared to execute and deliver commitments for financing up to $2,015 million in order to provide all the funds required to finance the transaction, to refinance existing indebtedness of the Company, to pay transaction expenses and to provide working capital to the operating companies. The WCAS Proposal noted that (i) Merrill Lynch was prepared to execute and deliver a commitment letter containing a commitment to provide an aggregate of $1,165 million of secured credit facilities and $350 million of bridge financing (to be replaced or refinanced with at least $300 million aggregate principal amount of unsecured notes to be issued by subsidiaries of the Surviving Corporation), (ii) WCAS Capital Partners III, L.P. ('WCAS Capital'), an affiliate of WCAS, was prepared to execute and deliver a commitment letter containing a commitment to purchase not less than $150 million in aggregate principal amount of unsecured subordinated notes to be issued by the Surviving Corporation and (iii) WCAS, on behalf of itself and certain affiliates, was prepared to execute and deliver a commitment letter containing a commitment to provide an equity contribution to Acquisition of approximately $350 million, which would represent an 87.9% interest in the Surviving Corporation. The WCAS Proposal also included, as conditions to closing, the cancellation of all outstanding Options and the tendering, elimination or defeasance, to the maximum extent possible, of the Company's Senior Notes pursuant to a self-tender and consent solicitation to be undertaken by the Company for all of its outstanding Senior Notes. WCAS requested that the Company agree to terminate all negotiations and other discussions with any other party with respect to any potential acquisition, business combination or purchase of the Company's assets and agree, for a period of 15 days, (i) not to solicit, encourage or initiate inquiries, offers or proposals from, or participate in any discussions or negotiations with, any other person concerning any acquisition, business combination or purchase of the Company's assets, (ii) not to disclose to any other person any information concerning the Company's business and properties not customarily disclosed to such persons and (iii) not to provide any such person with access to the Company's properties, books and records, except as required by law. WCAS stated that the WCAS Proposal would remain open until the close of business on July 2, 1998.

     During the June 29, 1998 conference call, the Company decided not to agree to exclusive negotiations with WCAS. Although the Company continued to explore its other options, it directed its outside counsel, Leavy Rosensweig & Hyman and Paul, Weiss, Rifkind, Wharton & Garrison, and DLJ to continue negotiations with WCAS, including addressing specific comments made by WCAS to the proposed merger agreement and the specific terms of the various financing commitments described in the preceding paragraph. The Company's decision to engage in such negotiations with WCAS was based on the favorable price offered by WCAS, the strength of the proposed financing commitments and the short time frame within which to operate given that the offer contained in the WCAS Proposal would remain open only until July 2, 1998.

     On June 30 and July 1, 1998, DLJ and the Company's legal counsel and Merrill Lynch and WCAS's legal counsel, Reboul, MacMurray, Hewitt, Maynard & Kristol, negotiated the terms of the Merger Agreement and the terms and conditions to be contained in the WCAS financing commitments.

     The Board convened a meeting via conference call on July 1, 1998 at 8:00 p.m. at which DLJ and Mr. Gallagher reviewed the sale process to date and presented a status report on the various options available to the Company. Among other things, DLJ informed the Board that negotiations were progressing very rapidly. Mr. Gallagher informed the Board that a proposal would likely be presented to the Board for its approval by the end of the night.

     At 11:00 p.m. on July 1, 1998, the Board convened a meeting via conference call to consider the WCAS Proposal. Mr. Gallagher informed the Board that subsequent to its meeting earlier that evening, further discussions had been held between representatives of the Company and WCAS and that basic agreement had been reached on all major issues. Pursuant to such discussions, WCAS agreed to raise its offer price from $42 to $43.25 per share and to decrease the percentage of the common stock of the Surviving Corporation to be held by existing stockholders of the Company from 12.1% to 7.1%. Drafts of the proposed merger agreement, in substantially the form of the Merger Agreement, were distributed to members of the Board, and Mr. Rosensweig of Leavy Rosensweig & Hyman and the Company's special outside counsel, Paul, Weiss, Rifkind, Wharton & Garrison, reviewed the terms of the proposed merger agreement with the Board. After various questions were raised by the directors and addressed by the Company's special outside counsel and Mr. Rosensweig, DLJ presented the Board with an overview of the entire sale process and discussed with the Board the financial terms of the proposed merger with WCAS. At the conclusion of such discussion, DLJ orally delivered its opinion that, as of such date, and based upon the assumptions made, matters considered and limits of its review, the consideration to be received by the stockholders of the Company (other than affiliates of the Company) pursuant to the proposed merger was fair from a financial point of view to such holders. See ' -- Opinion of Donaldson, Lufkin & Jenrette.'

     During and shortly after the 11:00 p.m. meeting, the Company's outside counsel and DLJ continued negotiations with WCAS. Pursuant to such negotiations, resolution was reached on substantially all outstanding issues and WCAS agreed to raise its offer price from $43.25 to $43.50 per share.

     At the conclusion of the 11:00 p.m. meeting, the Board of Directors, after careful consideration and based upon its determination that the proposed merger was in the best interests of the Company and its stockholders, unanimously adopted and approved the original Merger Agreement and recommended that the Company's stockholders approve and adopt the original Merger Agreement and the transactions contemplated thereby. See ' -- Recommendation of the Board of Directors; Reasons for the Merger.' In addition, the Board adopted resolutions that, among other things, authorized the consummation of the Debt Offers.

     During the early morning of July 2, 1998, the original Merger Agreement was executed and delivered by the Company and Acquisition and the Company asked Nasdaq to halt trading of the Common Shares pending an announcement. Later that morning, the Company issued a press release announcing the proposed Merger contemplated by the original Merger Agreement (the 'Original Merger'). Later that day, DLJ delivered to the Company its written opinion. See ' -- Opinion of Donaldson, Lufkin & Jenrette.'

Amendment to the Merger Agreement

     On October 12, 1998, the Company received a letter from Acquisition attaching a communication from Merrill Lynch (the 'Merrill Lynch Letter') in which Merrill Lynch advised Acquisition that if it were requested to fund, as of such date, the credit facilities and bridge loan contemplated by its commitment letter, dated as of July 2, 1998 (the 'Original Merrill Lynch Commitment Letter'), a condition to funding the credit facilities and bridge loan set forth in the Original Merrill Lynch Commitment Letter would not be satisfied and Merrill Lynch would therefore have no obligation to fund the credit facilities or the bridge loan as of October 12, 1998. The condition to funding referred to was that no material adverse change shall have occurred in the domestic or international financial, banking or capital markets since the date of its commitment that, in the reasonable judgment of Merrill Lynch, would adversely affect the syndication of credit facilities of the same type as the credit facilities contemplated in the Original Merrill Lynch Commitment Letter or debt securities of the same type contemplated to replace the bridge loan commitments. However, Merrill Lynch recognized in its communication that such condition to funding contemplated by the Original Merrill Lynch Commitment Letter need only be satisfied on the date of request for such funding. Therefore, Merrill Lynch informed Acquisition that its communication was for information purposes only and did not constitute a termination, repudiation or modification of the Original Merrill Lynch Commitment Letter, which (subject to its conditions) remained in full force and effect.

     On October 13, 1998, representatives of the Company met with representatives of Acquisition and Merrill Lynch regarding the condition of the market for high-yield debt and the status of the Merrill Lynch financing. Merrill Lynch and Acquisition expressed concern about the state of the high-yield debt market and the loan syndication market for the credit facilities. Representatives of the Company proposed to Acquisition that, in lieu of the contemplated senior notes offerings or the Merrill Lynch bridge loan, the Company would consider having its stockholders accept bridge notes as part of the merger consideration.

     Between October 16 and November 4, 1998, the Company had communications and meetings with Acquisition and Merrill Lynch regarding the feasibility of completing the financing or alternative financing and consummating the Original Merger and the obligations of the parties with respect thereto.

     On November 9, 1998, the Company met with Acquisition to discuss the status of Acquisition's financing arrangements. After expressing concern about the ability, in light of then current market conditions, to syndicate credit facilities of the size contemplated by the Original Merrill Lynch Commitment Letter, Acquisition informed the Company that it believed that it would be able to secure the necessary financing to close the Original Merger if the cash merger consideration were reduced from the agreed upon price of $43.50 per share to $38.00 per share. Alternatively, Acquisition indicated that it believed that it would be able to close the Original Merger for consideration consisting of a combination of cash and a face amount of debt securities aggregating $43.50 per share. The Company and its financial advisors believed that such debt securities to be received in lieu of a portion of the cash consideration would, based on prevailing market conditions, trade at less than their face amount. The Company responded to Acquisition's proposal by emphasizing that Acquisition was required to pursue financing that would permit it to close the transaction at the originally agreed upon price of $43.50 per share and Acquisition stated that it was continuing to do so.

     On November 13, 1998, the Company met with Acquisition to discuss the status of the syndication markets for senior credit facilities. At the meeting, Acquisition updated the Company on the status of Acquisition's financing arrangements, including the increased costs associated with such financing. Acquisition also informed the Company that it believed that it would be able to close the Merger if the cash merger consideration were reduced to $40.00 per share or if the Company's stockholders received part of the merger consideration in debt securities, which the Company and its financial advisors continued to believe would trade at less than their face amount. The Company again responded to Acquisition's proposal by emphasizing that Acquisition was required to pursue financing that would permit it to close the transaction at the originally agreed upon price of $43.50 per share and Acquisition stated that it was continuing to do so.

     On November 17, 1998, DLJ updated the Company and Acquisition on DLJ's view of the status of the senior credit and high-yield markets.

     On November 18, 1998, the Company met with Acquisition to discuss Merrill Lynch's position on the status of the financing. Acquisition reiterated to the Company that, in light of then current market conditions, the costs associated with the proposed financing had increased substantially since July. Acquisition stated that it would not be able to syndicate credit facilities of the size contemplated by the Original Merrill Lynch Commitment Letter and, therefore, would have to decrease the amounts available under the credit facilities and increase the amount raised through the high-yield offerings, which, together with increased market interest rate spreads and financing fees as well as market changes in financing terms such as redemption prices, interest rate options and financing structure, would result in an increase in transaction costs and interest expense and a decrease in financing flexibility. By Acquisition's estimates, the increased financing costs amounted to the equivalent of approximately $4.00 per share.

     Later on November 18, 1998, Mr. McInerney, a managing member of WCAS' general partner, informed Mr. Gallagher by telephone that Acquisition believed that it could close the merger if the cash merger consideration were reduced to $41.00 per share. Mr. Gallagher responded that, given the higher financing costs and in the interest of accomplishing the transaction, subject to the necessary board and stockholder approval, the Company would consider amending the Original Merger Agreement to change the cash merger consideration to $42.50 per share if certain conditions to the obligations of

Acquisition in the Merger Agreement and certain conditions to the obligations of Merrill Lynch in its financing commitment were removed.

     Following the telephone conversation, certain members of management of the Company discussed the existing financing commitments in light of market changes since July and the advantages and disadvantages of alternatives available to the Company, including the possibility of costly and protracted litigation with an uncertain outcome if an agreement with Acquisition were not reached.

     During a second telephone conversation on November 18, 1998, Mr. McInerney stated that Acquisition would agree to a reduction in the cash merger consideration to $41.50 per share, but that such amount was Acquisition's 'best and final offer.' Messrs. Gallagher and McInerney then reached a preliminary understanding, subject to board and stockholder approval, (i) to amend the Merger Agreement by reducing the cash merger consideration to $41.50 per share and (ii) revise the commitment letters and Merger Agreement to increase the certainty of the financing, including deletion of the 'market out' under the Original Merrill Lynch Commitment Letter, but they did not agree on a specific amendment to the Merger Agreement or to the Original Merrill Lynch Commitment Letter on such issue.

     On November 19, 1998 at 10:30 a.m., the Company's Board convened a meeting at which a proposed amendment to the Merger Agreement was discussed. Mr. Gallagher reviewed the financing concerns and the conversations and meetings with Acquisition that led to the proposed amendment to the Merger Agreement. Management also reviewed with the Board the possibility of not entering into an amendment to the original Merger Agreement and insisting that Acquisition perform its obligations and, if Acquisition failed to do so, enforcing the Company's rights under the original Merger Agreement and continuing operations with a view towards the possible sale of the Company at a later date. Management reviewed with the Board that if an amendment to the original Merger Agreement were not reached, the results of the Company enforcing its rights under the original Merger Agreement were uncertain as to timing and ultimate outcome. In addition, management reviewed with the Board the results of the efforts previously undertaken by DLJ to sell the Company, the uncertain value that a future sale would yield and the considerable delay that would be incurred in pursuing and closing an alternative transaction, which would require that any future payments be discounted to a present value in order to compare future payments with the value of the revised merger consideration. Ultimately, the Board determined that entering into the amendment to the original Merger Agreement was, in its judgment, the best available means of maximizing shareholder value in the foreseeable future.

     Mr. Friedman, on behalf of DLJ, discussed with the Board the financial terms of the proposed merger with Acquisition, as amended. At the conclusion of such discussion, DLJ orally rendered its opinion that, as of such date, and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the revised consideration to be received by the stockholders of the Company (other than affiliates of the Company) pursuant to the proposed merger was fair from a financial point of view to such holders. See ' -- Opinion of Donaldson, Lufkin & Jenrette.' At the conclusion of the meeting, the Board of Directors approved and recommended to the stockholders of the Company the approval of a proposed amendment to the Merger Agreement pursuant to which the cash price per share to be paid in the Merger would be $41.50, subject to achieving greater certainty with respect to the financing including the deletion of the 'market out' from the commitment letters.

     Between November 19 and November 29, 1998, the Company and Acquisition continued to negotiate the conditions to Acquisition's obligations under the Merger Agreement and the conditions to the obligations of Acquisition's financing sources pursuant to their respective commitment letters.

     Pursuant to these negotiations, WCAS agreed to increase the equity investment from $350 million to $400 million, and WCAS Capital Partners III, L.P. agreed to increase the aggregate amount of unsecured subordinated notes of the Company which it will purchase from $150.0 million to $180.0 million.

     In addition, Merrill Lynch, together with Nationsbank, N.A., The Chase Manhattan Bank, The Bank of Nova Scotia and Morgan Stanley Senior Funding, Inc. and certain of their affiliates (collectively, the 'Lead Agents') indicated they were prepared to execute new commitment letters containing a commitment to provide up to $1.05 billion of senior credit facilities and to underwrite an offering of not less than $310 million (plus interest escrow) of senior subordinated notes (the 'New Commitment Letters').

     The Board convened a meeting on November 29, 1998 at which Messrs. Gallagher and Schneider reviewed the status of the negotiations and the specific terms of the proposed amendment to the Merger Agreement. A presentation followed regarding the increased certainty with respect to the funding of the Financing under the New Commitment Letters compared to the Original Merrill Lynch Commitment Letter due primarily to the following: (i) the commitments thereunder would no longer be subject to any material adverse change in the domestic or international financial, banking or capital markets, and (ii) syndication of these commitments would not be a condition to the Lead Agents' commitments thereunder. The proposed amendment also limited the financing condition under the Merger Agreement such that the condition would be deemed satisfied if the failure to satisfy the condition was, among other things, a result of WCAS' or its affiliates' failure to provide its equity contribution or purchase the subordinated notes or Acquisition's breach of its obligations under the New Commitment Letters and extended the termination date from January 31, 1998 to March 31, 1998. At this meeting, DLJ orally confirmed its opinion previously rendered at the November 19, 1998 Board meeting. At the conclusion of the meeting, the Board of Directors, after careful consideration and based upon its determination that the proposed Merger was in the best interests of the Company and its stockholders, adopted and approved the Amendment to the Merger Agreement. See ' -- Recommendation of the Board of Directors; Reasons for the Merger.'

     Following the Board meeting, the Amendment was executed and delivered by the Company and Acquisition and early the next morning, the Company and Acquisition issued a press release announcing the Amendment. Later that day, DLJ delivered to the Company its written opinion.

RECOMMENDATION OF THE BOARD OF DIRECTORS; REASONS FOR THE MERGER

     At the conclusion of its 11:00 p.m. meeting on July 2, 1998, the Board of Directors, after careful consideration and based upon its determination that the Merger is in the best interests of the Company and its stockholders, unanimously adopted and approved the original Merger Agreement and recommended that the Company's stockholders approve and adopt the original Merger Agreement and the transactions contemplated thereby. In the course of reaching its decision to adopt and approve the original Merger Agreement and the Original Merger and to recommend approval to the stockholders, the Board of Directors consulted with the Company's legal and financial advisors and considered a number of factors, including the following principal factors which were material to the Board's decision:

          (a) Its knowledge of the Company's business, operations, properties, assets, financial condition, operating results and prospects including, without limitation, the expected growth of the Company, as well as DLJ's and its collective experience and knowledge of the wireless telecommunications industry including, without limitation, the expected growth of the industry.

          (b) The July DLJ Opinion delivered at the July 1, 1998 meeting of the Board of Directors to the effect that, as of such date, and based upon the assumptions made, matters considered and limits of review set forth in such opinion, the proposed consideration to be received by the stockholders of the Company (other than by affiliates of the Company) in the Merger was fair from a financial point of view to such holders, and the presentation of DLJ at the July 1, 1998 Board meeting in connection with its opinion. See ' -- Opinion of Donaldson, Lufkin & Jenrette.'

          (c) The fact that DLJ conducted a broad-based search for potential acquirors at the request of the Board and such process did not yield any proposals more attractive to the Company's stockholders from a financial point of view than the WCAS Proposal.

          (d) The sale of the Company was, in the judgment of the Board of Directors, the best available means of maximizing stockholder value in the foreseeable future.

          (e) The premium of $5 1/8 per share, representing the difference between the sale price of Common Shares on Nasdaq on July 1, 1998 and the $43.50 per share price which would have been received by stockholders of the Company who receive cash for their Shares.

          (f) The experience and high rate of success of WCAS and its affiliated partnerships in structuring and closing acquisition transactions, and the terms of the financing commitments for the Original Merger arranged by WCAS.

          (g) The fact that the stockholders of the Company would have the right to elect to receive cash or to receive Surviving Corporation Shares representing an aggregate of 7.1% of the common shares of the Surviving Corporation outstanding immediately after the Merger, which right the Board of Directors believed would provide some flexibility to any of the Company's stockholders who might desire to receive more Surviving Corporation Shares after the Merger than would automatically be received under a non-election based formula (subject to proration if the holders of Common Shares elected to receive Surviving Corporation Shares representing more than 7.1% of the common shares of the Surviving Corporation outstanding immediately after the Merger). This election would also provide the possibility that the Company's stockholders who desire to receive more cash for their shares than would be provided under a non-election based formula would receive such additional cash if other stockholders ultimately elect to receive Surviving Corporation Shares.

          (h) The other terms and conditions of the Merger Agreement, including
     (i) those relating to the fee and expense reimbursement by the Company not to exceed a total of $65 million to Acquisition upon termination of the Merger Agreement in certain circumstances, the aggregate amount of which would not, in the judgment of the Board of Directors, preclude a third party from making an offer that was materially more favorable to the Company's stockholders; (ii) those relating to the ability of the Board to consider unsolicited offers from third parties prior to the Effective Time of the Merger and to terminate the Merger Agreement in certain circumstances to accept an unsolicited offer; and (iii) those relating to Acquisition's undertaking not to take any action for at least three years after the Effective Time of the Merger to cause the common shares of the Surviving Corporation to be de-listed from Nasdaq or not to be registered under the Exchange Act.

     In its deliberations regarding the adoption and approval of the original Merger Agreement and the Original Merger, the Board of Directors also considered the possible consequences of WCAS's control of the Company upon completion of the Merger; the expected substantial decrease in the liquidity of common shares of the Surviving Corporation; the substantial leverage to be incurred by the Company in connection with the financing and the decrease in common stockholders' equity; the potential post-closing dilution of the ownership interests of the Company's stockholders; and the risk that proration might interfere with the elections made by holders of Common Shares and the tax consequences of such procedure. See 'Risk Factors' for a more detailed discussion of the above-mentioned factors considered by the Board of Directors.

Reasons for the Amendment to the Merger Agreement

     At the conclusion of its meeting on November 29, 1998, the Board of Directors adopted and approved and recommended to the stockholders of the Company the approval of the Amendment pursuant to which (i) the cash price per share to be paid in the merger would be $41.50, (ii) Acquisition's condition to obtain the Financing would be limited, (iii) the New Commitment Letters were executed and delivered deleting certain conditions from the Original Merrill Lynch Commitment Letter, including any material adverse change in the relevant capital markets, and (iii) the termination date of the Merger Agreement would be extended from January 31, 1999 to March 31, 1999. In the course of reaching its decision to adopt and approve the Amendment and to recommend approval to the stockholders, the Board of Directors consulted with the Company's legal and financial advisors and considered a number of factors in addition to those considered at the time of approval of the original Merger Agreement on July 1, 1998 including the following principal factors which were material to the Board's decision:

          (a) the status of Acquisition's prior financing arrangements in light of the Merrill Lynch letter of October 12, 1998 and subsequent communications and meetings with Acquisition and Merrill Lynch and the uncertainty regarding the ability of Acquisition to obtain financing for the Merger under the terms of its then existing financing commitments in light of market changes since July 2, 1998;

          (b) the DLJ Opinion rendered at the November 29, 1998 meeting of the Board of Directors to the effect that, as of such date, and based upon the assumptions made, matters considered and limits of review set forth in such opinion, the proposed consideration to be received by the stockholders of the Company (other than by affiliates of the Company) in the Merger was fair from a financial point of view to such holders, and the presentation of DLJ at the November 19 and 29, 1998 Board meetings in connection with its opinion. The Board was aware that certain analyses performed by DLJ yielded higher valuations, but the Board recognized that, as DLJ indicated, the determination by DLJ of the fairness of the transaction was based on all analyses conducted by DLJ and that selecting portions of DLJ's analysis creates an incomplete view of the evaluation process underlying the DLJ Opinion. The Board also took into account that the discounted cash flow analysis provided by DLJ was based on projected results of the Company that are inherently subject to significant economic and competitive uncertainties and contingencies and therefore there were no assurances that such results would be achieved. See ' -- Opinion of Donaldson, Lufkin & Jenrette';

          (c) the possibility of costly and protracted litigation with an uncertain outcome if an agreement with Acquisition were not reached;

          (d) that the $41.50 per share cash merger consideration amount was Acquisition's 'best and final offer';

          (e) the limitations of Acquisition's 'financing out' and the more definitive nature of the financing commitments, including the deletion of the Lead Agents' 'market out' under the commitments; and

          (f) the increased costs associated with Acquisition's financing, including bank fees for the credit facilities and spreads on the high-yield offerings, as compared to July.

     The foregoing discussion of the information and factors considered by the Board of Directors is not intended to be exhaustive but is believed to include all material factors considered by the Board of Directors. In view of the variety of factors considered in connection with its evaluation of the Merger, the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the Board of Directors may have given different weights to different factors. In the course of its deliberations, the Board of Directors did not establish a range of values for the Company; however, based on the factors outlined above and on the presentation and opinion of DLJ, the Board of Directors determined that the Merger Agreement and the Merger are in the best interests of the Company and its stockholders and recommended approval to the stockholders.

OPINION OF DONALDSON, LUFKIN & JENRETTE

     The Company retained DLJ to act as its financial advisor in connection with the Merger Agreement and the transactions contemplated thereby. In its role as financial advisor to the Company, DLJ was asked by the Company to render an opinion to the Board as to the fairness from a financial point of view of the consideration to be received in the Merger by the stockholders of the Company other than stockholders who are affiliates of the Company (the 'Unaffiliated Stockholders').

     On July 1, 1998, DLJ rendered an oral opinion, which was subsequently confirmed by a written opinion dated July 2, 1998 (the 'July DLJ Opinion'), that, as of such written opinion date, based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the consideration to be received by the Unaffiliated Stockholders pursuant to the original Merger Agreement was fair, from a financial point of view, to the Unaffiliated Stockholders.

     On November 19, 1998 and again on November 29, 1998, DLJ rendered an oral opinion, which was confirmed by a written opinion dated November 29, 1998 (the 'DLJ Opinion'), that, as of such written opinion date, based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the revised consideration to be received by the Unaffiliated Stockholders pursuant to the Merger Agreement was fair, from a financial point of view, to the Unaffiliated Stockholders.

     THE FULL TEXT OF THE DLJ OPINION IS ATTACHED HERETO AS APPENDIX C. STOCKHOLDERS SHOULD READ AND REVIEW THE DLJ OPINION CAREFULLY AND IN ITS ENTIRETY FOR ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED, AND LIMITS OF THE REVIEW BY DLJ IN CONNECTION WITH SUCH OPINION. THE DLJ OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY THE UNAFFILIATED STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR RELATED TRANSACTIONS.

THE DLJ OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER SUCH STOCKHOLDER SHOULD ELECT TO RECEIVE THE CASH ELECTION PRICE OR TO RECEIVE SURVIVING CORPORATION SHARES.

     The Company selected DLJ to act as its financial advisor because of DLJ's expertise and familiarity with the Company and the cellular and PCS telecommunications industries. DLJ is a nationally recognized investment banking firm and is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, leveraged buy-outs and valuations for estate, corporate and other purposes. The Company did not impose any restrictions or limitations upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering the DLJ Opinion.

     In arriving at the DLJ Opinion, DLJ reviewed the Merger Agreement and the exhibits and schedules thereto, as well as related financing commitment letters and term sheets. DLJ also reviewed financial and other information that was publicly available or furnished to it by the Company including information provided during discussions with the Company's management. Included in the information provided during discussions with the Company's management were certain financial projections for the Company for the period beginning June 1, 1998 and ending May 31, 2003, prepared by the Company's management. In addition, DLJ compared certain financial and securities data of the Company with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the Common Shares, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering the DLJ Opinion.

     In rendering the DLJ Opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by the Company or its representatives or that was otherwise reviewed by it. DLJ also assumed that the financial projections supplied to it were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company. DLJ did not assume responsibility for making any independent evaluation of the assets, liabilities or operations of the Company, nor did DLJ make any independent verification of the information reviewed by it. DLJ relied as to certain legal matters on advice of the Company's counsel.

     The DLJ Opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to it as of, the date of the DLJ Opinion. The DLJ Opinion states that, although subsequent developments may affect this opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion. The DLJ Opinion does not address the relative merits of the Merger or any other business strategies being considered by the Board, nor does it address the Board's decision to proceed with the Merger or any other aspect of the Merger or related transactions.

     The following summarizes the financial analyses that DLJ presented to the Board on July 1 and November 19, 1998 in connection with its opinion. For the November 19, 1998 Board meeting DLJ conducted an analysis of the implied equity value per share based on certain valuation methodologies utilized by DLJ in connection with the July DLJ Opinion and compared these implied equity values to the revised merger price. In the November 19, 1998 analysis, DLJ included intervening events between the rendering of the July DLJ Opinion and November 10, 1998. At the November 29, 1998 Board meeting, prior to rendering its oral opinion, DLJ informed the Board that the financial analyses presented at the November 19, 1998 Board meeting continued to be applicable.

     Comparable Publicly Traded Company Analysis. DLJ compared multiples of selected historical and projected operating information, stock market data and financial ratios for the Company implied by the July 1 WCAS offer (the 'Offer') to multiples of selected historical and projected operating information, stock market data and financial ratios of certain other comparable publicly-traded cellular and PCS telecommunications companies followed by the research department of DLJ ('DLJ Research'). The universe of comparable companies for the July analysis included three cellular operators (CoreComm Incorporated, United States Cellular Corporation and Vanguard Cellular Systems, Inc.) and seven PCS operators (Western Wireless Corporation, Omnipoint Corporation, Powertel Inc., Nextel Communications Inc., Clearnet Communications Inc., Microcell Telecommunications Inc. and Aerial Communica-tions, Inc.) and the universe for the November analysis added Rural Cellular Corporation and CommNet Cellular Inc. and deleted Vanguard Cellular Systems, Inc. (which had since been acquired) (in each case, the 'Comparable Companies'). The July analysis conducted by DLJ of the implied value per share of the Comparable Companies yielded a range of $21.75 to $25.25. The November analysis yielded a range of $23.00 to $33.75 per share compared to the revised Merger price of $41.50 per share. The following chart summarizes such November analysis:

                      [COMPARABLE COMPANIES ANALYSIS GRAPH]

      RANGE BASED ON                               IMPLIED EQUITY
COMPARABLE COMPANIES ANALYSIS                      VALUE PER SHARE
-----------------------------                      ---------------
          Low                                           $23.00
          High                                          $33.75

      Merger Price                                      $41.50

     For the July analysis, DLJ presented the following information for the comparable cellular and PCS companies:

          For the comparable cellular companies, an analysis conducted by DLJ Research of current enterprise value (defined as trading equity value adjusted by adding long-term debt and preferred stock, if any, and subtracting cash, short-term investments and other asset values at varying discounts of Private Market Value) to 1998 estimated revenue yielded a range of 2.8 to 3.7 times revenue with a mean of 3.3 times revenue, compared to 6.1 times calendarized revenue and 7.5 times fiscal year revenue for the Company implied by the Offer. An analysis of current enterprise value to 1999 estimated revenue yielded a range of 2.4 to 3.5 times revenue with a mean of 2.9 times revenue, compared to an indicated enterprise value of 4.4 times calendarized revenue and 5.3 times fiscal year revenue for the Company implied by the Offer. An analysis of current enterprise value to 1998 estimated earnings before interest, taxes, depreciation and amortization ('EBITDA') yielded a range of 8.4 to 10.5 times EBITDA with a mean of 9.7 times EBITDA, compared to an indicated enterprise value of 13.4 times calendarized EBITDA and 17.6 fiscal year EBITDA for the Company implied by the Offer. An analysis of current enterprise value to 1999 estimated EBITDA yielded a range of 6.5 to 9.3 times EBITDA with a mean of 8.3 times EBITDA, compared to an indicated enterprise value of 9.3 times calendarized EBITDA and 11.4 times fiscal year EBITDA for the Company implied by the Offer. DLJ also compared the price per Pop of each comparable company (defined as enterprise value divided by the existing number of Pops). An analysis of current enterprise value to existing Pops yielded a range of $138.1 to $196.8 per Pop with a mean of $166.4 per Pop, compared to an indicated price per Pop of $184.1 for the Company implied by the Offer. DLJ indicated that the ratio of enterprise value to estimated 1998 and 1999 estimated revenue multiples, to 1998 and 1999 estimated EBITDA multiples and to existing Pops calculated for the Company based on the financial terms of the Original Merger were within the ranges of multiples of the comparable companies and/or above the means with respect thereto.

          For the comparable PCS companies, an analysis conducted by DLJ Research of current enterprise value to 1998 estimated revenue yielded a range of 6.7 to 16.2 times revenue with a mean of 8.3 times revenue, compared to 6.1 times calendarized revenue for the Company implied by the Offer. An analysis of current enterprise value to 1999 estimated revenue yielded a range of 4.0 to 6.7 times revenue with a mean of 4.4 times revenue, compared to an indicated enterprise value of 4.4 times calendarized revenue for the Company implied by the Offer. An analysis of current enterprise value to 1998 and 1999 estimated EBITDA yielded a result that was not meaningful, compared to an indicated enterprise value of 9.3 times calendarized EBITDA for the Company in the Original Merger because the comparable PCS companies do not have significant positive projected EBITDA. DLJ also compared the price per Pop of each comparable company, which yielded a range of $22.6 to $51.6 per Pop with a mean of $43.6 per Pop, compared to an indicated price per Pop of $184.1 for the Company implied by the Offer. DLJ indicated that the ratio of enterprise value to estimated 1998 and 1999 estimated revenue multiples, to 1998 and 1999 estimated EBITDA multiples and to existing Pops calculated for the Company based on the financial terms of the Original Merger were within the ranges of multiples of the comparable companies and/or above the means with respect thereto.

     Comparable M&A Transactions Analysis. For the July analysis, DLJ reviewed selected acquisitions involving cellular and PCS telecommunications companies during the period from January 1, 1996 to June 20, 1998, including twelve cellular transactions (360[d] Communications Company/ALLTEL Corporation; Vanguard Cellular Systems, Inc./Triton PCS, Inc.; PriCellular Corporation/American Cellular Corp.; Atlantic Cellular Corp./Rural Cellular Corporation; Price Communications Inc./WirelessOne Network LP; CommNet Cellular Corp./Blackstone Capital Partners; Palmer Wireless, Inc./Price Communications Corporation; Triad Cellular Corp./Western Wireless Corporation; U S WEST, Inc./AirTouch Communications, Inc.; Pacific Telecommunications/Century Telephone Enterprises, Inc.; Independent Cellular Network, Inc./ 360 Communications Company and Cellular Communications, Inc./AirTouch Communications, Inc.) and two PCS transactions (Western Wireless Corporation/Hutchinson Whampoa Telecom Ltd. and U S WEST's stake in PCS PrimeCo. L.P./AirTouch Communications, Inc.). For the November analysis, DLJ included the subsequent acquisition of Vanguard Cellular Systems, Inc. by AT&T.

     In examining these transactions, DLJ analyzed certain income statement and balance sheet parameters of the acquired company relative to the consideration paid. The multiples analyzed included total transaction value (defined as transaction equity value adjusted by adding long-term debt and preferred stock, if any, and subtracting cash and short-term investments) as a multiple of forward fiscal year EBITDA and as a ratio per existing Pop.

     The July analysis of total transaction value of the comparable cellular companies to forward EBITDA yielded an average of 12.2 times and a median of
11.7 times forward EBITDA, compared to an indicated enterprise value of 9.3 times forward calendarized EBITDA and 11.4 times forward fiscal year EBITDA for the Company implied by the Offer. An analysis of total transaction value of the comparable PCS companies to forward EBITDA yielded an average that was not meaningful because the comparable PCS companies do not have significant positive projected EBITDA. DLJ also compared the price per Pop of each comparable company, which yielded an average of $240 and a median of $227 per Pop, compared to an indicated price per Pop of $184.1 for the Company implied by the Offer. An analysis of transaction value to existing comparable PCS Pops yielded an average and median of $49 per Pop, compared to an indicated price per Pop of $184.1 for the Company implied by the Offer.

     For the November analysis, DLJ compared the revised Merger price to the equity value per share implied by calculating multiples of selected historical and projected operating information, stock market data and financial ratios of certain other comparable acquisitions of cellular and PCS telecommunications companies. This calculation yielded a range of $28.75 to $46.75 per share compared to the revised Merger price of $41.50 per share.

     Premiums Paid Analysis. DLJ's July analysis indicated that the average percentage premium of offer prices to trading prices one day, one week and one month prior to the date of the announcement of discussions for publicly announced transactions (between June 1, 1995 and June 6, 1998 and for transactions sized between $1.5 and $2.5 billion) was 29.8%, 36.6% and 38.0%, respectively, while the median was 25.7%, 28.2% and 35.7%, respectively. The consideration to be received under the original Merger Agreement of $43.50 per share represented a premium to Company common stock based on the closing stock price one day, one week and one month prior to the Company's public disclosure of the exploration of strategic alternatives on April 14, 1998 of 74.9%, 73.2% and 78.5%, respectively.

     For the November analysis, DLJ compared the revised Merger price to the equity value per share implied by calculating the average percentage premium of offer prices to trading prices one day, one week and one month prior to the date of the announcement of discussions for publicly announced transactions (between November 18, 1995 and November 18, 1998 and for transactions sized between $1.5 and $2.5 billion). This calculation yielded a range of $30.25 to $32.25 per share compared to the revised Merger price of $41.50 per share.

     Discounted Cash Flow Analysis. DLJ performed a discounted cash flow analysis of the Company. DLJ performed this analysis on a set of projections provided by the Company's management and prepared as part of the sale process. Using assumed weighted average costs of capital between 12.0% and 14.0% and terminal EBITDA multiples of 9.0 to 10.0 times for domestic cash flow, of 7.5 to
8.0 times for Puerto Rico cash flow and of 2.0 times for minority interest cash flow, the analysis yielded values ranging from $57.50 to $70.00 per share compared to the revised Merger price of $41.50 per share.

     DLJ Research Private Market Value Analysis. DLJ compared the Merger price to the equity value per share calculated by DLJ Research in a report published in Spring 1998. This calculation yielded a range of $33.41 to $39.08 per share compared to the revised Merger price of $41.50 per share.

     Leveraged Recapitalization Stub Trading Analysis. For the July presentation, DLJ also analyzed the stock price performance of selected leveraged recapitalizations completed since 1990 including Fischer Scientific International Inc., Paragon Health Network, Inc., DecisionOne Holding Corp., Amphenol Corp., Syratech Corporation and Bruno's, Inc. DLJ analyzed the returns to pre-announcement equity value over a period from the effective date of each transaction to the 12 month anniversary of each transaction. The empirical data suggested a positively-sloped line with a return to pre-announcement equity at the effective date of approximately 32% and a return to pre-announcement equity at the 12 month anniversary of approximately 70%.

     The summary set forth above provides a description of the material analyses performed by DLJ. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the transactions and add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to a fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in the light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. DLJ did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ has indicated to the Company that it believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. While the discounted cash flow analyses yielded values above the offer, which analysis was considered by the Board, the determination by DLJ of the fairness of the transaction was based on all the analyses conducted by DLJ. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses.

     Pursuant to the Board's directive on April 2, 1998 to retain DLJ, the Company and DLJ executed an engagement letter (the 'Engagement Letter'). According to the terms of the Engagement Letter, the Company agreed (i) to pay to DLJ (a) a retainer fee of $100,000, payable upon execution of the Engagement Letter, (b) a fee of $1,000,000 at the time DLJ delivers the DLJ Opinion to the Board,

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
(c) upon consummation of the Merger, an amount equal to one-half of one percent (0.50%) of the aggregate value of outstanding common stock of the Company (treating any shares issuable upon exercise of options, warrants or other rights of conversion as outstanding), plus the amount of any debt assumed, acquired, remaining outstanding, retired or defeased or preferred stock redeemed or remaining outstanding in connection with the Merger, less the amount paid by the Company pursuant to clauses (i)(a) and (b) above and (ii) upon request by DLJ from the time to time, to reimburse DLJ for all out-of-pocket expenses (including, up to a maximum of $25,000 without the prior written approval of the Company, the reasonable fees and expenses of counsel) incurred by DLJ in connection with its engagement thereunder. In addition, the Company has agreed to indemnify DLJ and certain related persons against certain liabilities and expenses relating to or arising out of its rendering of services under the Engagement Letter. DLJ and the Company negotiated this fee arrangement at arms' length and the Board was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to DLJ is contingent upon consummation of the Merger. DLJ and the Company believe that the terms of this fee arrangement are customary in transactions of this nature.

     In the ordinary course of its business, DLJ actively trades the securities of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in the Company's securities. DLJ has performed investment banking and other services for the Company in the past including co-managing the Company's $221 million follow-on equity offering in 1997 and joint-lead managing the $51 million initial public offering in 1991. The Company has compensated DLJ for such services. In addition, DLJ has performed investment banking services for WCAS and its affiliated investment partnerships on several occasions including advising on mergers and acquisitions assignments and underwriting both equity and debt securities for their portfolio companies including advising Norand Corporation, a WCAS affiliate- and DLJ Sprout Group-sponsored company, in its sale to Western Atlas in January 1997, and has received customary compensation for such services.

APPROVAL BY STOCKHOLDERS OF THE COMPANY

     Pursuant to the Stockholder Agreement, the Company's principal stockholder, Century, agreed to vote its Shares of the Company in favor of the Merger so long as the Merger Agreement remains in effect. On December 4, 1998, Century executed a written stockholder's consent in lieu of meeting to approve the Merger. Since Century controls, on a fully diluted basis, more than a majority of the outstanding votes of the Company required to approve the Merger, no further vote is necessary to approve the Merger. See 'The Stockholder Agreement.'

MERGER CONSIDERATION

     At the Effective Time, Acquisition will be merged with and into Centennial and Centennial will continue as the Surviving Corporation in the Merger. Subject to the effects of proration as described herein, pursuant to the Merger Agreement, holders of outstanding Common Shares will have the opportunity to elect to receive the Cash Election Price ($41.50 per share) or to receive Surviving Corporation Shares representing up to 7.1% of the common shares of the Surviving Corporation outstanding immediately after the Merger. Stockholders who fail to make an election to receive shares of the surviving corporation will be deemed have elected to receive cash. Class B Shares will be converted into the right to receive $41.50 per share in cash; provided, that if the aggregate number of Surviving Corporation Shares elected to be received by the holders of Common Shares represents less than 7.1% of the common shares of the Surviving Corporation outstanding immediately after the Merger, then a number of Class B Shares equal to a portion of such shortfall will be converted into Surviving Corporation Shares on a pro rata basis with Common Shares other than Electing Shares. All outstanding Convertible Preferred Shares and Second Series Convertible Preferred Shares will be converted into the right to receive $41.50 in cash on an as-converted basis. The following Common Shares are not subject to conversion pursuant to the Merger: fractional shares that will be converted to cash; Dissenting Shares, which may receive appraisal rights; and Common Shares held by the Company as treasury stock or owned by any Subsidiary, or held by Acquisition, which shares will be canceled and no payment shall be made with respect thereto.

     Each holder of Common Shares may elect to receive the Cash Election Price with respect to some of the stockholder's Common Shares and Surviving Corporation Shares with respect to other Common Shares, provided that the aggregate number of Surviving Corporation Shares to be received at the Effective Time must equal the Non-Cash Election Number (7.1% of the common shares of the Surviving Corporation outstanding immediately after the Merger).

     Because Surviving Corporation Shares representing 7.1% of the common shares of the Surviving Corporation outstanding immediately after the Merger must be received by existing stockholders of the Company in the Merger, holders of Common Shares who do not elect to receive any shares and holders of Class B Shares may, due to proration, be required to receive some Surviving Corporation Shares. In addition, stockholders who elect to receive shares may, due to proration, receive Surviving Corporation Shares and receive cash in amounts which vary from the amounts such holders elected. See 'Risk Factors.'

     Immediately following the Merger, the Surviving Corporation intends to effect a stock split if necessary to comply with the Nasdaq National Market Maintenance Standards. The Surviving Corporation would make appropriate adjustments to the number of shares of its common stock outstanding following the Merger to reflect the stock split.

NON-CASH ELECTION

     Holders of Common Shares will be entitled to make an unconditional Non-Cash Election, on or prior to the Election Date, to receive Surviving Corporation Shares. If, however, the number of Electing Shares exceeds the Non-Cash Election Number, then (i) the number of Electing Shares to be converted into the right to receive Surviving Corporation Shares will be determined by multiplying the total number of Electing Shares covered by a holder's Non-Cash Election by a proration factor determined by dividing the Non-Cash Election Number by the total number of Electing Shares; (ii) such number of Electing Shares will be so converted; and (iii) each Class B Share will be converted into an amount in cash equal to the Cash Election Price. All Electing Shares, other than those shares converted into the right to receive Surviving Corporation Shares as described in the immediately preceding sentence, will be converted into cash (on a consistent basis among stockholders who made the Non-Cash Election, pro rata to the number of shares as to which they made such election) as if such shares were not Electing Shares.

     If the number of Electing Shares is less than the Non-Cash Election Number, then (i) all Electing Shares will be converted into the right to receive Surviving Corporation Shares in accordance with the Merger Agreement; (ii) (A) additional Common Shares will be converted into the right to receive Surviving Corporation Shares, which number of additional shares will be determined by multiplying the total number of Common Shares outstanding at the Effective Time, other than Canceled Shares, Electing Shares and Dissenting Shares, by the Shortfall Proration Factor, which is determined by dividing (x) the difference between the Non-Cash Election Number and the number of Electing Shares by (y) the total number of Common Shares outstanding at the Effective Time, other than Canceled Shares, Electing Shares and Dissenting Shares and including, as if they had been converted into Common Shares, all Class B Shares issued and outstanding at the Effective Time, and (B) such additional Common Shares will be converted into the right to receive Surviving Corporation Shares (on a consistent basis among holders of such shares, pro rata based on the number of such shares held by each stockholder); and (iii) the Class B Shares issued and outstanding immediately prior to the Effective Time will be converted into (A) the right to receive a number of Surviving Corporation Shares, after conversion of the Class B Shares into Common Shares, equal to the Shortfall Proration Factor multiplied by the total number of Class B Shares issued and outstanding immediately prior to the Effective Time, which Common Shares will be deemed to be Electing Shares, and (B) an amount in cash equal to the Cash Election Price multiplied by the total number of Class B Shares issued and outstanding immediately prior to the Effective Time less the aggregate number of Surviving Corporation Shares received pursuant to clause (iii)(A) above.

     If a holder of Common Shares elects to make a Non-Cash Election and receives cash as a result of the proration procedures described in the immediately preceding paragraph, such stockholder may receive dividend treatment (rather than capital gain treatment) for any cash received in the Merger as a result of such proration procedures. See 'Risk Factors -- Risk Factors Relating to the Effects of the Merger; Receiving Common Stock of the Surviving Corporation in the Merger or Receiving Cash Due to Proration -- Non-Cash Election and Proration into Cash; Possible Dividend Treatment' and 'The
Merger -- Federal Income Tax Consequences.'

     HOLDERS OF COMMON SHARES THAT DO NOT MAKE A NON-CASH ELECTION WILL RECEIVE AN AMOUNT EQUAL TO $41.50 IN CASH FROM THE COMPANY FOLLOWING THE MERGER FOR EACH COMMON SHARE (OTHER THAN CANCELED SHARES AND DISSENTING SHARES) HELD BY SUCH STOCKHOLDER, SUBJECT TO THE PRORATION PROCEDURES DESCRIBED ABOVE.

     Examples. As set forth in greater detail below, holders of Common Shares who elect to receive Surviving Corporation Shares or to convert such shares into the right to receive the Cash Election Price may experience a range of actual outcomes based upon the actions taken by other stockholders. The following examples are based on the number of Shares issued and outstanding as of November 4, 1998 and do not take into account the contemplated stock split. On that day, there were 15,085,398 Common Shares and 10,544,113 Class B Shares issued and outstanding. To calculate the number of shares to be received by existing stockholders of the Company, it is necessary to take into account that the additional paid-in capital of the Surviving Corporation will be approximately $430.57 million. Since the merger consideration is $41.50 per share, there will be 10,375,193 shares of common stock of the Surviving Corporation outstanding immediately after the Effective Time. Immediately after the Effective Time, existing stockholders of the Company will hold 7.1% of the outstanding shares (or 736,639 shares) of common stock of the Surviving Corporation. Such shares represent approximately 2.9% of the aggregate number of Common Shares and Class B Shares and approximately 4.9% of just the Common Shares issued and outstanding as of November 4, 1998.

     A stockholder holding 1,000 Common Shares and electing to receive Surviving Corporation Shares for all of them will receive, in most circumstances, from 49 to 1,000 shares, depending upon the actions of other stockholders. A stockholder holding 1,000 Common Shares and electing to convert all of them into the right to receive the Cash Election Price with respect thereto will receive the Cash Election Price for from 971 to 1,000 of such shares and will receive from 0 to 29 shares, depending on the actions of other stockholders. The following examples, which assume there are no Dissenting Shares, further illustrate the potential effects of proration. The impact of fractional shares has been excluded to simplify the examples set forth below. If there are a substantial number of Dissenting Shares, and the number of Electing Shares is less than the Non-Cash Election Number, the proration factor would result in more than 2.9% of the Common Shares and Class B Shares other than Dissenting Shares being prorated into Surviving Corporation Shares.

     A. Holder A owns 1,000 Common Shares and does not elect to receive any Surviving Corporation Shares.

          1. If other holders of Common Shares elect to receive 736,639 or more Surviving Corporation Shares in the aggregate, then Holder A will receive $41,500 in cash (1,000 shares at $41.50 per share), as other holders of Common Shares have satisfied the Non-Cash Election Number (7.1% of the outstanding shares of common stock of the Surviving Corporation immediately after the Effective Time, or 736,639 shares).

          2. If holders of Common Shares elect to receive fewer than 736,639 Surviving Corporation Shares in the aggregate, then Holder A will not receive all cash for its 1,000 shares and will be required to receive some Surviving Corporation Shares, as the Non-Cash Election Number has not been met. Each holder of Common Shares other than Electing Shares and each holder of Class B Shares will receive a small number of shares in order to increase the number of Surviving Corporation Shares to be held by existing stockholders to 736,639 and meet the Non-Cash Election Number. However, even in the case of maximum proration, in which no holder of Common Shares elects to receive shares, Holder A will be assured of receiving at least $40,296.50 in cash (971 shares at $41.50 per share) and will receive 29 Surviving Corporation Shares, as all holders of both Common Shares and Class B Shares will receive additional shares of the Surviving Corporation on a pro rata basis.

     B. Holder B owns 1,000 Common Shares and elects to receive Surviving Corporation Shares for all of its Common Shares.

          1. If holders of Common Shares (including Holder B) elect to receive more than 736,639 Surviving Corporation Shares in the aggregate, then Holder B will not receive all 1,000 Surviving Corporation Shares that it elected and will be required to receive some cash, as the number of Electing Shares has exceeded 7.1% of the shares of common stock of the Surviving Corporation to be outstanding immediately after the Effective Time and the number of Surviving Corporation Shares which may be received must be reduced in order to meet the Non-Cash Election Number. For example, if holders of Common Shares elected to receive, in the aggregate, an amount of Surviving Corporation Shares equal to 10% of the Common Shares outstanding immediately prior to the Merger (or 1,508,540 Surviving Corporation Shares in the aggregate), then each electing holder of Common Shares, including Holder B, would be able to receive only 49% of its Electing Shares in order to reduce the number of shares to 7.1% of the outstanding shares of common stock of the Surviving Corporation immediately after the Effective Time (or 736,639 Surviving Corporation Shares) and meet the Non-Cash Election Number. Therefore, Holder B would be able to receive only 490 shares (49% of the 1,000 shares it elected to receive) and would receive $21,165 in cash (510 shares at $41.50 per share). In the case of maximum proration, in which all holders of Common Shares elect to receive Surviving Corporation Shares, Holder B would be able to receive only 49 shares (or 4.9%) and would receive $39,466.50 in cash (951 shares at $41.50 per share), as holders of only the Common Shares would receive, on a pro rata basis, fewer Surviving Corporation Shares than they elected.

          2. If holders of Common Shares (including Holder B) elect to receive 736,639 or fewer Surviving Corporation Shares in the aggregate, then Holder B will receive all 1,000 Surviving Corporation Shares that it elected. In this situation all Surviving Corporation Shares elected to be received will be received in order to meet the Non-Cash Election Number. As described in example A.2. above, if fewer than 736,639 Surviving Corporation Shares in the aggregate are elected to be received, non-electing holders of Common Shares and all holders of Class B Shares will receive Surviving Corporation Shares on a pro rata basis in order to meet the Non-Cash Election Number.

     C. Holder C owns 1,000 Common Shares and elects to receive some but not all Surviving Corporation Shares. (This example assumes an election to receive 500 Surviving Corporation Shares and convert 500 shares to cash.)

          1. If holders of Common Shares (including Holder C) elect to receive exactly 736,639 Surviving Corporation Shares in the aggregate, then Holder C will receive 500 Surviving Corporation Shares and will receive $20,750 in cash (500 shares at $41.50 per share), as the Non-Cash Election Number will have been met exactly.

          2. If holders of Common Shares (including Holder C) elect to receive more than 736,639 Surviving Corporation Shares in the aggregate, then Holder C will not receive all 500 Surviving Corporation Shares that it elected, as the number of shares which may be received must be reduced in order to meet the Non-Cash Election Number. For example, if holders of Common Shares elected to receive, in the aggregate, an amount of Surviving Corporation Shares equal to 10% of the Common Shares outstanding immediately prior to the Merger (or 1,508,540 Surviving Corporation Shares in the aggregate), then each holder of Common Shares, including Holder C, would be able to receive only 49% of its Electing Shares in order to reduce the number of Surviving Corporation Shares to be held by existing stockholders to 7.1% of the shares of common stock of the Surviving Corporation to be outstanding immediately after the Effective Time and meet the Non-Cash Election Number. Therefore, Holder C would be able to receive only 245 shares (49% of its 500 Electing Shares) and would receive $31,322.50 in cash (755 shares at $41.50 per share). If holders of Common Shares elected to receive an amount of Surviving Corporation Shares equal to more than 10% of the Common Shares outstanding immediately prior to the Merger, Holder C would receive fewer Surviving Corporation Shares than in the example above, but would receive a commensurately greater amount of cash.

          3. If holders of Common Shares (including Holder C) elect to receive fewer than 736,639 Surviving Corporation Shares in the aggregate, then Holder C would be required to receive more than 500 Surviving Corporation Shares, as the Non-Cash Election Number will not have been met and each non-electing holder of Common Shares and all holders of Class B Shares will receive a small number of shares (in the case of Holder C, a small number of additional shares) in order to increase the aggregate number of Surviving Corporation Shares to be held by existing stockholders to 7.1% of the shares of common stock of the Surviving Corporation to be outstanding immediately after the Effective Time, or 736,639 shares. For example, if holders of Common Shares elected to receive, in the aggregate, 224,049 Surviving Corporation Shares (or approximately 1.5% of the Common Shares outstanding immediately prior to the Merger), then all holders of Common Shares other than Electing Shares and all holders of Class B Shares must collectively receive an additional 512,590 shares (or approximately 2% of the total number of Common Shares and Class B Shares outstanding immediately prior to the Merger) in the aggregate on a pro rata basis in order to meet the Non-Cash Election Number. In this example, Holder C would be required to receive an additional 2% of the 500 shares Holder C did not elect to receive (an additional 10 shares, for a total of 510 shares) and would receive $20,335 in cash (490 shares at $41.50 per share). If holders of Common Shares elected to receive fewer than 224,049 shares in the aggregate, Holder C would receive more Surviving Corporation Shares than in the example above, but would receive commensurately less cash.

     With respect to certain risks related to the receipt of Surviving Corporation Shares, see 'Risk Factors.'

NON-CASH ELECTION PROCEDURE

     Holders of Common Shares electing to receive Surviving Corporation Shares must properly complete and sign the Form of Election accompanying this Information Statement/Prospectus, and each Form of Election, together with all certificates representing Common Shares as to which such Non-Cash Election is being made, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by appropriate guarantee of delivery, as set forth in such Form of Election), must be received by the Exchange Agent at one of the addresses listed on the Form of Election by the Election Date, and must not be withdrawn. Stockholders who fail to make an election will, subject to proration, have their shares converted to cash. After the Election Date, shares for which a Non-Cash Election has been made may not be withdrawn. Due to the requirement to obtain regulatory approval of the Merger and satisfy all other conditions to the Merger, a period of time could elapse between the Election Date and the Effective Time.

     A NON-CASH ELECTION MAY BE REVOKED AND CERTIFICATES FOR ELECTING SHARES WITHDRAWN BY WRITTEN NOTICE DULY EXECUTED AND RECEIVED BY THE EXCHANGE AGENT PRIOR TO THE ELECTION DATE. IF AN ELECTION IS REVOKED, AND THE CERTIFICATES FOR SHARES WITHDRAWN, THE CENTENNIAL CLASS A COMMON STOCK CERTIFICATES SUBMITTED THEREWITH WILL BE PROMPTLY RETURNED BY THE EXCHANGE AGENT TO THE PERSON WHO SUBMITTED SUCH CERTIFICATES. AFTER THE ELECTION DATE, SHARES FOR WHICH A NON-CASH ELECTION HAS BEEN MADE MAY NOT BE WITHDRAWN. DUE TO THE REQUIREMENT TO OBTAIN REGULATORY APPROVAL OF THE MERGER, A PERIOD OF TIME COULD ELAPSE BETWEEN THE ELECTION DATE AND THE EFFECTIVE TIME.

     Holders of Common Shares who make a Non-Cash Election for less than all of their shares will receive a new share certificate from the Exchange Agent representing the number of Surviving Corporation Shares to be received.

     The determinations of the Exchange Agent as to whether or not Non-Cash Elections have been properly made or revoked, and when such election or revocations were received, will be binding.

ACQUISITION COMMON STOCK

     In the Merger, all shares of stock of Acquisition issued and outstanding immediately prior to the Effective Time will be converted into a number of common shares of the Surviving Corporation equal to 92.9% of common shares of the Surviving Corporation outstanding immediately after the Effective Time.

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
EFFECTIVE TIME OF THE MERGER

     The Merger shall become effective at such time as a certificate of merger (the 'Certificate of Merger') is duly filed with the Secretary of State of the State of Delaware, or such later time as Acquisition and the Company specify in the Certificate of Merger (the 'Effective Time'). Such filing shall be made upon the closing of the Merger (the 'Closing'), which, unless the parties to the Merger Agreement otherwise agree, shall be no later than the second business day (the 'Closing Date') after satisfaction or waiver of the conditions (excluding conditions that by their terms cannot be satisfied until the Closing Date) set forth in the Merger Agreement. Subject to certain limitations, the Merger Agreement may be terminated by either Acquisition or the Company if, among other reasons, the Merger has not been consummated on or before March 31, 1999. See 'Certain Provisions of the Merger Agreement -- The Merger,' ' -- Conditions to the Consummation of the Merger' and ' -- Termination of the Merger Agreement.'

CONVERSION/RECEIPT OF SURVIVING CORPORATION SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

     The conversion of Shares (other than Canceled Shares and Dissenting Shares) into the right to receive cash or, in the case of certain Common Shares and Class B Shares, the right to receive Surviving Corporation Shares following the Merger will occur at the Effective Time.

     As soon as practicable after the Effective Time, the Exchange Agent will send a letter of transmittal to each holder of Shares (other than holders of Common Shares making a Non-Cash Election with respect to all of such holders' shares who have properly submitted Forms of Election and share certificates to the Exchange Agent). The letter of transmittal will contain instructions with respect to the surrender of certificates representing Shares in exchange for cash and, under certain circumstances, certificates representing Surviving Corporation Shares to be received in the Merger.

     EXCEPT FOR CENTENNIAL CLASS A COMMON STOCK CERTIFICATES SURRENDERED WITH A FORM OF ELECTION AS DESCRIBED ABOVE UNDER ' -- NON-CASH ELECTION PROCEDURE,' STOCKHOLDERS OF THE COMPANY SHOULD NOT FORWARD STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL.

     As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented Shares shall, upon surrender to the Exchange Agent of such certificate or certificates and acceptance thereof by the Exchange Agent, be entitled to the amount of cash, if any, into which the number of Shares previously represented by such surrendered certificate or certificates shall have been converted pursuant to the Merger Agreement and a certificate or certificates representing the number of full Surviving Corporation Shares, if any, to be received by the holder thereof pursuant to the Merger Agreement. The Exchange Agent will accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there will be no further transfer on the records of the Company or its transfer agent of certificates representing Shares which have been converted, in whole or in part, pursuant to the Merger Agreement into the right to receive cash, and if such certificates are presented to the Company for transfer, they will be canceled against delivery of cash and, if appropriate, certificates for Surviving Corporation Shares. Until surrendered as contemplated by the Merger Agreement, each certificate for Shares will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the consideration contemplated by the Merger Agreement. No interest will be paid or will accrue on any cash payable as consideration in the Merger or in lieu of any fractional Common Shares.

     After the Effective Date, no dividends or other distributions will be paid to the holder of any unsurrendered certificate for Common Shares with respect to the Surviving Corporation Shares represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to the Merger Agreement until the surrender of such certificate in accordance with the Merger Agreement. Subject to the effect of applicable laws, there shall be paid to the holder of a certificate representing whole Surviving Corporation Shares issued in connection therewith, without interest, (i) at the time of such surrender or as promptly after the sale of the Excess Shares (as defined below) as practicable, the amount of any cash payable in lieu of a fractional Surviving Corporation Share to which such holder is entitled pursuant to the Merger Agreement and the proportionate amount of dividends

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
or other distributions, if any, with a record date after the Effective Time theretofore paid with respect to such whole Surviving Corporation Shares, and
(ii) following surrender, the proportionate amount of dividends or other distributions, if any, with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole Surviving Corporation Shares.

FRACTIONAL SHARES

     No certificates or scrip representing fractional Surviving Corporation Shares will be issued in connection with the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Company after the Merger. Each holder of Common Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Surviving Corporation Share (after taking into account all Common Shares delivered by such holder) will receive, in lieu thereof, either (i) an additional Surviving Corporation Share if necessary to cause the number of Surviving Corporation Shares to be received at the Effective Time by all holders to equal the Non-Cash Election Number or (ii) a cash payment (without interest) representing such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent (following the deduction of applicable transaction costs), on behalf of all such holders, of the shares (the 'Excess Shares') of Surviving Corporation Shares representing such fractions. All such holders of Excess Shares shall be treated equitably. Such sale shall be made as soon as practicable after the Effective Time.

CONDUCT OF BUSINESS PENDING THE MERGER

     Pursuant to the Merger Agreement, the Company has agreed that prior to the Effective Time its business and that of its consolidated subsidiaries and certain affiliates will be conducted only in the ordinary course of business. See 'Certain Provisions of the Merger Agreement -- Certain Covenants of the Company -- Conduct of the Company Pending the Merger.'

ACCOUNTING TREATMENT

     Receipt by existing stockholders of 7.1% of the Surviving Corporation Shares issued and outstanding immediately after the Merger will enable such stockholders to continue to participate in the equity of the Company and is intended to permit the treatment of the Merger as a recapitalization for financial reporting purposes. Accordingly, the historical basis of the Company's assets and liabilities will not be affected by the transaction for financial reporting purposes.

CERTAIN EFFECTS OF RECAPITALIZATION

     Upon consummation of the Merger, Surviving Corporation Shares which are received by existing stockholders in the Merger will represent 7.1% of the outstanding common stock of the Surviving Corporation. Because the Merger is intended to be accounted for as a recapitalization, it will have no impact on the historical basis of the Company's assets and liabilities, one result of which will be a change in common stockholders' equity of the Company from stockholders' equity of approximately $42.2 million to a deficit of approximately $581.3 million. See 'Risk Factors -- Risk Factors Relating to the Effects of the Merger; Receiving Common Stock of the Surviving Corporation in the Merger or Receiving Cash due to Proration -- Substantial Leverage; Common Stockholders' Deficit.'

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion sets forth the opinion of Paul, Weiss, Rifkind, Wharton & Garrison with respect to the material expected United States federal income tax consequences generally applicable to stockholders of the Company who receive Surviving Corporation Shares (which, for purposes of the following discussion, shall include stockholders who receive Common Shares in exchange for Class B Shares pursuant to the Merger) and/or receive cash in the Merger. The discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the 'Code'), currently applicable Treasury regulations, and judicial and administrative decisions and rulings. There can be no assurance

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
that the Internal Revenue Service ('IRS') will not take a contrary view, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations could be retroactive and could affect the tax consequences to the stockholders.

     The discussion describes the material United States federal income tax consequences generally applicable to stockholders, but does not purport to deal with all aspects of United States federal income taxation that may affect particular stockholders in light of their individual circumstances, and is not intended for stockholders subject to special treatment under the United States federal tax law (e.g., insurance companies, tax-exempt organizations, financial institutions, broker-dealers, stockholders who hold their Shares as part of a hedge, straddle or conversion transaction, stockholders who do not hold their Shares as capital assets and stockholders who have acquired their Shares upon the exercise of options or otherwise as compensation). In addition, this discussion does not consider the effect of any applicable foreign, state, local or other tax laws. Foreign Stockholders (as defined below) may be subject to special rules not discussed herein.

     THE FOLLOWING DISCUSSION DESCRIBES THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES GENERALLY APPLICABLE TO STOCKHOLDERS. HOWEVER, A STOCKHOLDER'S ACTUAL TAX TREATMENT MAY VARY DEPENDING UPON SUCH STOCKHOLDER'S PARTICULAR SITUATION. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FOREIGN, STATE, LOCAL OR OTHER TAX LAWS.

     Characterization of the Merger for United States Federal Income Tax Purposes. For United States federal income tax purposes, both Acquisition and the Merger will be disregarded as transitory, with the result that stockholders who do not receive Surviving Corporation Shares for all of their Common Shares will be treated as transferring a portion of their Shares in a sale transaction and a portion of their Shares to the Company in a redemption transaction. See 'Stockholders Receiving Cash' below for a discussion of the consequences of cash being deemed paid in redemption of Shares.

     Tax Consequences to Stockholders on Receipt of Consideration. The following discussion assumes that Shares held by a stockholder are held as a capital asset. A holding period of more than one year is required for long-term capital gain or loss treatment. Net capital gains of individuals are subject to tax at lower rates than items of ordinary income.

     As described more fully below, the United States federal income tax consequences of the Merger with respect to a particular stockholder will depend upon, among other things (i) whether the stockholder received any cash proceeds pursuant to the Merger, (ii) the extent to which a stockholder will be treated as transferring Shares to the Equity Investors (in a sale transaction) and to the Company (in a redemption transaction) and (iii) whether the redemption of a stockholder's Shares by the Company will qualify as a sale or exchange under
Section 302 of the Code.

     Stockholders Receiving Cash. To the extent that a stockholder is considered to have transferred Shares to the Equity Investors, such stockholder will recognize capital gain or loss equal to the difference between the amount realized on such deemed sale (i.e., the cash proceeds properly allocated thereto) and the stockholder's adjusted tax basis in such Shares.

     To the extent that a stockholder is considered to have transferred Shares to the Company in a redemption transaction, such stockholder also will recognize capital gain or loss equal to the difference between the cash proceeds allocable to such deemed redemption and the stockholder's adjusted tax basis in such Shares, provided that such redemption is treated as a sale or exchange under
Section 302 of the Code with respect to such stockholder.

     Under Section 302 of the Code, a redemption of Shares pursuant to the Merger will generally be treated as a sale or exchange if such redemption (a) is 'substantially disproportionate' with respect to the stockholder, (b) results in a 'complete redemption' of the stockholder's interest in the Company or (c) is 'not essentially equivalent to a dividend' with respect to the stockholder. In determining whether any of these Section 302 tests is satisfied, stockholders must take into account both Shares that they

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
actually own and Shares that they are deemed to own under the constructive ownership rules set forth in Section 318 of the Code. Under such rules, a stockholder is treated as owning Shares that are owned by certain related individuals or entities and Shares that the stockholder has the right to acquire by exercise of an option or by conversion or exchange of a security.

     The deemed redemption of a stockholder's Shares in the Merger will be 'substantially disproportionate' with respect to such stockholder if, among other things, the percentage of common stock actually and constructively owned by such stockholder immediately following the Merger is less than 80% of the percentage of common stock actually and constructively owned by such stockholder immediately prior to the Merger. Additionally, the redemption of a stockholder's Shares will not be 'substantially disproportionate' with respect to such stockholder unless, after the Merger, such stockholder owns less than 50% of the total combined voting power of all classes of stock entitled to vote in the Company. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE 'SUBSTANTIALLY DISPROPORTIONATE' TEST TO THEIR PARTICULAR FACTS AND CIRCUMSTANCES.

     The redemption of a stockholder's Shares will result in a 'complete redemption' of a stockholder's interest in the Company if either (a) all the Shares actually and constructively owned by the stockholder are redeemed (or deemed sold) pursuant to the Merger or (b) all the Shares actually owned by the stockholder are redeemed (or deemed sold) pursuant to the Merger and the stockholder meets certain requirements allowing the stock constructively owned to be disregarded.

     Even if the redemption of a stockholder's Shares fails to satisfy the 'substantially disproportionate' test and the 'complete redemption' test described above, the redemption of a stockholder's Shares may nevertheless satisfy the 'not essentially equivalent to a dividend' test if the Merger results in a 'meaningful reduction' in such stockholder's proportionate equity interest in the Company. Whether the receipt of cash by a stockholder will be considered 'not essentially equivalent to a dividend' will depend upon such stockholder's facts and circumstances.

     A stockholder may not be able to satisfy one of the above tests because of the receipt (by election or proration) or the contemporaneous acquisition of Surviving Corporation Shares by such stockholder or a related party whose Shares would be attributed to such stockholder under Section 318 of the Code.

     If a stockholder who is considered to have transferred Shares to the Company in a redemption transaction cannot satisfy any of the three tests described above, then to the extent the Company has sufficient current and/or accumulated earnings and profits, such stockholder will be treated as having received a dividend which will be includible in gross income (and treated as ordinary income) in an amount equal to the cash received that is allocable to the redemption transaction (without regard to gain or loss, if any). In such case, in general, the basis of the Shares transferred to the Company in the redemption transaction by such stockholder will be allocated to the adjusted basis of the Surviving Corporation Shares received by such stockholder.

     In the case of a corporate stockholder, if the cash paid is treated as a dividend, such dividend income may be eligible for the 70% dividends-received deduction. However, if a dividends-received deduction is available, the dividend may be treated as an 'extraordinary dividend' under Section 1059(a) of the Code, in which case a corporate stockholder's adjusted tax basis in Surviving Corporation Shares received by such stockholder would be reduced, but not below zero, by the amount of the nontaxed portion of such dividend. If the nontaxed portion of such dividend exceeds such basis, such excess will be treated as gain from the sale or exchange of the Shares for the taxable year in which the extraordinary dividend is received.

     Stockholders Receiving Surviving Corporation Shares and Receiving No Cash. The Merger will have no United States federal income tax consequences for stockholders who receive Surviving Corporation Shares and receive no cash. Accordingly, a stockholder will not recognize any gain or loss on Surviving Corporation Shares received by such stockholder.

     As described above under ' -- Stockholders Receiving Surviving Corporation Shares and Receiving No Cash,' the Merger will have no tax consequences to a stockholder (and, thus, a stockholder will not recognize any gain or loss as a result of the Merger), to the extent such stockholder receives Surviving Corporation Shares. However, as described more fully above under ' -- Stockholders Receiving Cash,' a stockholder's receipt of Surviving Corporation Shares may, under certain circumstances, cause the

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
redemption portion of the cash received by such stockholder to be treated as a dividend for United States federal income tax purposes.

     Foreign Stockholders -- Withholding. The following is a discussion of certain United States federal income tax consequences of the Merger to Foreign Stockholders. For this purpose, a Foreign Stockholder is any stockholder who is not, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust (a 'Foreign Person').

     In the case of any Foreign Stockholder, the Exchange Agent will withhold 30% of the amount paid to redeem the Shares of such stockholder in order to satisfy certain United States withholding requirements, unless such Foreign Stockholder proves in a manner satisfactory to the Company and the Exchange Agent that either (i) the redemption of its Shares pursuant to the Merger will qualify as a sale or exchange under Section 302 of the Code, rather than as a dividend for United States federal income tax purposes, in which case no withholding will be required, (ii) the Foreign Stockholder is eligible for a reduced tax treaty rate with respect to dividend income, in which case the Exchange Agent will withhold at the reduced treaty rate, or (iii) no United States withholding is otherwise required.

     FOREIGN STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION TO THEM OF THESE WITHHOLDING RULES. FURTHER, SINCE THE FOREGOING DISCUSSION DOES NOT ADDRESS ANY OF THE OTHER POTENTIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES OF THE MERGER TO FOREIGN STOCKHOLDERS, SUCH STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO SUCH POTENTIAL TAX CONSEQUENCES.

     Information Reporting and Backup Withholding. The Company may be required to report annually to the IRS and to a stockholder the amount of dividends paid to such stockholder and any amount withheld under the backup withholding rules with respect to such dividends. Copies of these reports also may be made available to the tax authorities in the country in which a Foreign Stockholder resides under applicable income tax treaties.

     United States backup withholding (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) generally will not apply to (i) dividends paid to Foreign Stockholders that are subject to the 30% withholding discussed above (or that are not so subject because a tax treaty applies that reduces or eliminates such 30% withholding) or
(ii) under current law, dividends paid to a Foreign Stockholder at an address outside of the United States. However, under final United States Treasury regulations, effective as of January 1, 2000, a Foreign Stockholder will generally be subject to United States withholding tax at a 31% rate, unless certain certification procedures (or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures) are satisfied, directly or through a foreign intermediary.

     Backup withholding and information reporting generally will apply to dividends paid to addresses inside the United States on shares of stock to beneficial owners that are not 'exempt recipients' and that fail to provide in the manner required certain identifying information.

     The payment of the proceeds of the disposition of Shares to or through the United States office of a broker is subject to information reporting unless the disposing stockholder, under penalty of perjury, certifies its foreign status or otherwise establishes an exemption. Generally, United States information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a foreign office of a foreign broker. However, information reporting requirements (but, prior to January 1, 2000, not backup withholding) will apply to a payment of disposition proceeds outside the United States if (i) the payment is made through an office outside the United States of a broker that is either (A) a United States person, (B) a Foreign Person which derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (C) a 'controlled foreign corporation' for United States federal income tax purposes, or (D) effective January 1, 2000, a foreign broker that is
(1) a foreign partnership, one or more of whose

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
partners are United States persons who, in the aggregate, hold more than 50% of the income or capital interest in the partnership at any time during its tax year, or (2) a foreign partnership engaged at any time during its tax year in the conduct of a trade or business in the United States, and (ii) the broker fails to maintain documentary evidence that the stockholder is a Foreign Stockholder and that certain conditions are met, or that the stockholder otherwise is entitled to an exemption.

     Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the stockholder's United States federal income tax liability provided the required information is furnished to the IRS.

     THE FOREGOING DESCRIPTION OF POTENTIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS GENERALLY APPLICABLE TO STOCKHOLDERS IN THE MERGER DOES NOT ADDRESS EVERY FEDERAL INCOME TAX CONCERN WHICH MAY BE APPLICABLE TO A PARTICULAR STOCKHOLDER. EACH STOCKHOLDER IS URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO SUCH STOCKHOLDER, IN THE LIGHT OF SUCH STOCKHOLDER'S PARTICULAR CIRCUMSTANCES, OF THE DISPOSITION OF SHARES PURSUANT TO THE MERGER.

EFFECT ON OPTIONS AND EMPLOYEE BENEFIT MATTERS

     It is anticipated that each option to purchase Common Shares (an 'Option') granted under the Company's 1991 Employee Stock Option Plan and Non-Employee/Officer Director Option Plan (the 'Option Plans') will be exercised or canceled pursuant to its terms or canceled in exchange for a cash amount equal to the difference between $41.50 and the exercise price of the Option prior to the Effective Time. Each Option that is not exercised or canceled will remain outstanding immediately following the Effective Time and such Options will be subject to adjustment pursuant to the terms of the Option Plans. As a condition to closing, the number of Common Shares purchasable upon the exercise of Options that have not been exercised or canceled may not exceed 750,000. In addition, following the Merger, the Company may grant or sell, or grant options to purchase, additional common shares of the Surviving Corporation to members of the Company's management or otherwise permit management to participate in the equity of the Company. The foregoing could dilute the holdings of existing holders of common shares of the Company. See 'Risk Factors -- Risk Factors Relating to the Effects of the Merger; Receiving Common Stock of the Surviving Corporation in the Merger or Receiving Cash due to Proration -- Potential Dilution of Common Stock of the Surviving Corporation.'

     Acquisition has agreed in the Merger Agreement that the Company will, for a period of two years from the Effective Time, provide employees of the Company and its Subsidiaries with cash compensation, employee benefit and incentive compensation and similar plans and programs (other than equity-based compensation plans and programs) as will provide compensation and benefits which in the aggregate are no less favorable than those provided to such employees as of the date of the Merger Agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain directors and executive officers of the Company may have interests, described herein, that present them with potential conflicts of interest in connection with the Merger. The Board of Directors was aware of the potential conflicts described below and considered them in addition to the other matters described under 'The Merger -- Recommendation of the Board of Directors; Reasons for the Merger.'

     On October 15, 1996, the Company retained PJSC to render financial services to the Company in connection with the possible sale of the Company's Investment Interests (the 'PJSC Agreement'). See ' -- Background of the Merger.' In light of the Company's decision to expand from exploring the possibility of the sale of the Investment Interests to pursuing strategic alternatives, the Company and PJSC executed a second agreement on May 25, 1998 (the 'Second PJSC Agreement' and, together with the PJSC Agreement, the 'PJSC Agreements'), pursuant to which the role of PJSC was similarly expanded to include the rendering of advice to the Company with respect to a possible business combination or sale of the Company. As part of the Second PJSC Agreement, the Company agreed to pay PJSC $2,250,000 upon the closing of a business combination or sale of the Company in satisfaction

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
of its payment obligations under both PJSC Agreements. Peter J. Solomon, who is a director of the Company, is the chairman of PJSC.

     Common Shares held by officers and directors of the Company will be converted into the right to receive the same consideration as Common Shares held by other stockholders.

     Pursuant to the Merger Agreement, the Company has agreed to maintain for six years after the Effective Time all rights to indemnification existing in favor of all present directors and officers of the Company. See 'Certain Provisions of the Merger Agreement -- Certain Covenants of Acquisition -- Indemnification.'

     Pursuant to the Merger Agreement, upon consummation of the Merger, each outstanding Option granted under the Non-Employee/Officer Director Option Plan will be exercised or canceled pursuant to its terms or in exchange for a cash amount equal to the difference between $41.50 and the exercise price of the Option prior to the Effective Time. Upon consummation of the Merger, each outstanding Option granted under the 1991 Employee Stock Option Plan will, subject to the agreement of the holder, be exercised or canceled pursuant to its terms or in exchange for a cash amount equal to the difference between $41.50 and the exercise price of the Option prior to the Effective Time. See
' -- Effect on Options and Employee Benefit Matters.' The following table sets forth the number of outstanding Options held by (i) each Executive Officer of the Company; (ii) the non-employee directors of the Company and (iii) all executive officers and directors of the Company as a group, each as of November 20, 1998.

EXECUTIVE OFFICERS                                                                   NUMBER OF
(INCLUDING EMPLOYEE DIRECTORS)                                                        OPTIONS
----------------------------------------------------------------------------------   ----------
Bernard P. Gallagher..............................................................     251,767
Rudy J. Graf......................................................................     177,648
Scott N. Schneider................................................................     154,119
David Z. Rosensweig...............................................................       4,798
Phillip Mayberry..................................................................      90,993
Thomas Cogar......................................................................      55,662

NON-EMPLOYEE DIRECTORS
----------------------------------------------------------------------------------
Daryl A. Ferguson.................................................................       6,066
William M. Kraus..................................................................       6,066
Peter J. Solomon..................................................................       6,066
Frank Tow.........................................................................       4,000

All Executive Officers and Directors as a group (11 persons)......................     757,185

RESALE OF SURVIVING CORPORATION SHARES FOLLOWING THE MERGER

     The Surviving Corporation Shares to be received in connection with the Merger will be freely transferable, except that shares received by any stockholder who may be deemed to be an 'affiliate' (as defined under the Securities Act and generally including, without limitation, directors, certain executive officers and beneficial owners of 10% or more of a class of capital stock) of the Company for purposes of Rule 145 under the Securities Act will not be transferable except in compliance with the Securities Act. This Information Statement/Prospectus does not cover sales of Surviving Corporation Shares received by any person who may be deemed to be an affiliate of the Company. Pursuant to the Merger Agreement, Acquisition has agreed to use reasonable best efforts to cause the Surviving Corporation Shares received in connection with the Merger to continue to be listed on Nasdaq and registered under the Exchange Act for at least three years after the Effective Time. See 'Certain Provisions of the Merger Agreement -- Certain Covenants of Acquisition -- Nasdaq Listing and Exchange Act Registration.'

FINANCING

     A total of approximately $1.87 billion will be required to pay the cash consideration to stockholders of the Company in the Merger, repay the Company's indebtedness (including the purchase of outstanding Existing Senior Notes (as hereinafter defined) in the Debt Offers), pay the related fees and expenses, and provide for working capital requirements and general corporate purposes after the Effective Time. The sources of funding for the Merger and the related transactions are expected to be

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
the Credit Facility, the Mezzanine Financing, the Equity Contribution and the Offering (each as hereinafter defined).

     In connection with the Merger, a direct subsidiary or subsidiaries of the Surviving Corporation expects to borrow approximately $922.7 million under a $1,050 million credit facility (the 'Credit Facility'). A direct subsidiary of the Surviving Corporation expects to conduct an offering (the 'Offering') of senior subordinated notes due 2008 (the 'Senior Subordinated Notes'), in an aggregate principal amount sufficient to provide gross cash proceeds of at least $370 million, approximately $60 million of which will be used to fund the interest escrow contemplated by the instruments governing notes to be issued by certain of the Company's subsidiaries. WCAS Capital Partners III, L.P., an affiliate of WCAS, will also purchase unsecured subordinated notes due 2009 with 542,168 shares of the surviving corporation attached, resulting in gross cash proceeds of not less than $180 million (the 'Mezzanine Financing'). Pursuant to the New Commitment Letters and related documents (the 'Financing Documents'), the Lead Agents committed to provide Acquisition with the Credit Facility, consisting of an aggregate of $900 million in term loan facilities and a $150 million revolving credit facility and certain affiliates of the Lead Agents committed to underwrite the Senior Subordinated Notes. In addition, Acquisition has commitments for the $400 million Equity Contribution from certain of the Equity Investors for the purchase of approximately 9.1 million shares.

     The New Commitment Letters are no longer subject to any material adverse change in relevant capital markets and are not conditioned upon the syndication of the Lead Agents' commitments. The New Commitment Letters terminate on January 31, 1999. Acquisition agreed, however, in the Amendment to the Merger Agreement to use its reasonable best efforts to have the commitments under the New Commitment Letters extended until March 31, 1999, the termination date for the Merger Agreement, so long as Acquisition did not have to accept less favorable terms than those contemplated by the Financing Documents.

     Sources and Uses of Funds. The following table sets forth the expected sources and uses of funds in connection with the financing of the Merger (the 'Financing') assuming the Merger had been consummated on August 31, 1998:

                                                                                                AMOUNT
                                                                                             -------------
                                                                                             (IN MILLIONS)
SOURCES OF FUNDS:
     Credit Facility(1)(2):...............................................................      $  922.7
     Notes issued in the Offering(3)......................................................         370.0
     Subordinated notes of Centennial(4)..................................................         180.0
     Equity Contribution..................................................................         400.0
                                                                                             -------------
          Total Sources of Funds..........................................................      $1,872.7
                                                                                             -------------
                                                                                             -------------
USES OF FUNDS:
     Redemption of Common Shares(5).......................................................      $1,033.1
     Redemption of Preferred Shares(5)....................................................         128.1
     Settlement of Options(5).............................................................          42.3
     Repayment of net existing indebtedness and preferred dividends accrued(6)............         494.5
     Restricted escrow investment.........................................................          60.0
     Estimated fees and expenses(7).......................................................         114.7
                                                                                             -------------
               Total Uses of Funds........................................................      $1,872.7
                                                                                             -------------
                                                                                             -------------

------------
(1) The Credit Facility will consist of three term loans in aggregate principal amounts of $500 million, $200 million and $200 million, respectively, and a revolving credit facility in an aggregate principal amount of up to $150 million. The borrower under these facilities will be a direct, wholly-owned subsidiary of the Company. Centennial and certain of its other direct and indirect subsidiaries will unconditionally guarantee, jointly and severally, the obligations of the borrower.

(2) The borrowings that would be required under the Credit Facility to fund the Merger if the Merger were consummated on or about December 31, 1998 are estimated to increase to approximately $930 million.

                                              (footnotes continued on next page)

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
(footnotes continued from previous page)

(3) Represents the Offering by a direct, wholly-owned subsidiary of Centennial following the Merger, of unsecured senior subordinated notes due 2008, resulting in gross cash proceeds of not less than $370 million.

(4) Represents the purchase by WCAS Capital Partners III, L.P., an affiliate of WCAS, of unsecured subordinated notes due 2009 and shares of the surviving corporation for an aggregate price of $180 million.

(5) Represents the consideration to be paid pursuant to the Merger for the Common Shares, the Common Shares issuable upon conversion of the Convertible Preferred Stock and for the settlement of outstanding options to purchase Common Shares.

(6) Represents the funds required to repay total existing indebtedness plus accrued interest of $11.5 million and preferred dividends of $12.4 million of the Company less estimated cash on hand at August 31, 1998. The actual cash on hand, debt balance, accrued interest and preferred dividends accrued upon consummation of the Merger may vary from the estimated amount. In connection with the Merger, Centennial will consummate the Debt Offers to acquire all of the Company's Existing Senior Notes (as hereinafter defined). The amount shown above includes the consent solicitation fees associated with the Debt Offers, assuming that 100% of the Existing Senior Notes are repurchased and all holders of Existing Senior Notes receive the consent fees. To the extent all of the Existing Senior Notes are not tendered, indebtedness under the term loans of the Credit Facilities will be reduced accordingly. Through December 1, 1998, approximately 99% of the Company's public debt was tendered and consents were delivered to the Company pursuant to the Debt Offers commenced on September 8, 1998. The Company has extended the tender offer expiration date for the Debt Offers to January 4, 1999.

(7) Includes all fees and expenses related to the Merger and the transactions contemplated thereby, including the Debt Offers.

                              REGULATORY APPROVALS

FCC APPROVAL

     In order to consummate the Merger, the FCC must approve the transfer of control of the Company to the Equity Investors. The Company and the Equity Investors have completed filing joint applications seeking these approvals. The FCC considers whether the Equity Investors are qualified to control the Company's FCC licenses and authorizations and whether the public interest, convenience and necessity will be served by the transfer of control to the Equity Investors. The Company and WCAS believe that the joint applications demonstrate compliance with these standards. The last of these applications that are material to the transaction was placed on public notice by the FCC on August 17, 1998 and approved for grant by the FCC on October 9, 1998, which approval became final on November 18, 1998.

STATE PUCs

     The Company and Acquisition are also required to seek such approvals, consents, permits, licenses and other authorizations from and to make such filings and reports with any appropriate state public service or public utilities commission and the Telecommunications Regulatory Board of Puerto Rico ('State PUC') as are necessary or required. However, the approval of any such State PUCs is not a condition to the closing of the Merger. See 'Certain Provisions of The Merger Agreement -- Certain Covenants of the
Company -- Communications Licenses and Authorizations' and ' -- Certain Covenants of Acquisition and the Company -- FCC and State PUC Applications.'

HSR ACT AND ANTITRUST MATTERS

     Under the provisions of the HSR Act applicable to the Merger, the Merger may only be consummated following the expiration of a 30-calendar day waiting period following the filing by the Company and Acquisition of Notification and Report Forms with respect to the Merger, unless the Company or Acquisition receives a formal request for additional information or documentary material from the Antitrust Division of the United States Department of Justice (the 'Antitrust Division') or the Federal Trade Commission (the 'FTC') or unless early termination of the waiting period is granted. Acquisition and the Company submitted their Notification and Report Forms with respect to the Merger on September 11, 1998 and on September 25, 1998, the Company's request for early termination of the waiting period under the HSR Act was granted.

     At any time before or after the Effective Time, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking the divestiture of common shares of the Company acquired by Acquisition or the divestiture of substantial assets of the Company or its Subsidiaries or Acquisition or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it will fail.

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                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

     The Company's authorized capital stock prior to the Effective Time consists of (i) 100,000,000 Common Shares; (ii) 50,000,000 Class B Shares (together with the Common Shares, the 'Common Stock'); (iii) 102,187 Convertible Preferred Shares; (iv) 250,000 shares of Senior Preferred Stock, par value $0.01 per share (the 'Senior Preferred Shares'); (v) 3,978 Second Series Convertible Preferred Shares (together with the Convertible Preferred Shares and the Senior Preferred Shares, the 'Authorized Preferred Shares') and (vi) 9,996,022 shares of Additional Preferred Stock, par value $0.01 per share (the 'Additional Preferred Shares' and, together with the Authorized Preferred Shares, the 'Preferred Shares'). As of November 4, 1998, (i) 15,085,398 Common Shares; (ii) 10,544,113
Class B Shares; (iii) 102,187 Convertible Preferred Shares; (iv) no Senior Preferred Shares; (v) 3,978 Second Series Convertible Preferred Shares and (vi) no Additional Preferred Shares were issued and outstanding. At such date, 8,561,819 Class B Shares and 3,978 Second Series Convertible Preferred Shares were owned by Century, and 1,982,294 Class B Shares and 102,187 Convertible Preferred Shares were owned by Citizens Utilities Company ('Citizens').

     Immediately following the Merger, the Surviving Corporation intends to effect a stock split if necessary to comply with the Nasdaq National Market Maintenance Standards. The Surviving Corporation would make appropriate adjustments to the number of shares of its common stock outstanding following the Merger to reflect the stock split.

     Under the Certificate of Incorporation of the Company in effect prior to the Effective Time, in the event of a merger, the Company shall make appropriate provision so that the holder of each Convertible Preferred Share and Second Series Convertible Preferred Share then outstanding shall receive the kind and amount of shares of stock or other securities or property receivable upon such merger by a holder of the number of Common Shares or Class B Shares into which such Convertible Preferred Shares and Second Series Convertible Preferred Shares could have been converted immediately prior to such merger. Subject to certain adjustments, (i) each Convertible Preferred Share is convertible into four Common Shares or Class B Shares, or any combination thereof, as such Common Shares and Class B Shares were constituted as of the date immediately prior to the date of the resolution of the Board of the Company authorizing the splitting of the Class B Shares on a 7.27182 to 1 basis, and (ii) each Second Series Convertible Share is convertible into that number of Common Shares or Class B Shares, or any combination thereof, determined by dividing 115,709 by the total number of Second Series Convertible Preferred Shares issued and outstanding.

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         DESCRIPTION OF THE CAPITAL STOCK OF THE SURVIVING CORPORATION

     Following the Merger, the Certificate of Incorporation of the Surviving Corporation shall be the certificate of incorporation of Acquisition. The Certificate of Incorporation provides the Surviving Corporation with the authority to issue 100,000,000 shares of common stock, $0.01 par value per share ('Surviving Corporation Common Stock'), of which 10,375,193 will be outstanding after the Merger, without giving effect to the contemplated stock split, and up to 750,000 shares will be reserved for issuance upon the exercise of the Options. No preferred stock will be authorized or outstanding after consummation of the Merger. The following summary description of the capital stock of the Surviving Corporation is qualified by reference to the Certificate of Incorporation and Bylaws of the Surviving Corporation.

SURVIVING CORPORATION COMMON STOCK

     Voting. Holders of Surviving Corporation Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and are not entitled to cumulative voting rights. Therefore, the holders of a majority of the shares voted in an election of directors at which a quorum is present can elect all of the directors then standing for election. The holders of Surviving Corporation Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the Surviving Corporation Common Stock.

     Dividends. The holders of Surviving Corporation Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors from funds legally available therefor, with each share of Surviving Corporation Common Stock sharing equally in such dividends.

     The Bylaws provide that the number of directors shall be fixed by the Board of Directors and shall initially be three. Any director of the Surviving Corporation may be removed from office with or without cause at any time by the affirmative vote of a majority of the stockholders.

CERTAIN PROVISIONS OF THE SURVIVING CORPORATION'S CERTIFICATE OF INCORPORATION AND BYLAWS

     Meetings of Stockholders. The Bylaws provide that a special meeting of stockholders may be called by the Chairman of the Board of Directors, the Chief Executive Officer or by order of the Board of Directors and shall be called by the Secretary upon the written request of stockholders holding a majority of the outstanding common stock of the Surviving Corporation. The Bylaws provide that only those matters set forth in the notice of the special meeting may be considered or acted upon at that special meeting, unless otherwise provided by law. In addition, the Bylaws set forth certain advance notice and informational requirements and time limitations on any director nomination or any new business which a stockholder wishes to propose for consideration at an annual meeting of stockholders.

     Stockholder Action by Written Consent. The Certificate provides that any action required or permitted to be taken by the stockholders of the Surviving Corporation at an annual or special meeting of stockholders may be taken without a meeting if a written consent setting forth the action so taken shall be signed by the holders having at least the number of shares that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted.

     Indemnification and Limitation of Liability. The Bylaws of the Surviving Corporation provide that directors and officers of the Surviving Corporation and its subsidiaries shall be indemnified by the Surviving Corporation to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Surviving Corporation. The Bylaws of the Surviving Corporation also provide that the right of directors and officers to indemnification shall not be exclusive of any other right under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. The Certificate of Incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware Law or obtained an improper

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personal benefit. This provision does not alter a director's liability under the federal securities laws. In addition, this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

     Amendment of the Certificate of Incorporation. Pursuant to the Delaware law, an amendment to the Certificate of Incorporation must first be approved by a majority of the Board of Directors and (with certain exceptions) thereafter must be approved by the holders of a majority of the total votes eligible to be cast by holders of Surviving Corporation Common Stock with respect to such amendment or repeal.

     Amendment of Bylaws. The Certificate of Incorporation provides that the Bylaws may be amended or repealed by the Board of Directors. Such action by the Board of Directors requires the affirmative vote of a majority of the Board of Directors then in office.

STATUTORY BUSINESS COMBINATION PROVISION

     Upon completion of the Offering, the Surviving Corporation will be subject to the provisions of Section 203 of the Delaware Law ('Section 203'). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person, or an affiliate or associate of such person, who is an 'interested stockholder' for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in the person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans) in the same transaction that makes it an interested stockholder; or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder, at an annual or special meeting. Under Section 203, an 'interested stockholder' is defined (with certain limited exceptions) as any person that is
(A) the owner of 15% or more of the outstanding voting stock of the corporation or (B) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

     A corporation may, at its option, exclude itself from the coverage of
Section 203 by amending its certificate of incorporation or bylaws by action of its stockholders to exempt itself from coverage; provided that, with certain limited exceptions, such bylaw or charter amendment shall not become effective until 12 months after the date it is adopted. Neither the Certificate of Incorporation nor the Bylaws contains any such exclusion.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Surviving Corporation Common Stock is American Stock Transfer & Trust Company.

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
                   CERTAIN PROVISIONS OF THE MERGER AGREEMENT

     The following summarizes the material provisions of the Merger Agreement, which appears as Appendix A to this Information Statement/Prospectus and is incorporated herein by reference, and the Amendment to the Merger Agreement, which appears as Appendix B to this Information Statement/Prospectus and is incorporated herein by reference. Such summary is qualified in its entirety by reference to Merger Agreement, as amended.

THE MERGER

     The Merger Agreement provides that, following the approval of the Merger by the stockholders of the Company and the satisfaction or waiver of the other conditions to the Merger, Acquisition shall be merged with and into the Company and the Company shall be the Surviving Corporation.

     The Merger shall become effective at the Effective Time. Filing of the Certificate of Merger shall be made upon the Closing of the Merger, which shall be no later than the Closing Date, unless another time is agreed to by the parties.

     Subject to the effects of proration, (i) each Electing Share of the Company will be converted into the right to receive one Surviving Corporation Share and
(ii) each other Common Share other than Canceled Shares, Electing Shares and Dissenting Shares will be converted into the right to receive the Cash Elective Price, as more fully described under 'The Merger -- Merger Consideration' and ' -- Non-Cash Election.'

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains customary representations and warranties of the Company relating to, among other things, (a) corporate existence, good standing, power and similar corporate matters; (b) authorization, execution, delivery and performance of the Merger Agreement; (c) compliance with applicable governmental requirements; (d) non-contravention of the Company's corporate documents, applicable law or the provisions of the Company's material agreements; (e) the Company's capital structure; (f) corporate existence, good standing, power and similar corporate matters and ownership of the Company's Subsidiaries; (g) documents filed by the Company with the Commission and the accuracy of information contained therein; (h) financial statements filed by the Company with the Commission, the accuracy of information contained therein and the absence of undisclosed liabilities; (i) the accuracy of information supplied by the Company in connection with this Information Statement/Prospectus and the documents to be executed in connection with the Debt Offers; (j) the absence of certain changes or events since May 31, 1997, including material adverse changes with respect to the Company; (k) pending or threatened material litigation; (l) filing of tax returns, payment of taxes, establishment of reserves for payment of taxes and compliance with withholding requirements; (m) employee benefit plans and other matters relating to the Employee Retirement Income Security Act of 1974, as amended; (n) brokers' and finders' fees and expenses; (o) authorization issued by the FCC and other governmental entities and compliances with the Communications Act and applicable state regulations; (p) compliance with applicable laws, regulations and orders; (q) environmental matters; (r) receipt of written opinion of the Company's financial advisor; (s) material transactions or arrangements between the Company and its affiliates; and (t) intellectual property of the Company.

     The Merger Agreement also contains customary representations and warranties of Acquisition relating to, among other things, (a) corporate existence, good standing, power and similar corporate matters; (b) authorization, execution, delivery and performance of the Merger Agreement; (c) compliance with applicable governmental requirements; (d) non-contravention of Acquisition's corporate governance documents, applicable law or the provisions of Acquisition's material agreements; (e) the accuracy of information supplied by Acquisition in connection with this Information Statement/Prospectus and the documents to be executed in connection with the Debt Offers; (f) brokers' and finders' fees and expenses; (g) the qualification of Acquisition under the Communications Act; (h) the absence of ownership of Common Shares of the Company by Acquisition or its affiliates; and (i) financing of Acquisition for the Merger.

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CERTAIN COVENANTS OF THE COMPANY

     Conduct of the Company Pending the Merger. From the date of the Merger Agreement until the Effective Time, except as contemplated by the Merger Agreement or with the prior written consent of Acquisition, the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and key employees. Specifically, the Merger Agreement contains certain covenants of the Company relating to the amendment of corporate governance documents; the issuance of securities; the redemption, declaration or payment of dividends; changes in capital stock; executive compensation and employee benefit plans; the acquisition or disposition of material assets or securities; the incurrence and satisfaction of indebtedness; amendments of any material contract rights; and capital expenditures.

     Access to Information. From the date of the Merger Agreement until the Effective Time, the Company shall give Acquisition and its authorized representatives reasonable access during normal business hours to the offices, properties, books and records of the Company and its Subsidiaries as is reasonably requested. Such information shall be held in confidence to the extent required by the Confidentiality Agreement between DLJ and WCAS (the 'Confidentiality Agreement').

     No Solicitation. The Company has agreed that, prior to the Effective Time, it shall not, and shall not authorize or permit any of its Subsidiaries, to solicit, initiate or encourage any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination, tender or exchange offer, recapitalization transaction or other similar transaction involving the Company or any of its Significant Subsidiaries (as defined below), acquisition of all or any material portion of the assets or capital stock of the Company or the acquisition of all or substantially all of the assets or capital stock of any Significant Subsidiary (an 'Acquisition Transaction') or provide information to or negotiate, explore or otherwise engage in discussions with any Person (other than Acquisition or its representatives) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement; provided, however, that the Company may, in response to an unsolicited proposal with respect to an Acquisition Transaction from a third party, furnish information to, and negotiate, explore and otherwise engage in substantive discussions with such third party, and enter into any such agreement, arrangement or understanding (so long as immediately after entering into any such agreement the Company terminates the Merger Agreement), in each case, if the Board determines in its good faith judgment, after consultation with its independent legal counsel, that the failure to do so would result in a breach of its fiduciary obligations. The Company has agreed that it shall promptly notify Acquisition if any proposal or offer is received by, or any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of an Acquisition Transaction, and shall, in any such notice to Acquisition, indicate the identity of the third party and the terms and conditions of any proposals or offers; provided, however, that such notice shall be given only to the extent the Board may disclose such information without breaching its fiduciary duties as advised by counsel and as determined in good faith and without violating any of the conditions of such Acquisition Transaction. Thereafter, the Company shall keep Acquisition informed (subject to such fiduciary duties), on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. For purposes of the Merger Agreement, a 'subsidiary' of any Person means any other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are directly or indirectly owned or controlled by such Person, and unless otherwise specified 'Subsidiary' means a subsidiary of the Company. 'Significant Subsidiary' includes each significant Subsidiary within the meaning of Regulation S-X under the Exchange Act.

     Communications Licenses and Authorizations. The Company has agreed that it shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to obtain and maintain in full force and effect all approvals, consents, permits, licenses and other authorizations, and any renewals thereof, from the FCC and State PUCs, and to make all filings and reports, reasonably necessary or required for the continued operation of the Company's and its Subsidiaries' businesses, as and when such approvals, consents, permits, licenses, filings or reports or other authorizations are necessary or required. The

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Company has completed filing the applications seeking FCC approval of the
Merger. The last of these applications that are material to the transaction was placed on public notice by the FCC on August 17, 1998 and approved for grant by the FCC on October 9, 1998, which approval became final on November 18, 1998.

     Debt Offers. The Company has agreed that, provided the Merger Agreement has not been terminated, the Company shall, within 20 days of receiving any request by Acquisition to do so (but in no event earlier than twenty calendar days after the date of the Merger Agreement), commence offers to purchase, accompanied by related solicitations of consent regarding covenant amendments, all of the Company's outstanding 8 7/8% Senior Notes due 2001 (the '8 7/8% Senior Notes') and the Company's outstanding 10 1/8% Senior Notes due 2005 (the '10 1/8% Senior Notes' and, together with the 8 7/8% Senior Notes, the 'Existing Senior Notes') on such customary terms and conditions as are acceptable to Acquisition, in the exercise of its judgment in making Debt Offers on commercially reasonable terms to the Company and the holders of the Existing Senior Notes (the 'Debt Offers'). The Company has agreed that, subject to the terms and conditions of the Merger Agreement, including but not limited to the conditions in the Debt Offers, it will accept for payment and pay for the Existing Senior Notes as soon as reasonably practicable after such conditions to the Debt Offers are satisfied and it is permitted to do so under applicable law, provided that the Company shall use reasonable best efforts to coordinate the timing of any such purchase with Acquisition in order to obtain the greatest participation in the Debt Offers. Pursuant to the Merger Agreement and at request the of Acquisition, the Company prepared, subject to advice and comments of Acquisition, an offer to purchase for each of the issues of Existing Senior Notes and forms of the related letters of transmittal and summary advertisement, as well as all other information and exhibits (collectively, the 'Offer Documents') and on September 8, 1998 commenced the Debt Offers. Through December 1, 1998, approximately 99% of the Company's public debt was tendered and consents were delivered to the Company. The Company has extended the tender offer expiration date for the Debt Offers to January 4, 1999.

     As of August 31, 1998, $250.0 million in aggregate principal amount of the 8 7/8% Senior Notes was outstanding and $100.0 million in aggregate principal amount of the 10 1/8% Senior Notes was outstanding. An aggregate of approximately $150.0 million will be required to refinance the Existing Senior Notes.

     Notice of Certain Events. The Company has agreed that it shall promptly notify Acquisition of certain notices or other communications from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by the Merger Agreement; notices or other communications from any governmental entity in connection with the transactions contemplated by the Merger Agreement; actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against the Company or any of its Subsidiaries; and filings with, or notices from, or the initiation of any complaint or other proceedings by, the FCC or any State PUC relating to the communications licenses held by the Company or any of its Subsidiaries.

     State Takeover Laws. The Company has agreed that it shall, upon the request of Acquisition, take all reasonable steps to assist in any challenge by Acquisition to the validity or applicability to the transactions contemplated by the Merger Agreement, including the Merger, of any state takeover law.

CERTAIN COVENANTS OF ACQUISITION

     Confidentiality. Acquisition has agreed that all information received from or on behalf of the Company or any of the Company's Subsidiaries in connection with the Merger shall be deemed received pursuant to the Confidentiality Agreement and Acquisition shall, and shall cause its affiliates and representatives, to comply with the provisions of the Confidentiality Agreement with respect to such information.

     Indemnification. Acquisition has agreed that all rights to indemnification existing as of the date of the Merger Agreement in favor of any employee, agent, director or officer of the Company and its Subsidiaries (the 'Indemnified Parties') as provided in their respective charters or bylaws, in an agreement between an Indemnified Party and the Company or one of its Subsidiaries, or otherwise in effect on the date hereof shall survive the Merger and shall continue in full force and effect for a period

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of not less than six years from the Effective Time; provided that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. Acquisition has also agreed to indemnify all Indemnified Parties to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals' services as officers, directors, employees or agents of the Company or any of its Subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees, or otherwise on behalf of, the Company or any of its Subsidiaries, occurring prior to the Effective Time including, without limitation, the transactions contemplated by this Agreement.

     Employee Benefit Arrangements. Acquisition has agreed that the Company will honor and, from and after the Effective Time, Acquisition will cause the Surviving Corporation to honor, all Employee Benefit Arrangements to which the Company or any of its Subsidiaries is currently a party. Acquisition will cause the Surviving Corporation to take such actions as are necessary so that, for a period of at least two years from the Effective Time, employees of the Company and its Subsidiaries will be provided cash compensation, employee benefit and incentive compensation and similar plans and programs (other than equity-based compensation plans and programs) as will provide compensation and benefits which in the aggregate are no less favorable than those provided to such employees as of the date of the Merger Agreement.

     Financing. Acquisition has agreed that it shall use commercially reasonable efforts to consummate the Financing or alternative financing on terms no more onerous than the terms of the Financing.

     It is expected that financing proceeds and equity contributions aggregating approximately $1,872.7 million will be required to pay cash consideration to Centennial stockholders in connection with the Merger, to settle outstanding Options, to refinance the Senior Notes and to pay for fees and expenses in connection with the Merger. The equity contribution to be made by the Equity Investors will constitute $400.0 million. In addition, WCAS Capital has committed to purchase $180.0 million in aggregate principal amount of subordinated notes.

     Acquisition has agreed that neither it, WCAS nor their affiliates will terminate, amend, modify or supplement in any respect the terms or conditions of the Financing or the Financing Documents, without the prior written consent of the Company, except to amend or modify in a manner more favorable to Acquisition, WCAS or their affiliates the interest rates relating to the Financing or the terms of the covenants to be in effect following consummation of the Merger, but only to the extent that such amendment or modification will not adversely affect the probability that such Financing will be actually funded, or the timing thereof. Acquisition also agreed that it will, and will cause its affiliates to, perform all of its obligations under such Financing Documents and satisfy all conditions precedent to the funding thereunder that are within its control and use reasonable best efforts to satisfy all conditions precedent to the funding thereunder that are not within its control.

     WCAS has committed to cause Acquisition to perform its obligations under the Merger Agreement up to the amount of the $400.0 million equity contribution to be made by the Equity Investors.

     Nasdaq Listing and Exchange Act Registration. Acquisition has agreed that it will, for at least three years after the Effective Time of the Merger, use reasonable best efforts to cause the Surviving Corporation Shares to continue to be listed on Nasdaq and registered under the Exchange Act.

CERTAIN COVENANTS OF ACQUISITION AND THE COMPANY

     Reasonable Best Efforts. Subject to the terms and conditions provided in the Merger Agreement, Acquisition and the Company have agreed to use reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, in the case of the Company, subject to the limitations provided in the Merger Agreement regarding the fiduciary duties of the Board, and to assist and cooperate with each other in doing, as promptly as practicable, all things necessary or advisable under applicable laws and regulations to ensure that the conditions to the consummation of the Merger are satisfied and to consummate and make effective the transactions contemplated by the Merger Agreement. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of the Merger Agreement, including the execution of additional instruments, the

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proper officers and directors of each party to the Merger Agreement shall take all such necessary action.

     FCC and State PUC Applications. Acquisition and the Company have agreed that, as promptly as practicable after the execution and delivery of the Merger Agreement, each party shall prepare all appropriate applications for FCC approval, and such other documents as may be required, with respect to the transfer of control of the Company to Acquisition (collectively, the 'FCC Applications'). As promptly as practicable following execution and delivery of the Merger Agreement, the Company shall deliver to Acquisition its completed portion of the FCC Applications. Not later than the fifth business day following the delivery of the FCC Applications to Acquisition, Acquisition shall file, or cause to be filed, the FCC Applications. If the Closing shall not have occurred for any reason within any applicable initial consummation period relating to the FCC's grant of the FCC Applications, and neither Acquisition nor the Company shall have terminated the Merger Agreement, Acquisition and the Company shall jointly request one or more extensions of the consummation period of such grant. Neither party shall knowingly take, or fail to take, any action if the intent or reasonably anticipated consequence of such action or failure to act is, or would be, to cause the FCC not to grant approval of the FCC Applications or materially delay either such approval or the consummation of the transfer of control of the Company. The Company and the Equity Investors have filed the FCC Applications. The last of these applications that are material to the transaction was placed on public notice by the FCC on August 17, 1998 and approved for grant by the FCC on October 9, 1998, which approval became final on November 18, 1998.

     Acquisition and the Company have also agreed that, as promptly as practicable after the execution and delivery of the Merger Agreement, each party shall prepare all required applications for approval by State PUCs, and such other documents as may be required, with respect to the transfer of control of the Company (collectively, the 'State PUC Applications'). Not later than the twentieth business day following execution and delivery of the Merger Agreement, the Company shall deliver to Acquisition its completed portion of the State PUC Applications. Not later than the thirtieth business day following execution and delivery of the Merger Agreement, Acquisition and the Company shall file, or cause to be filed, the State PUC Applications. If the Closing shall not have occurred for any reason within any applicable consummation period relating to any State PUC's grant of any State PUC Application, and neither Acquisition nor the Company shall have terminated this Agreement, Acquisition and the Company shall jointly request one or more extensions of the consummation period of such grant. Neither party shall knowingly take, or fail to take, any action if the intent or reasonably anticipated consequence of such action or failure to act is, or would be, to cause any State PUC not to grant approval of any State PUC Application or materially delay either such approval or the consummation of the transfer of control of the Company.

     Acquisition and the Company shall each pay one-half of any FCC fees that may be payable in connection with the filing or granting of approval of the FCC Applications. Each of Acquisition and Company shall bear its own expenses in connection with the preparation and prosecution of the FCC Applications and the State PUC Applications. Acquisition and the Company shall each use its best efforts to prosecute the FCC Applications and the State PUC Applications in good faith and with due diligence before the FCC and the State PUCs and in connection therewith shall take such action or actions as may be necessary or reasonably required in connection with the FCC Applications and the State PUC Applications, including furnishing to the FCC and the State PUCs any documents, materials or other information requested by the FCC and the State PUCs in order to obtain such approvals as expeditiously as practicable. However, the approval of any State PUCs is not a condition to the closing of the Merger.

     Certain Other Covenants. The Merger Agreement also contains customary covenants applicable to transactions like the Merger, including covenants relating to (a) stockholder approval; (b) registration of Electing Shares; (c) governmental consents, including without limitation consents required under antitrust laws, rules or regulations; (d) restrictions on public announcements;
(e) notification of certain matters affecting the accuracy of any representation or warranty or the ability to comply with or satisfy any covenant, condition or agreement under the Merger Agreement; (f) further assurances on the

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ability of the Surviving Corporation to act on behalf of Acquisition and the
Company; and (g) compliance with the HSR Act.

STOCK AND EMPLOYEE BENEFIT PLANS

     The treatment in the Merger of outstanding Options and the Company's employee benefit plans is described under the heading 'The Merger -- Effect on Options and Employee Benefit Matters.'

CONDITIONS TO THE CONSUMMATION OF THE MERGER

     Conditions to the Obligations of Each Party. The respective obligations of Acquisition and the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of certain conditions, including the following: (a) the stockholders of the Company shall have approved the transactions contemplated by the Merger Agreement, pursuant to the requirements of the Company's certificate of incorporation and applicable law; (b) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated (such waiting period was terminated on September 25, 1998); (c) the Form S-4 Registration Statement shall have been declared effective and no stop order with respect thereto shall be in effect at the Effective Time; and (d) the consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any governmental entity entered after the parties have used reasonable best efforts to prevent such entry and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any governmental entity which prevents the consummation of the Merger.

     Conditions Precedent to the Obligations of Acquisition. The obligation of Acquisition to consummate the Merger is also subject to additional conditions, including the following: (a) each of the representations and warranties of the Company contained in the Merger Agreement that is qualified as to materiality or Material Adverse Effect shall have been true and correct when made and on and as of the Closing Date as if made on and as of such date, and each of the other representations and warranties of Company contained in the Merger Agreement shall have been true and correct in all material respects when made and on and as of the Closing Date as if made on and as of such date, and Acquisition shall have received a certificate to such effect of the Chief Executive Officer of the Company; (b) the Company shall have performed and complied in all material respects with all agreements and covenants required to be performed and complied with by it under the Merger Agreement on or prior to the Closing Date, and Acquisition shall have received a certificate to such effect of the Chief Executive Officer of the Company; (c) (i) all consents, waivers, approvals and authorizations required to be obtained from the FCC ('FCC Transfer Approvals') prior to the consummation of the transactions contemplated under the Merger Agreement shall have been obtained by a Final Order without the imposition of any condition that Acquisition, in its sole discretion, deems materially adverse to the Company's or its Subsidiaries' continued operation of their businesses from and after the Effective Time and (ii) all filings and notices required to be made by the Company or Acquisition prior to the consummation of the transactions contemplated under the Merger Agreement shall have been made (for purposes of the Merger Agreement, 'Final Order' shall mean an action by the FCC:
(x) that is not reversed, stayed, enjoined, set aside, annulled or suspended within the deadline, if any, provided by applicable statute or regulation, (y) with respect to which no request for stay, motion or petition for reconsideration or rehearing, application or request for review, or notice of appeal or other judicial petition for review that is filed within such period is pending and (z) as to which the deadlines, if any, for filing any such request, motion, petition, application, appeal or notice, and for the entry by the FCC of orders staying, reconsidering or reviewing on its own motion have expired); (d) on or prior to the Closing Date, the Company shall have consummated the Debt Offers, unless failure to consummate the Debt Offers was a result of a failure by Acquisition to perform any covenant or condition contained in the Offer Documents or the Merger Agreement or the inaccuracy of any representation or warranty of Acquisition contained therein; (e) Acquisition shall have obtained the Financing substantially on the terms contemplated by the Financing Documents or alternative financing on terms no less favorable than those set forth in the Financing Documents, unless the failure to obtain such financing was the result of (i) a failure by Acquisition, WCAS or any of their affiliates to perform

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any covenant or condition contained therein or the inaccuracy of any representation or warranty of Acquisition (other than certain representatives and warrants made by Acquisition as to the Company's business operations and financial condition), (ii) a failure of WCAS to provide the Equity Contribution or a failure of its affiliate to purchase the subordinated notes, (iii) a failure by Acquisition to accept modifications, amendment, terms or conditions as contemplated under the Financing Documents or (iv) a breach by Acquisition of its obligations under the Merger Agreement to obtain the Financing (see 'The Merger -- Financing'); and (f) the number of Common Shares purchasable upon the exercise of Options that have not been canceled in accordance with the applicable provisions of the Merger Agreement shall not exceed 750,000.

     Through December 1, 1998, approximately 99% of the Company's public debt was tendered and consents were delivered to the Company pursuant to the Debt Offers commenced on September 8, 1998. The Company extended the tender offer expiration date for the Debt Offers to January 4, 1999. In addition, on September 25, 1998, the Company's request for early termination of the waiting period provided by certain rules of the premerger notification rules under the HSR Act was granted. The Company has also completed filing the applications seeking FCC approval of the Merger. The last of these applications that are material to the transaction was placed on public notice by the FCC on August 17, 1998 and approved for grant by the FCC on October 9, 1998, which approval became final on November 18, 1998. To date, the Company has also received the necessary consents from holders of Options to enable the Company to cancel a sufficient number of Options, so that the number of Common Shares purchasable upon exercise of the Option that have not been exercised or canceled will not exceed 750,000 immediately prior to the Merger; however, such consents may be withdrawn at any time prior to the Effective Time.

     Conditions Precedent to the Obligations of the Company. The obligation of the Company to consummate the Merger is also subject to additional conditions, including the following: (a) each of the representations and warranties of Acquisition contained in the Merger Agreement that is qualified as to materiality or Material Adverse Effect shall have been true and correct when made and on and as of the Closing Date as if made on and as of such date, and each of the other representations and warranties of Acquisition contained in the Merger Agreement shall have been true and correct in all material respects when made and on and as of the Closing Date as if made on and as of such date, and the Company shall have received a certificate to such effect of the President of Acquisition; and (b) Acquisition shall have performed and complied in all material respects with all agreements and covenants required to be performed and complied with by it under the Merger Agreement on or prior to the Closing Date, and the Company shall have received a certificate to such effect of the President of Acquisition.

TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

          (a) by the mutual written consent of Acquisition and the Company;

          (b) by Acquisition or the Company if any court or other governmental entity shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction, or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, judgment, decree, injunction, ruling or other action shall have become final and nonappealable after the parties have used reasonable best efforts to prevent such issuance, enactment, entry, promulgation or enforcement;

          (c) by the Company if (i) (A) any of the representations and warranties of the Acquisition set forth in the Merger Agreement shall not be true and correct (in the case of representations and warranties qualified as to materiality or Acquisition Material Adverse Effect) or true and correct in all material respects (in the case of other representations and warranties), in each case when made, or (B) there shall have occurred, on the part of Acquisition, a breach of any covenant or agreement contained in the Merger Agreement which if not cured would have a Material Adverse Effect and which, in the case of (A) or (B), is not curable or, if curable, is not cured within 30 calendar days

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
     after written notice of such breach is given by the Company to Acquisition,
     (ii) the Company shall enter into a definitive written agreement with respect to an Acquisition Transaction, with a third party, or a third party has commenced a tender offer which, in either case, the Board of Directors of the Company believes in good faith is more favorable to the Company's stockholders than the transactions contemplated by the Merger Agreement or
     (iii) if the Board shall have withdrawn, modified or amended in any manner adverse to Acquisition or the stockholders of Acquisition its approval or recommendation of the Merger Agreement and the Merger, or approved, recommended or endorsed any proposal for an Acquisition Transaction with a third party;

          (d) by Acquisition if (i) (A) any of the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct (in the case of representations and warranties qualified as to materiality or Material Adverse Effect) or true and correct in all material respects (in the case of other representations and warranties), in each case when made, or (B) there shall have occurred, on the part of the Company and its Subsidiaries, taken as a whole, a breach of any covenant or agreement contained in this Agreement which if not cured would have a Material Adverse Effect and which, in the case of (A) or (B), is not curable or, if curable, is not cured within 30 calendar days after written notice of such breach is given by Acquisition to the Company, (ii) the Company shall enter into a definitive written agreement with respect to an Acquisition Transaction, with a third party, or a third party has commenced a tender offer which, in either case, the Board of Directors of the Company believes in good faith is more favorable to the Company's stockholders than the transactions contemplated by the Merger Agreement or (iii) if the Board shall have withdrawn, modified or amended in any manner adverse to Acquisition or the stockholders of Acquisition its approval or recommendation of the Merger Agreement and the Merger or approved, recommended or endorsed any proposal for an Acquisition Transaction with a third party; or

          (e) by either party if it shall not have breached any of its obligations under the Merger Agreement on March 31, 1999, provided, however, that neither party may so terminate the Merger Agreement on or before April 30, 1999 if the conditions to Acquisition's obligations to consummate the transactions contemplated under the Merger Agreement have not been satisfied on account of the failure to receive FCC Transfer Approvals.

EFFECT OF TERMINATION

     If the Merger Agreement is terminated, it shall become void and of no effect with no liability on the part of any party or its respective directors, officers or stockholders the agreements relating to confidentiality and fees and expenses shall survive the termination of the Merger Agreement, and neither party shall be relieved from liability for any breach of the Merger Agreement or the Confidentiality Agreement. In the Amendment to the Merger Agreement, the parties agreed that if the Merger Agreement is terminated and Acquisition has liability for breach, damages shall be calculated as if the cash portion of the merger consideration were $43.50 and the reduction to $41.50 had not occurred.

FEES AND EXPENSES

     Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement shall be paid by the party incurring such expenses. In the event the Company shall have terminated the Merger Agreement pursuant to the provisions described in clauses (c)(ii) or (iii) under the heading ' -- Termination of the Merger Agreement,' or Acquisition shall have terminated the Merger Agreement pursuant to the provisions described in clauses
(d)(ii) or (iii) under the heading ' -- Termination of the Merger Agreement,' then the Company shall simultaneously with such termination reimburse Acquisition for the documented fees and expenses of Acquisition related to and the transactions contemplated under the Merger Agreement (including, without limitation, any fees and expenses of counsel, accountants and other professional advisors, commitment fees and other financing costs and interest, underwriting discounts, debt tender payments and fees, expenses and other costs of consummating and unwinding any issuance of securities) (subject to a maximum of $25.0 million) and simultaneously with such termination pay Acquisition a termination fee of $40 million.

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AMENDMENT AND WAIVER

     Amendment. The Merger Agreement may be amended by the Company and Acquisition at any time before or after any approval of the Merger Agreement by the stockholders of the Company but, after any such approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company's stockholders without the approval of such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of all the parties. The Merger Agreement was amended on November 29, 1998 by a writing which was signed by all parties.

     Extension; Waiver. At any time prior to the Effective Time, Acquisition and the Company may (i) extend the time for the performance of any of the obligations or other acts of any other party, (ii) waive any inaccuracies in the representations and warranties by any other party or in any document, certificate or writing delivered by any other party or (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations under the Merger Agreement. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

CHARTER DOCUMENTS OF CENTENNIAL FOLLOWING THE MERGER

     The certificate of incorporation and bylaws of Acquisition in effect at the Effective Time shall be the certificate of incorporation of the Company following the Merger until amended in accordance with applicable law.

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                        CERTAIN STOCKHOLDER ARRANGEMENTS

     At the Effective Time of the Merger, the Equity Investors and the Company will enter into a Stockholders' Agreement (the 'New Equity Stockholders Agreement') pursuant to which they will agree to establish a board of directors of the Company consisting of nine members. WCAS and certain of its affiliates (the 'WCAS Investors') will designate three of such directors, who shall initially be Thomas E. McInerney, Anthony J. de Nicola and Rudolph E. Rupert so long as the WCAS Investors own in the aggregate at least 25% of the shares of the Surviving Corporation owned by them as of the date of the Merger. Blackstone and its affiliates (the 'Blackstone Investors') will designate two directors, who shall initially be Mark T. Gallogly and Lawrence H. Guffey, so long as the Blackstone Investors own in the aggregate at least 25% of the shares of the Surviving Corporation owned by them as of the date of the Merger. The Chief Executive Officer and the Chief Operating Officer of the Company, who will initially be Michael J. Small and Rudy J. Graf respectively, will also be directors. The remaining two directors will be outside directors nominated by the board of directors and elected by stockholders of the Company including the Equity Investors. Pursuant to the New Equity Stockholders' Agreement, the Equity Investors (other than the WCAS Investors) shall also have 'tag-along' rights to participate in certain proposed dispositions of the Company's shares by the WCAS Investors. In addition, in the event that the WCAS Investors or the Company receives a third party offer to purchase at least 80% of the outstanding capital stock of the Company, a majority of the WCAS Investors will be able to require the other Equity Investors to accept such offer and to sell their shares of the Company to such third party. In the New Equity Stockholders Agreement, the Company will grant the Equity Investors pre-emptive rights to participate, on a pro rata basis according to their stock ownership, in certain eligible offerings (excluding registered public offerings of Common Shares and offerings of Common Shares or options to purchase Common Shares in connection with any stock option plans or stock purchase plans for the Company's full-time employees, officers, directors, consultants and/or advisers). While the New Equity Stockholders Agreement is in effect, the Company may not amend, alter or repeal its organizational documents without obtaining the consent of a majority in interest of the WCAS Investors and the Blackstone Investors, as well as a majority of the other Equity Investors adversely affected by such amendment or alteration. Further, the New Equity Stockholders Agreement will contain certain restrictions on transactions with related persons. Upon the consummation of the Merger and related transactions, an affiliate of each of WCAS and Blackstone shall each receive a deal consummation fee of $10.6 million and $3.4 million, respectively. An Equity Investor unaffiliated with Blackstone and WCAS will receive a fee of $4.0 million upon the consummation of the Merger. During the term of the Stockholders' Agreement, an affiliate of each of WCAS and Blackstone shall receive an annual monitoring fee of $450,000 and $300,000, respectively.

     Pursuant to the Registration Rights Agreement to be entered into among the Company and the Equity Investors, the WCAS Investors and the Blackstone Investors shall have certain rights to require the Company to register their shares of the Company under the Securities Act and to include, upon request, their shares in any registration of shares effected by the Company.

                           THE STOCKHOLDER AGREEMENT

     The following summarizes the material provisions of the Stockholder Agreement, dated as of July 2, 1998, between Century Communications Corp. ('Century' or the 'Principal Stockholder') and Acquisition (the 'Stockholder Agreement'), a copy of which appears as Appendix D to this Information Statement/Prospectus and is incorporated herein by reference. This summary is qualified in its entirety by reference to the Stockholder Agreement.

     In connection with the execution of the Merger Agreement, the Principal Stockholder entered into a Stockholder Agreement with Acquisition. Pursuant to the agreement, the Principal Stockholder, which controls more than a majority, on a fully diluted basis, of the outstanding votes of the Company required to approve the Merger (through its beneficial ownership of approximately 81.2% of the outstanding Class B Shares and 100% of the Second Series Convertible Preferred Shares), agreed to vote its shares in favor of the approval and adoption of the Merger Agreement. On December 4, 1998, Century executed a written stockholder's consent to approve the Merger. Since the Principal Stockholder controls, on a fully diluted basis, more than a majority of the outstanding votes of

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
Centennial required to approve the Merger, consummation of the Merger does not require approval by a majority of Centennial stockholders who are not affiliated with the Company or Acquisition. See 'Approval of the Merger -- Approval by Stockholders of the Company.' Except for certain provisions thereof, the Stockholder Agreement terminates upon termination of the Merger Agreement.

VOTING

     Pursuant to the Stockholder Agreement, the Principal Stockholder agreed to vote all of the shares of Common Stock owned by the Principal Stockholder in favor of the approval and adoption of the Merger Agreement and the Merger and the other transactions contemplated thereby at any meeting of the stockholders of the Company, and at any adjournment thereof, at which such Merger Agreement and the Merger, or such other transactions or actions, are submitted for the consideration and vote of the stockholders of the Company (or execute a written consent pursuant to Section 228 of the Delaware Law). The Principal Stockholder also agreed that, except as contemplated by the Merger Agreement, it will vote all of the shares of Common Stock or Preferred Stock owned by the Principal Stockholder against (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its Subsidiaries; (ii) any sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its Subsidiaries; and (iii) (A) any change in the majority of the persons who constitute the Board of Directors of the Company; (B) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or By-laws; (C) any other material change in the Company's corporate structure or business; or (D) any other action which, in the case of each of the matters referred to in clauses (A), (B) or (C), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the transactions contemplated by the Stockholders Agreement and the Merger Agreement.

TRANSFER RESTRICTIONS

     Pursuant to the Stockholder Agreement, the Principal Stockholder has agreed that it will not, and will not permit any of its affiliates to, contract to sell, sell or otherwise pledge, encumber, transfer or dispose of any of the Shares owned beneficially or of record by it or any interest therein or securities convertible thereinto or any voting rights with respect thereto, other than (i) pursuant to the Merger or (ii) with Acquisition's prior written consent. The Principal Stockholder has also agreed to revoke any and all previous proxies with respect to the Principal Stockholder's Shares or any other voting securities of the Company.

NO SOLICITATION

     The Principal Stockholder has agreed that it will not, and will not cause or permit its respective officers, employees, representatives and agents, directly or indirectly, to solicit, initiate or encourage any inquiries or the making of any proposal with respect to any Acquisition Transaction or provide information to or negotiate, explore, or otherwise engage in discussions with or in any other way cooperate with any person (other than Acquisition or its directors, officers, employees, agents and representatives) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring or causing the Company to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement.

OTHER AGREEMENTS

     Stock Transfer Agreement. The Principal Stockholder has agreed to the termination of the Amended and Restated Stock Transfer Agreement, dated October 4, 1991, between the Company, Century and Citizens (the 'Stock Transfer Agreement'), effective as of the Effective Time.

     Release of Certain Restrictions. Effective as of the Effective Time, the Principal Stockholder has agreed to release the Company and its affiliates (other than the Principal Stockholder and its other affiliates) from, and waives in all respects, any obligation that may exist to the Principal Stockholder or

                                       72


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any of its affiliates anywhere in the world (i) not to engage, or to refrain from engaging, in any activity anywhere in the world or (ii) that otherwise restricts or limits the ability of the Company or any of its affiliates to engage in any business anywhere in the world.

     Non-Compete. The Principal Stockholder has agreed that on the Effective Date it will execute and deliver a non-compete agreement with the Surviving Corporation, pursuant to which the Principal Stockholder will agree that, for a period of three years from the Effective Date, the Principal Stockholder will not engage in, or acquire a controlling interest in, any business that competes with any of businesses of the Company's current operations in Puerto Rico; provided, however, that such non-compete shall not extend to or restrict in any manner the activities of the Principal Stockholder's existing joint venture in Puerto Rico.

TERMINATION

     The Stockholder Agreement, other than as set forth below, will terminate upon the termination of the Merger Agreement or the Effective Time, whichever is earliest.

     The Principal Stockholder has agreed that in the event that the Merger Agreement is terminated by Acquisition because (i) any of the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct (in the case of representations and warranties qualified as to materiality or Material Adverse Effect) or true and correct in all material respects (in the case of other representations and warranties), in each case when made, or (ii) there shall have occurred, on the part of the Company and its Subsidiaries, taken as a whole, a breach of any covenant or agreement contained in the Merger Agreement which if not cured would have a Material Adverse Effect and which, in the case of (A) or (B), is not curable or, if curable, is not cured within 30 calendar days after written notice of such breach is given by Acquisition to the Company, or the Merger Agreement is terminated by Acquisition or by the Company because (i) the Company shall have entered into a definitive written agreement with respect to an Acquisition Transaction with a third party or a third party has commenced a tender offer which, in either case, the Board of Directors of the Company believes in good faith is more favorable to the Company's stockholders than the transactions contemplated by this Agreement, or
(ii) the Board shall have withdrawn, modified or amended in any manner adverse to Acquisition or the stockholders of Acquisition its approval or recommendation of the Merger Agreement and the Merger or approved, recommended or endorsed any proposal for an Acquisition Transaction with a third party, then the Stockholder Agreement shall terminate six months after termination of the Merger Agreement.

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
                            MANAGEMENT OF CENTENNIAL

     The Merger Agreement provides that the directors of Acquisition at the Effective Time shall be the directors of the Company following the Merger and that the officers of the Company at the Effective Time shall be the officers of the Company following the Merger, until successors are duly elected and appointed and qualified in accordance with applicable law.

     The present directors of Acquisition are Thomas E. McInerney, Anthony J. de Nicola and Rudolph E. Rupert.

     It is expected that the following individuals will be directors at the Effective Time: Thomas E. McInerney, Anthony J. de Nicola, Rudolph E. Rupert, Mark T. Gallogly, Lawrence H. Guffey, Michael J. Small, Rudy J. Graf and two outside directors who have not yet been determined.

     The following table sets forth the name, age and position with the Company of each person who is expected to serve as a director or executive officer of the Company after the Effective Time.

NAME                               AGE   POSITION
--------------------------------   ---   ---------------------------------------------------------------
Michael J. Small................    41   Chief Executive Officer and Director
Rudy J. Graf....................    49   President, Chief Operating Officer and Director
Peter W. Chehayl................    50   Vice President-Chief Financial Officer
Phillip H. Mayberry.............    45   Senior Vice President-Operations
Kari L. Jordan..................    45   Senior Vice President of International Operations
Thomas R. Cogar, Jr. ...........    41   Vice President-Engineering
Michael Marrero.................    36   Vice President -- Engineering (Puerto Rico)
Thomas E. Bucks.................    42   Vice President-Controller
John H. Casey III...............    42   Vice President-Administration
Edward G. Owen..................    41   Vice President -- Corporate Development
Thomas E. McInerney.............    56   Director
Anthony J. de Nicola............    34   Director
Rudolph E. Rupert...............    32   Director
Mark T. Gallogly................    41   Director
Lawrence H. Guffey..............    30   Director

Two outside directors will also be designated, but have not yet been determined.

     Michael J. Small will become Chief Executive Officer of Centennial upon the consummation of the Merger. Prior to joining Centennial, Mr. Small served as Executive Vice President and Chief Financial Officer of 360 Communications Company since 1995. Prior to 1995, he served as President of Lynch Corporation, a diversified acquisition-oriented company with operations in telecommunications, manufacturing and transportation services.

     Rudy J. Graf has been President, Chief Operating Officer and a director of Centennial since August 1991, and was Vice President, Operations of Centennial from November 1990 to August 1991. Prior to joining Centennial, Mr. Graf served in various executive capacities, including Regional Vice President from December 1987 to July 1990 and as Vice President and General Manager from December 1985 to November 1987 of Metromedia Company, a cellular telephone company.

     Peter W. Chehayl will become Vice President, Chief Financial Officer of Centennial upon the consummation of the Merger. Prior to joining Centennial, Mr. Chehayl was the Vice President and Treasurer of 360[d] Communications Company since 1996. Prior to 1996, he served as Vice President, Capital Markets at Sprint Corporation.

     Phillip H. Mayberry has been Senior Vice President, Operations of Centennial since December 1994, and was Vice President, Operations of Centennial from April 1990 to December 1994. From March 1989 to April 1990, Mr. Mayberry was a Vice President and General Manager of Metro Mobile CTS, Inc., a cellular telephone company.

     Kari L. Jordan joined Centennial in January 1998 as Senior Vice President of International Operations from PrimeCo where she was responsible for the operations of the North Texas MTA. From 1990 to January 1997, Ms. Jordan worked at US Cellular as Vice-President of Business Development.

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
During her tenure at US Cellular, Ms. Jordan also served as Vice President of National Operations and Regional General Manager.

     Thomas R. Cogar, Jr. joined Centennial in September 1990 as Director of Engineering and has been Vice President, Engineering of Centennial since August 1991. From May 1987 to September 1990, Mr. Cogar was employed by Metro Mobile CTS, Inc. in various technical capacities, most recently as Northeast Manager of Technical Operations.

     Michael Marrero has been Vice President -- Engineering (Puerto Rico) of Centennial since April 1997, and was Director of Technical Operations from April 1995 to April 1997. Prior to joining Centennial, Mr. Marrero served as the Manager of Strategic Planning for the PRTC from May 1987 to April 1995. Prior to 1987, Mr. Marrero served in various capacities at Bell Corp.

     Thomas E. Bucks has been Vice President, Controller of Centennial since March 1995. Prior to joining Centennial, Mr. Bucks was employed by Southwestern Bell Corporation in various financial capacities; most recently as District Manager, Financial Analysis and Planning.

     John H. Casey III has been Vice President, Operations of Centennial since January 1995 and was a regional manager of Centennial from January 1991 until December 1994. From August 1989 to December 1990, Mr. Casey was employed by McCaw Cellular One as a district general manager.

     Edward G. Owen will become Vice President -- Corporate Development upon the consummation of the Merger. Since 1996, Mr. Owen has been Vice
President -- Planning and Corporate Development at ALLTEL Corporation (formerly 360[d] Communications). Prior to 1996, he was the director of marketing at 360[d] Communications.

     Thomas E. McInerney has served as a managing member or general partner of the respective sole general partners of WCAS and other associated investment partnerships since 1986. He is a director of The Cerplex Group, Inc., The BISYS Group, Inc. and several private companies.

     Anthony J. de Nicola has served as a managing member or general partner of the respective sole general partners of WCAS and other associated investment partnerships since 1994. Previously he worked for William Blair & Co. for four years financing middle market buyouts. He is a director of SEER Technologies, Inc. and several private companies.

     Rudolph E. Rupert is a managing member of the sole general partner of WCAS. He is also a Vice President of the investment advisor to WCAS and other associated investment partnerships. Prior to 1997, he worked for three years at General Atlantic Partners where he was involved in the information technology industry. From 1987 to 1992, he worked for Lazard Freres and Company ('Lazard'), initially in the Mergers and Acquisitions Department and then with Lazard's European leveraged buyout fund. Mr. Rupert is a director of several private companies.

     Mark T. Gallogly is a member of the limited liability company which acts as the general partner of Blackstone Capital Partners, L.P. and its affiliates. He is a Senior Managing Director of The Blackstone Group, L.P. and has been with Blackstone since 1989. Mr. Gallogly is a member of the boards of directors of InterMedia Partners VI, L.P., CommNet Cellular Inc., and TWFanch-One Co.

     Lawrence H. Guffey is a Vice President of The Blackstone Group L.P., with which he has been associated since 1991. He is a member of the board of directors of CommNet Cellular Inc. and TWFanch-One Co.

           MARKET PRICE OF AND DIVIDENDS ON CENTENNIAL COMMON SHARES

     The Common Shares of the Company are listed and traded on Nasdaq under the symbol 'CYCL.' The following table shows, for the fiscal periods and indicated, the high and low sale prices of a Common Share of the Company on Nasdaq. The Company's first fiscal quarter ends August 31, the second fiscal quarter ends November 30, the third fiscal quarter end on the last day of February and the fourth fiscal quarter ends May 31.

                                                                                   HIGH    LOW
                                                                                   ----    ---
Fiscal 1996
     First Quarter..............................................................   $19     $13
     Second Quarter.............................................................    20 1/8  15 7/8
     Third Quarter..............................................................    19      15 7/8
     Fourth Quarter.............................................................    17 7/8  14 7/8
Fiscal 1997
     First Quarter..............................................................   $18 1/4 $14 1/8
     Second Quarter.............................................................    15 1/4  10 7/8
     Third Quarter..............................................................    14 5/8  10 3/8
     Fourth Quarter.............................................................    14 1/4   8 5/8
Fiscal 1998
     First Quarter..............................................................   $18 1/8 $12 7/8
     Second Quarter.............................................................    21 1/8  15 3/4
     Third Quarter..............................................................    22 1/8  18
     Fourth Quarter.............................................................    35 5/16 16 1/2
Fiscal 1999
     First Quarter..............................................................   $41 1/2 $33 5/8
     Second Quarter.............................................................    40 3/8  22
     Third Quarter (through December 7, 1998)...................................    40 1/4  39 1/2

     On July 1, 1998, the last trading day before public announcement of the execution of the Merger Agreement, the last sale price of Common Shares on Nasdaq was $38 3/8 per share and on November 27, 1998, the last trading day before the execution of the Amendment to the Merger Agreement, the last sale price of Common Shares on Nasdaq was $36 7/8 per share. On December 7, 1998, the most recent practicable date prior to the distribution of this Information Statement/Prospectus, the last sale price of Common Shares on Nasdaq was $40 1/8 per share. STOCKHOLDERS OF THE COMPANY SHOULD OBTAIN CURRENT MARKET PRICES FOR COMMON SHARES.

     The Company has not paid cash dividends on the Common Shares and does not anticipate that any cash dividends will be paid on the Common Shares in the foreseeable future. Furthermore, certain financing agreements to which the Company is a party contain, and the agreements related to the Financing are expected to contain, provisions which restrict the payment by the Company of dividends or distributions on the common shares (other than dividends or distributions payable in common shares).

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                            DIRECTORS AND MANAGEMENT

     The following table sets forth, as of November 20, 1998, certain information with respect to the beneficial ownership of Common Shares or Class B Shares by each person known to the Company to own beneficially more than 5% of the outstanding Common Shares or Class B Shares. Each Class B Share is convertible, at any time, into one Common Share. Holders of Common Shares are entitled to one vote per share and holders of Class B Shares are entitled to 15 votes per share.

                                                                                       BENEFICIAL OWNERSHIP(1)
                                                                                  ---------------------------------
                                                                                      CLASS/NUMBER         PERCENT
NAME AND ADDRESS OF 5% STOCKHOLDERS                                                     OF SHARES          OF CLASS
-------------------------------------------------------------------------------   ---------------------    --------
Century Communications Corp.(2)(3) ............................................   Class B:    8,561,819      81.2%
  50 Locust Avenue
  New Canaan, CT 06840
Citizens Utilities Company(2)(3) ..............................................   Class B:    1,982,294      18.8
  High Ridge Park
  Stamford, CT 06905
Wallace R. Weitz & Company(4) .................................................   Class A:    2,594,900      16.4
  1125 South 103rd Street
  Omaha, NE 68124-6008
Ronald Baron(5) ...............................................................   Class A:    1,646,200      10.4
  Baron Capital Group, Inc.
  BAMCO, Inc.
  Baron Capital Management, Inc.
  Baron Asset Fund
  767 Fifth Avenue
  New York, NY 10153
GAMCO Investors, Inc.(6) ......................................................   Class A:    1,589,200      10.1
  James E. McKee
  One Corporate Center
  Rye, NY 10580
Prudential Insurance Co. of America(7) ........................................   Class A:    1,266,200       8.0
  751 Broad Street
  Newark, NJ 07102
Putnam Investments, Inc.(8) ...................................................   Class A:    1,102,470       7.0
  Marsh & McLennan Companies, Inc.
  Putnam Investment Management, Inc.
  The Putnam Advisory Company, Inc.
  One Post Office Square
  Boston, MA 02109
Wanger Asset Management, L.P.(9) ..............................................   Class A:      942,500       6.0
  Wanger Asset Management, L.P.
  Wanger Asset Management, Ltd.
  227 West Monroe Street
  Chicago, IL 60606
James W. Hickman et al.(10) ...................................................   Class A:      930,632       5.9
  c/o Jonathan R. Moore
  Moore & Bruce
  1627 I Street, N.W.
  Washington, D.C. 20006
Oliver R. Grace, Jr.(11) ......................................................   Class A:      853,506       5.4
  55 Brookville Road
  Glen Head, NY 11545

------------
 (1) As used in this table, 'beneficial ownership' means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have 'beneficial ownership' of any security that such person has the right to acquire within 60 days after such date.

                                              (footnotes continued on next page)

(footnotes continued from previous page)

 (2) Due to their positions with and ownership of stock of Century and their positions with Citizens, Leonard Tow, Chairman of the Board and Chief Executive Officer of Century and Chairman of the Board and Chief Executive Officer of Citizens and his wife, Claire L. Tow, a Senior Vice President and director of Century and a director of Citizens, may be deemed to own beneficially together 100% of the Company's outstanding Class B Shares. Century currently owns 3,978 Second Series Convertible Preferred Shares which are convertible into 115,709 Class B Shares. If all of the Second Series Convertible Preferred Shares were converted, Century would hold 81.4% of the Class B Shares and Citizens would hold 18.6% of the Class B Shares.

 (3) Citizens currently owns 102,187 Convertible Preferred Shares which are convertible into 2,972,342 Class B Shares of the Company. If all of the Convertible Preferred Shares were converted, Citizens would hold 36.7% of the Class B Shares and Century would hold 63.3% of the Class B Shares. If all of both the Convertible Preferred Shares and the Second Series Convertible Preferred Shares were converted, Century would hold 63.65% of the Class B Shares and Citizens would hold 36.35% of the Class B Shares.

 (4) Based solely upon information contained in a Statement on Schedule 13G filed with the Commission on September 9, 1998. According to said Schedule 13G, Wallace R. Weitz & Company has sole voting power and sole dispositive power with respect to such Common Shares.

 (5) Based solely upon information contained in a Statement on Schedule 13G filed with the Commission on May 11, 1998. According to said Schedule 13G, the securities reported therein as being beneficially owned by Ronald Baron and Baron Capital Group, Inc. ('BCG'), which is wholly owned by Ronald Baron, consist of an aggregate of 1,646,200 Common Shares beneficially owned by subsidiaries of BCG and an investment advisory client of a subsidiary of BCG. BAMCO, Inc. and Baron Capital Management, Inc. are such subsidiaries, and respectively beneficially own 1,570,000 and 76,200 shares. Baron Asset Fund is an investment advisory client of BAMCO, Inc. that beneficially owns 845,000 Common Shares. Ronald Baron and BCG have shared voting and dispositive power of 1,646,200 shares.

 (6) Based solely upon information contained in Amendment No. 3 to a Statement on Schedule 13D filed with the Commission on October 19, 1998. According to said Schedule 13D, the securities reported therein as being beneficially owned by entities directly or indirectly controlled by Mario J. Gabelli and Marc J. Gabelli, or for which either one acts as chief investment officer, consist of an aggregate of 1,589,200 Common Shares. GAMCO Investors, Inc. is such an entity and beneficially owns 950,700 shares. GAMCO Investors, Inc. has sole voting as to 940,700 of its shares and sole dispositive power as to all of its shares.

 (7) Based solely upon information contained in a Statement on Schedule 13G filed with the Commission on February 11, 1998. According to said Schedule 13G, the Prudential Insurance Company of America ('Prudential') holds 1,226,200 Common Shares for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. Prudential has sole voting and dispositive power with respect to 391,200 shares and shared voting and dispositive power with respect to 875,000 shares.

 (8) Based solely upon information contained in a Statement on Schedule 13G filed with the Commission on February 9, 1996. According to said Schedule 13G, securities reported therein as being beneficially owned by Putnam Investments, Inc. and Marsh & McLennan Companies, Inc. consist of an aggregate of 1,102,470 Common Shares beneficially owned by subsidiaries of Putnam Investments, Inc. that are registered investment advisors, which in turn include securities beneficially owned by clients of such investment advisors. Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc. are such investment advisors and respectively beneficially own 933,476 and 168,994 Common Shares. Putnam Investments, Inc. has shared voting power with respect to 142,544 shares and shared dispositive power with respect to all of its shares.

                                              (footnotes continued on next page)

(footnotes continued from previous page)

 (9) Based solely upon information contained in a Statement on Schedule 13G filed with the Commission on February 6, 1998. According to said Schedule 13G, Wanger Asset Management, L.P. has shared voting and dispositive power with respect to such Common Shares.

(10) Based solely upon information contained in Amendment No. 2 to Statement on
     Schedule 13D filed with the Commission on August 22, 1994. According to said Schedule 13D, James W. Hickman and members of his family owned more than 5% of the Common Shares at that time. The Company has been advised that Mr. Hickman is deceased.

(11) Based solely upon information contained in a Statement on Schedule 13G filed with the Commission on February 14, 1995. Includes 46,132 Common Shares held by Mr. Grace as custodian for his minor children as to which shares Mr. Grace disclaims beneficial ownership.

                            ------------------------

     The following table set forth, as of November 20, 1998, certain information with respect to the beneficial ownership of Common Shares by each executive officer and director of the Company individually and in the aggregate.

                                                                                       BENEFICIAL OWNERSHIP(1)
                                                                                  ---------------------------------
                                                                                      CLASS/NUMBER         PERCENT
NAME AND ADDRESS OF EXECUTIVE OFFICERS AND DIRECTORS                                    OF SHARES          OF CLASS
-------------------------------------------------------------------------------   ---------------------    --------
Bernard P. Gallagher(2) .......................................................   Class A:      366,897       2.2%
  115 Lone Tree Farm Road
  New Canaan, CT 06840
Rudy J. Graf(3) ...............................................................   Class A:      256,719       1.5%
  267 Beachfront
  Manasquan, NJ 08736
Scott N. Schneider(4) .........................................................   Class A:      207,268       1.2%
  75 Marshall Road
  Ridgefield, CT 06877
David Z. Rosensweig(5) ........................................................   Class A:        8,451        *
  162 Brite Avenue
  Scarsdale, NY 10583
Daryl A. Ferguson(6) ..........................................................   Class A:       11,826        *
  Citizens Utilities Company
  High Ridge Park
  Stamford, CT 06905
William M. Kraus(7) ...........................................................   Class A:       10,280        *
  946 Spaight Street
  Madison, WI 53703
Peter J. Solomon(8) ...........................................................   Class A:       31,072        *
  767 Fifth Avenue
  26th Floor
  New York, NY 10153
Frank Tow(9) ..................................................................   Class A:        4,000        *
  25 Llanderris
  Bala Cynwyd, PA 19004
Phillip Mayberry(10) ..........................................................   Class A:      131,931        *
  11134 W. Sycamore Hills Drive
  Fort Wayne, IN 46804
Thomas Cogar(11) ..............................................................   Class A:       83,377        *
  11022 Monte Vista Ct.
  Fort Wayne, IN 46804
All executive officers and directors as a group (10 persons) ..................   Class A:    1,111,821       6.7%

------------
*   Less than 1%.

                                              (footnotes continued on next page)

(footnotes continued from previous page)

 (1) As used in this table, 'beneficial ownership' means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, this table includes all outstanding Options, all of which are exercisable pursuant to the Merger Agreement.

 (2) Consists of 95,130 shares as to which Mr. Gallagher's spouse is the record and beneficial holder, 251,767 shares which Mr. Gallagher has the right to acquire pursuant to stock option grants and 20,000 shares granted to Mr. Gallagher under the 1993 Management Equity Incentive Plan.

 (3) Consists of 19,071 shares as to which Mr. Graf is the record and beneficial holder, 177,648 shares which Mr. Graf has the right to acquire pursuant to stock option grants and 60,000 shares granted to Mr. Graf under the 1993 Management Equity Incentive Plan.

 (4) Consists of 38,149 shares as to which Mr. Schneider is the record and beneficial holder, 154,119 shares which Mr. Schneider has the right to acquire pursuant to stock option grants and 15,000 shares granted to Mr. Schneider under the 1993 Management Equity Incentive Plan.

 (5) Consists of 3,653 shares as to which Mr. Rosensweig is the record and beneficial holder and 4,798 shares which Mr. Rosensweig has the right to acquire pursuant to stock option grants.

 (6) Consists of 5,760 shares as to which Mr. Ferguson is the record and beneficial holder and 6,066 shares which Mr. Ferguson has the right to acquire pursuant to stock option grants.

 (7) Consists of 4,214 shares as to which Mr. Kraus or his spouse is the record and beneficial holder and 6,066 shares which Mr. Kraus has the right to acquire pursuant to stock option grants.

 (8) Consists of 25,006 shares as to which Mr. Solomon is the record and beneficial holder and 6,066 shares which Mr. Solomon has the right to acquire pursuant to stock option grants.

 (9) Consists of 4,000 shares which Mr. Frank Tow has the right to acquire pursuant to stock option grants.

(10) Consists of 8,438 shares as to which Mr. Mayberry is the record and beneficial holder, 90,993 shares which Mr. Mayberry has the right to acquire pursuant to stock option grants and 32,500 shares granted to Mr. Mayberry under the 1993 Management Equity Incentive Plan.

(11) Consists of 9,649 shares as to which Mr. Cogar or his spouse is the record and beneficial holder, 55,662 shares which Mr. Cogar has the right to acquire pursuant to stock option grants, 1,066 shares which Mr. Cogar's spouse has the right to acquire pursuant to stock option grants and 17,000 shares granted to Mr. Cogar under the 1993 Management Equity Incentive Plan.

                  APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS

     Holders of Common Shares, Class B Shares, Convertible Preferred Shares and Second Series Convertible Preferred Shares are entitled to appraisal rights under Section 262 ('Section 262') of the General Corporation Law of the State of Delaware (the 'Delaware Law'), provided that they comply with the conditions established by Section 262. Section 262 is reprinted in its entirety as Appendix E to this Information Statement/Prospectus. The following discussion does not purport to be a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Appendix E. THIS DISCUSSION AND APPENDIX E SHOULD BE REVIEWED CAREFULLY BY ANY HOLDER WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO, AS FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH HEREIN OR THEREIN MAY RESULT IN THE LOSS OF APPRAISAL RIGHTS. Stockholders of record who desire to exercise their appraisal rights must: (i) hold Shares on the date of making a demand for appraisal; (ii) continuously hold such Shares through the Effective Time; (iii) deliver a properly executed written demand for appraisal to the Company within 20 days after the date of mailing of this Information Statement/Prospectus;
(iv) file any necessary petition in the Delaware Court of Chancery (the 'Delaware Court'), as more fully described below, within 120 days after the Effective Time; and (v) otherwise satisfy all of the conditions described more fully below and in Appendix E.

     A record holder of Shares who makes the demand described below with respect to such Shares (the 'Dissenting Shares'), who continuously is the record holder of such Shares through the Effective Time, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the Merger nor consents thereto in writing will be entitled, if the Merger is consummated, to receive payment of the fair value of such record holder's Shares as appraised by the Delaware Court. All references in Section 262 and in this summary of appraisal rights to a 'stockholder' or 'holders of Shares' are to the record holder or holders of Shares.

     Under Section 262, where a proposed merger is approved by written consent of stockholders, the corporation must notify each of its stockholders that appraisal rights are available, and must include in such notice a copy of
Section 262. THIS INFORMATION STATEMENT/PROSPECTUS CONSTITUTES SUCH NOTICE TO STOCKHOLDERS OF CENTENNIAL.

     ANY HOLDER OF SHARES WHO DESIRES TO EXERCISE HIS OR HER RIGHT TO DISSENT FROM THE MERGER MUST DELIVER TO THE COMPANY A WRITTEN DEMAND FOR APPRAISAL OF HIS OR HER SHARES WITHIN 20 DAYS AFTER THE DATE OF MAILING OF THIS NOTICE OF APPRAISAL RIGHT. SUCH WRITTEN DEMAND MUST REASONABLY INFORM THE COMPANY OF THE IDENTITY OF THE STOCKHOLDER OF RECORD AND OF SUCH STOCKHOLDER'S INTENTION TO DEMAND APPRAISAL OF THE SHARES HELD BY SUCH STOCKHOLDER.

     A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder's name appears on the certificate or certificates representing the Shares. A person having a beneficial interest in Shares that are held of record in the name of another person, such as a broker, fiduciary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect any appraisal rights. If the Shares are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian) or other nominee, such demand must be executed by or for the record owner. If the Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all such joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. A record owner, such as a broker, fiduciary or other nominee, who holds Shares as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all Shares outstanding in the name of such record owner. The written demand for appraisal should specify the stockholder's name and mailing address, the number of Shares owned, and that the stockholder is thereby demanding appraisal of his or her shares.

     A STOCKHOLDER WHO ELECTS TO EXERCISE APPRAISAL RIGHTS SHOULD MAIL OR DELIVER HIS OR HER WRITTEN DEMAND TO: CENTENNIAL CELLULAR CORP., 50 LOCUST AVENUE, NEW CANAAN, CONNECTICUT 06840, ATTENTION: SECRETARY.

     Prior to or within ten days after the Effective Time of the Merger, the Surviving Corporation must provide notice of the Effective Time to all stockholders who have complied with Section 262. Within 120 days after the Effective Time, either the Surviving Corporation or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. The Surviving Corporation does not currently intend to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that the Surviving Corporation will file such a petition or that the Surviving Corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the Effective Time, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of Shares not voted in favor of the Merger and with respect to which demands for appraisal were received by the Company and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by the Surviving Corporation or within 10 days after expiration of the time for delivery of demands for appraisal under Section 262, whichever is later.

     If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights and will appraise the Shares owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding and stated that 'proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court' should be considered, and that, 'fair price obviously requires consideration of all relevant factors involving the value of a company.' The Delaware Supreme Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which are known or which can be ascertained as of the date of the merger and throw any light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that 'elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.' Section 262, however, provides that fair value is to be 'exclusive of any element of value arising from the accomplishment or expectation of the merger.'

     Stockholders considering seeking appraisal should recognize that the fair value of their shares as determined under Section 262 could be more than, the same as or less than the Merger Consideration to be received if they do not seek appraisal of their shares. The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. Upon application of a dissenting stockholder of the Company, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

     Any holder of Shares who has duly demanded appraisal in compliance with
Section 262 will not, after the Effective Time, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

     At any time within 60 days after the Effective Time, any stockholder will have the right to withdraw such demand for appraisal and to accept the terms offered in the Merger; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the Surviving Corporation. If no petition for appraisal is filed with the Delaware Court within 120 days after the Effective Time, stockholders' rights to appraisal will cease, and all holders of Shares will be entitled to receive the Merger Consideration. Inasmuch as the Surviving Corporation has no obligation to file such a petition, and has no present intention to do so, any holder of Shares who desires such a petition to be filed is advised to file it on a timely basis.

     FAILURE TO TAKE ANY REQUIRED STEP IN CONNECTION WITH THE EXERCISE OF APPRAISAL RIGHTS MAY RESULT IN TERMINATION OF SUCH RIGHTS. IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF THE DELAWARE LAW, STOCKHOLDERS WHO ARE CONSIDERING EXERCISING THEIR RIGHTS UNDER SECTION 262 SHOULD CONSULT WITH THEIR LEGAL ADVISORS.

                                    EXPERTS

     The consolidated financial statements incorporated in this Information Statement/Prospectus by reference from the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL COUNSEL

     The legality of the Common Shares being received in the Merger will be passed upon by Leavy Rosensweig & Hyman, New York, New York. An opinion with respect to all material tax consequences of the Merger will be rendered to the Company by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York.

                             STOCKHOLDER PROPOSALS

     In general, stockholder proposals intended to be presented at an Annual Meeting, including proposals for the nomination of directors, must be received by the Company at least 120 days in advance of the day and month of the last proxy statement mailed out for any annual meeting to be considered for the next Annual Meeting. The requirements for submitting such proposals are set forth in the Company's Bylaws.

     Stockholder proposals intended to be considered for inclusion in the proxy statement for presentation at the 1998 Annual Meeting had to be received by the Company by June 2, 1998.

     Stockholders proposals intended to be considered for inclusion in the proxy statement for presentation at the 1999 Annual Meeting must be received by the Company by June 5, 1999.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This Information Statement/Prospectus incorporates by reference documents which are not presented herein or delivered herewith. Copies of any such documents relating to the Company, other than exhibits to such documents (unless such exhibits specifically are incorporated by reference in such documents), are available without charge, upon written or oral request, from Centennial Cellular Corp., 50 Locust Avenue, New Canaan, Connecticut 06840, Attention: Secretary, telephone: (203) 972-2000. In order to ensure timely delivery of the documents requested, any such request should be made by December 30, 1998.

     The following documents previously filed by the Company with the Commission (File Number 0-19603) are incorporated in this Information Statement/Prospectus by reference:

          (1) the Company's Current Report on Form 8-K filed with the Commission on December 7, 1998;

          (2) the Company's Current Report on Form 8-K filed with the Commission on October 19, 1998;

          (3) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 1998 filed with the Commission on October 9, 1998;

          (4) the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1998 filed with the Commission on August 20, 1998; and

          (5) the Company's Current Report on Form 8-K filed with the Commission on July 16, 1998.

     All reports and other documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the Election Date shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such reports and documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Information Statement/Prospectus.

                                   APPENDICES
                                       TO
                             INFORMATION STATEMENT
                                       OF
                           CENTENNIAL CELLULAR CORP.

                        [THIS PAGE INTENTIONALLY LEFT BLANK]

                                                                      APPENDIX A
                                                    AGREEMENT AND PLAN OF MERGER

                        [THIS PAGE INTENTIONALLY LEFT BLANK]

________________________________________________________________________________

                          AGREEMENT AND PLAN OF MERGER
                                 BY AND BETWEEN
                             CCW ACQUISITION CORP.
                                      AND
                           CENTENNIAL CELLULAR CORP.

                            ------------------------

                            DATED AS OF JULY 2, 1998

                            ------------------------

________________________________________________________________________________

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----
                                         ARTICLE I

THE MERGER...............................................................................................        1
       1.1   The Merger.....................................................................................     1
       1.2   Conversion of Shares...........................................................................     2
       1.3   Common Share Elections.........................................................................     2
       1.4   Proration......................................................................................     4
       1.5   Surrender and Payment..........................................................................     4
       1.6   Dissenting Shares..............................................................................     5
       1.7   Stock Options..................................................................................     6

                                         ARTICLE II

THE SURVIVING CORPORATION................................................................................        6
       2.1   Certificate of Incorporation...................................................................     6
       2.2   Bylaws.........................................................................................     6
       2.3   Directors......................................................................................     6
       2.4   Officers.......................................................................................     6

                                         ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY............................................................        6
       3.1   Corporate Existence and Power..................................................................     6
       3.2   Corporate Authorization........................................................................     7
       3.3   Governmental Authorization.....................................................................     7
       3.4   Non-contravention..............................................................................     7
       3.5   Capitalization.................................................................................     8
       3.6   Subsidiaries...................................................................................     8
       3.7   SEC Filings....................................................................................     9
       3.8   Financial Statements...........................................................................     9
       3.9   Disclosure Documents...........................................................................     9
       3.10  Absence of Certain Changes or Events...........................................................    10
       3.11  Litigation.....................................................................................    10
       3.12  Taxes..........................................................................................    10
       3.13  Employee Benefit Plans.........................................................................    11
       3.14  Brokers........................................................................................    12
       3.15  FCC Matters....................................................................................    12
       3.16  Compliance with Applicable Laws................................................................    13
       3.17  Environmental Matters..........................................................................    13
       3.18  Opinion of Financial Advisor...................................................................    13
       3.19  Affiliate Transactions.........................................................................    13
       3.20  Intellectual Property..........................................................................    13
       3.21  No Other Representations.......................................................................    14

                                         ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUISITION............................................................       14
       4.1   Corporate Existence and Power..................................................................    14
       4.2   Corporate Authorization........................................................................    14
       4.3   Governmental Authorization.....................................................................    14
       4.4   Non-contravention..............................................................................    14
       4.5   Information....................................................................................    15
       4.6   Brokers........................................................................................    15
       4.7   Qualification of Acquisition...................................................................    15
       4.8   Acquisition Not an Interested Stockholder......................................................    15
       4.9   Financing......................................................................................    15

                                         ARTICLE V

COVENANTS OF THE COMPANY.................................................................................       16
       5.1   Conduct of the Company.........................................................................    16
       5.2   Access to Information..........................................................................    17
       5.3   No Solicitation................................................................................    17
       5.4   Communications Licenses and Authorizations.....................................................    18
       5.5   Debt Offers....................................................................................    18
       5.6   Notices of Certain Events......................................................................    19
       5.7   State Takeover Laws............................................................................    19

                                         ARTICLE VI

COVENANTS OF ACQUISITION.................................................................................       19
       6.1   Confidentiality................................................................................    19
       6.2   Indemnification; Directors' and Officers' Insurance............................................    19
       6.3   Employee Benefit Arrangements..................................................................    20
       6.4   Financing......................................................................................    20
       6.5   NASDAQ Listing.................................................................................    20

                                         ARTICLE VII

COVENANTS OF ACQUISITION AND THE COMPANY.................................................................       20
       7.1   Reasonable Best Efforts........................................................................    20
       7.2   Stockholder Meeting............................................................................    20
       7.3   Consents.......................................................................................    21
       7.4   Public Announcements...........................................................................    22
       7.5   Notification of Certain Matters................................................................    22
       7.6   Further Assurances.............................................................................    22
       7.7   FCC Applications...............................................................................    22
       7.8   HSR Act Matters................................................................................    23

                                         ARTICLE VIII

CONDITIONS TO THE MERGER.................................................................................       23
       8.1   Conditions to the Obligations of Each Party....................................................    23
       8.2   Conditions Precedent to the Obligations of Acquisition.........................................    24
       8.3   Conditions Precedent to the Obligations of the Company.........................................    24

                                         ARTICLE IX

TERMINATION..............................................................................................       25
       9.1   Termination....................................................................................    25
       9.2   Effect of Termination..........................................................................    26
       9.3   Fees and Expenses..............................................................................    26

                                         ARTICLE X

MISCELLANEOUS............................................................................................       26
      10.1   Notices........................................................................................    26
      10.2   Survival of Representations and Warranties and Agreements......................................    27
      10.3   Amendment......................................................................................    27
      10.4   Extension; Waiver..............................................................................    27
      10.5   Successors and Assigns.........................................................................    27
      10.6   Governing Law..................................................................................    27
      10.7   Jurisdiction...................................................................................    27
      10.8   Counterparts; Effectiveness....................................................................    27
      10.9   Entire Agreement; No Third-party Beneficiaries.................................................    27
      10.10  Headings.......................................................................................    28
      10.11  Schedules......................................................................................    28
      10.12  Severability...................................................................................    28
      10.13  WAIVER OF JURY TRIAL...........................................................................    28


    SCHEDULES
-----------------
Schedule 3.4       Violations Caused by Consummation of the Merger
Schedule 3.5(e)    Voting, Transfer and Registration Rights
Schedule 3.5(f)    Minority Interests in Limited Partnerships of the Company and its Subsidiaries and
                   Other Outstanding Obligations of the Company and its Subsidiaries
Schedule 3.6(a)    Significant Subsidiaries of the Company
Schedule 3.6(b)    Other Ownership Interests in Subsidiaries of the Company
Schedule 3.10      Liabilities and Obligations of the Company and its Subsidiaries
Schedule 3.11      Litigation of the Company and its Subsidiaries
Schedule 3.12      Tax Matters
Schedule 3.13(a)   Employee Benefit Plans of the Company
Schedule 3.13(g)   Severance Benefits
Schedule 3.15(a)   Communications Licenses of the Company and its Subsidiaries
Schedule 3.15(b)   Communications Licenses Exceptions
Schedule 3.19      Affiliate Transactions
Schedule 3.20      Intellectual Property

                             INDEX OF DEFINED TERMS

TERM                                                                                                     SECTION
-----------------------------------------------------------------------------------------------------   ---------
Acquisition..........................................................................................   Preamble
Acquisition Material Adverse Effect..................................................................   4.1
Acquisition Transaction..............................................................................   5.3
Affiliate............................................................................................   3.13(f)
Antitrust Laws.......................................................................................   7.3(b)
Board................................................................................................   3.2
Cash Election Price..................................................................................   1.2(b)
Cash Merger Consideration............................................................................   1.2
Class B Shares.......................................................................................   Preamble
Closing..............................................................................................   1.1(b)
Closing Date.........................................................................................   1.1(b)
Code.................................................................................................   1.5(c)
Commitment Letters...................................................................................   4.9(b)
Common Shares........................................................................................   Preamble
Company Securities...................................................................................   3.5(c)
Communications Act...................................................................................   3.3
Communications Licenses..............................................................................   3.15(a)
Company..............................................................................................   Preamble
Company Securities...................................................................................   3.5(c)
Confidentiality Agreement............................................................................   5.2
Convertible Preferred Shares.........................................................................   Preamble
Debt Offers..........................................................................................   5.5(a)
Delaware Law.........................................................................................   Preamble
Dissenting Shares....................................................................................   1.6
Effective Time.......................................................................................   1.1(c)
Electing Shares......................................................................................   1.2(b)
Election Date........................................................................................   1.3(b)
Eligible Institution.................................................................................   1.3(b)
Employee Benefit Arrangement.........................................................................   5.1(e)
Employee Plan........................................................................................   3.13(a)
Environmental Law....................................................................................   3.17(a)
ERISA................................................................................................   3.13(c)
Excess Proration Factor..............................................................................   1.4(b)
Exchange Act.........................................................................................   3.3
Exchange Agent.......................................................................................   1.5(a)
FCC..................................................................................................   1.1(a)
FCC Applications.....................................................................................   7.7(a)
FCC Licenses.........................................................................................   3.15(a)
FCC Transfer Approvals...............................................................................   8.2(c)
Financing............................................................................................   4.9(b)
Form of Election.....................................................................................   1.3(b)
Form S-4.............................................................................................   7.2(b)
Governmental Entity..................................................................................   1.5(f)
Hazardous Substance..................................................................................   3.17
HSR Act..............................................................................................   3.3
Indemnified Parties..................................................................................   6.2(a)
Intellectual Property................................................................................   3.20(a)
Interested Stockholder...............................................................................   4.8
Lien.................................................................................................   3.4
Material Adverse Effect..............................................................................   3.1
Merger...............................................................................................   1.1(a)
Merger Consideration.................................................................................   1.2

TERM                                                                                                     SECTION
-----------------------------------------------------------------------------------------------------   ---------
Non-Cash Election....................................................................................   1.3(a)
Non-Cash Election Number.............................................................................   1.4(a)
Non-Cash Election Share..............................................................................   1.2(b)
Offer Documents......................................................................................   5.5(b)
Option...............................................................................................   1.7(a)
Option Plans.........................................................................................   1.7(a)
Person...............................................................................................   1.5(d)
Preferred Shares.....................................................................................   Preamble
Proxy Statement/Prospectus...........................................................................   7.2(b)
Returns..............................................................................................   3.12(a)
SEC..................................................................................................   1.3(b)
SEC Reports..........................................................................................   3.7(a)
Second Series Convertible Preferred Shares...........................................................   Preamble
Securities Act.......................................................................................   3.3
Senior Notes.........................................................................................   5.5(a)
Shares...............................................................................................   Preamble
Shortfall Proration Factor...........................................................................   1.4(c)
Significant Subsidiary...............................................................................   3.6(a)
State Licenses.......................................................................................   3.15(a)
State PUC............................................................................................   3.15(a)
State PUC Applications...............................................................................   7.7(b)
Stockholder Meeting..................................................................................   7.2(a)
Stockholders Agreement...............................................................................   Preamble
Subsidiary...........................................................................................   3.1
Subsidiary Securities................................................................................   3.6(b)
Surviving Corporation................................................................................   3.1(a)
Tax..................................................................................................   3.12(d)
Violation............................................................................................   3.4
WCAS.................................................................................................   3.4

                          AGREEMENT AND PLAN OF MERGER

           AGREEMENT AND PLAN OF MERGER dated as of July 2, 1998 by and between CCW ACQUISITION CORP., a Delaware corporation ('Acquisition'), and CENTENNIAL CELLULAR CORP., a Delaware corporation (the 'Company').

           WHEREAS, Acquisition and the Company desire that Acquisition merge with and into the Company, upon the terms and conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the 'Delaware Law') with the result that the Company shall continue as the surviving corporation and the separate existence of Acquisition shall cease;

           WHEREAS, Acquisition and the Company desire that upon the Merger (as hereinafter defined), at the Effective Time (as hereinafter defined), all issued and outstanding shares of capital stock of the Company (collectively, the 'Shares'), other than Shares owned by Acquisition or the Company and Dissenting Shares (as hereinafter defined), be converted as follows: (i) all outstanding shares of Class A Common Stock, par value $.01 per share, of the Company (the 'Common Shares'), be converted into the right to (a) retain Common Shares or
(b) receive cash; (ii) all outstanding shares of Class B Common Stock, par value $0.01 per share, of the Company (the 'Class B Shares') be converted into the right to receive cash and, after the conversion thereof into Common Shares, to retain a number of Common Shares, if any, such that the aggregate number of Common Shares retained pursuant to clauses (i) and (ii) shall equal 7.1% of the total number of Common Shares issued and outstanding immediately after the Effective Time; and (iii) all outstanding shares of (x) Convertible Preferred Stock, par value $.01 per share, of the Company (the 'Convertible Preferred Shares') and (y) Second Series Convertible Preferred Stock, par value $.01 per share, of the Company (the 'Second Series Convertible Preferred Shares' and, together with the Convertible Preferred Shares, the 'Preferred Shares') be converted into the right to receive cash;

           WHEREAS, Acquisition and the Company desire that upon the Merger, at the Effective Time, all issued and outstanding shares of capital stock of Acquisition be converted into a number of Common Shares equal to 92.9% of the total number of Common Shares issued and outstanding immediately after the Effective Time;

           WHEREAS, the respective Boards of Directors of the Company and Acquisition have each approved the Merger and declared it to be in the best interests of their respective stockholders;

           WHEREAS, the sole stockholder of Acquisition has approved and adopted this Agreement and the Merger;

           WHEREAS, Acquisition has required, as a condition to its willingness to enter into this Agreement, that Century Communications Corp., a stockholder of the Company, contemporaneously enter into a stockholder agreement (the 'Stockholder Agreement'), which includes, among other things, an agreement to vote in favor of this Agreement and the Merger;

           WHEREAS, it is intended that the Merger be accounted for as a recapitalization for financial reporting purposes;

           NOW, THEREFORE, in consideration of the promises and the respective representations, warranties, covenants, and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

           1.1  The Merger.

               (a) Upon the terms and subject to the conditions set forth in this Agreement (including approval of the Federal Communications Commission (the 'FCC') as set forth in Article VIII hereof), at the Effective Time, Acquisition shall be merged (the 'Merger') with and into the Company in accordance with Delaware Law whereupon the separate existence of Acquisition shall cease, and the Company shall be the surviving corporation (the 'Surviving Corporation').

               (b) Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the 'Closing') shall take place at 10:00 a.m. on a date to be specified by the parties (the 'Closing Date'), which shall be no later than the second business day after satisfaction of the conditions set forth in Article VIII, at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York 10019, unless another time, date or place is agreed to in writing by the parties hereto.

               (c) Upon the Closing, the Company and Acquisition will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger (the 'Effective Time').

               (d) The Merger shall have the effects set forth in Section 259 of the Delaware Law.

           1.2  Conversion of Shares. At the Effective Time:

               (a) each Share held by the Company as treasury stock or owned by any Subsidiary (as hereinafter defined) or Acquisition immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

               (b) except as otherwise provided in Section 1.2(a) or as provided in Section 1.6 with respect to Shares as to which appraisal rights have been exercised, each Common Share issued and outstanding immediately prior to the Effective Time shall be converted into the following:

                     (i) in the case of Common Shares with respect to which an election to retain has been effectively made and not revoked or forfeited pursuant to Sections 1.3(c), (d) and (e) ('Electing Shares'), and subject to Section 1.4 below, the right to retain one fully paid and nonassessable Common Share (a 'Non-Cash Election Share'); and

                     (ii) in the case of Common Shares other than Electing Shares, and subject to Section 1.4 below, the right to receive a cash payment of $43.50 per Common Share (the 'Cash Election Price');

               (c) except as otherwise provided in Section 1.2(a), each Class B Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the following:

                     (i) after conversion thereof into Common Shares, the right to retain a number of Common Shares equal to the 'Shortfall Proration Factor' (as hereinafter defined), which Common Shares, if any, shall be deemed to be Non-Cash Election Shares; and

                     (ii) an amount in cash equal to the Cash Election Price multiplied by a fraction, the numerator of which is the number of Class B Shares issued and outstanding immediately prior to the Effective Time less the aggregate number, if any, of Common Shares retainable pursuant to clause (c)(i), and the denominator of which is the number of Class B Shares issued and outstanding immediately prior to the Effective Time;

               (d) except as otherwise provided in Section 1.2(a), each Preferred Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a cash payment equal to the product of the Cash Election Price and the number of Common Shares into which such Preferred Share could have been converted immediately prior to the Effective Time; and

               (e) the shares of common stock of Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into a total number of Shares equal to 92.9% of the outstanding Shares as of the Effective Time (excluding Options).

The cash amounts payable pursuant to paragraphs (b), (c) and (d) above are collectively referred to as the 'Cash Merger Consideration,' and including the Non-Cash Election Shares, the 'Merger Consideration.'

           1.3  Common Share Elections.

               (a) Each Person (as hereinafter defined) who, on the Election Date (as hereinafter defined), is a record holder of Common Shares will be entitled, with respect to all or any portion of such

Shares, to make an unconditional election (a 'Non-Cash Election') on or prior to the Election Date to retain Non-Cash Election Shares, on the basis hereinafter set forth.

               (b) The Company shall prepare a form of election, which form shall be subject to the reasonable approval of Acquisition (as the same may be amended or supplemented, the 'Form of Election'), to be mailed by the Company with the Proxy Statement/Prospectus (as hereinafter defined) to the record holders of Common Shares as of the record date for the Stockholder Meeting (as hereinafter defined) and otherwise distributed in accordance with the requirements of the Securities and Exchange Commission ('SEC'), which Form of Election shall be used by each record holder of Common Shares who wishes to elect, subject to the provisions of Section 1.4, to retain Non-Cash Election Shares for any or all Common Shares as to which it is the record holder. The Company will use its reasonable efforts to make the Form of Election and the Proxy Statement/Prospectus available to all Persons who become holders of Common Shares during the period between the record date and the Election Date. Any such holder's election to retain Non-Cash Election Shares shall have been properly made only if the Exchange Agent (as hereinafter defined) shall have received at its designated office, by 5:00 p.m., local time for the Exchange Agent, on the second business day prior to the date of the Stockholder Meeting (the 'Election Date'), pursuant to (i) a Form of Election properly completed and signed and accompanied by certificates representing the Common Shares to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such certificates as set forth in such Form of Election from a firm which is an 'eligible guarantor institution' (as defined in Rule 17Ad-15 under the Exchange Act (as hereinafter defined)) (an 'Eligible Institution'), provided such certificates are in fact delivered to the Exchange Agent within three Nasdaq trading days after the date of execution of such guarantee of delivery) or (ii) such other procedures as may be set forth in the Proxy Statement/Prospectus.

               (c) Any Form of Election may be revoked by the holder submitting it to the Exchange Agent only by notice received by the Exchange Agent prior to 5:00 p.m., local time for the Exchange Agent, on the Election Date in accordance with the procedures set forth in the Proxy Statement/Prospectus (unless Acquisition and the Company determine not less than two Business Days prior to the Election Date that the Closing Date is not likely to occur within five Business Days following the Election Date, in which case any Form of Election will remain revocable until a subsequent date which shall be a date prior to the Closing Date determined by Acquisition and the Company). In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by Acquisition and the Company that this Agreement has been terminated. If a Form of Election is properly revoked, the certificate or certificates (or guarantees of delivery, as appropriate) for the Common Shares to which such Form of Election relates shall be promptly returned by the Exchange Agent to the shareholder submitting the same, or pursuant to such other procedures as are set forth in the Proxy Statement/Prospectus.

               (d) The determination of the Exchange Agent (or the Company if the Exchange Agent declines to make such determination) shall be binding as to whether elections to retain Non-Cash Election Shares have been properly made or revoked pursuant to this Section 1.3 with respect to Common Shares and as to when elections and revocations were received by it. If the Exchange Agent reasonably determines in good faith that any election to retain Non-Cash Election Shares was not properly made with respect to Common Shares, such shares shall be treated by the Exchange Agent as shares that were not Electing Shares at the Effective Time, and such shares shall be exchanged in the Merger for cash pursuant to Section 1.2(b)(ii), subject to proration as provided in Section 1.4. The Exchange Agent (or the Company if the Exchange Agent declines to make such determination) shall also make all computations as to the allocation and the proration contemplated by Section 1.4, and any such computation shall be conclusive and binding on the holders of Common Shares and the Class B Common Shares. The Exchange Agent may, with the mutual written agreement of Acquisition and the Company, establish procedures as are consistent with this Section 1.3 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

           1.4  Proration.

               (a) Notwithstanding anything in this Agreement to the contrary, the aggregate number of Common Shares to be retained pursuant to paragraphs (b) and (c) of Section 1.2 at the Effective Time shall be equal to 7.1% of the Common Shares to be issued and outstanding immediately after the Effective Time (the 'Non-Cash Election Number').

               (b) If the number of Electing Shares exceeds the Non-Cash Election Number, then each Electing Share shall be converted into the right to retain Non-Cash Election Shares or receive cash in accordance with the terms of
Section 1.2(b) in the following manner:

                     (i) a proration factor (the 'Excess Proration Factor') shall be determined by dividing the Non-Cash Election Number by the total number of Electing Shares;

                     (ii) the number of Electing Shares covered by each Non-Cash Election shall be determined by multiplying the Excess Proration Factor by the total number of Electing Shares covered by such Non-Cash Election (subject to rounding, to avoid the issuance of fractional shares); and

                     (iii) all Electing Shares, other than those Shares converted into the right to retain Non-Cash Election Shares in accordance with Section 1.4(b)(ii), shall be converted into cash in accordance with the terms of Section 1.2(b)(ii), as if such Shares were not Electing Shares.

               (c) If the number of Electing Shares is less than the Non-Cash Election Number, then:

                     (i) all Electing Shares shall be converted into the right to retain Common Shares in accordance with the terms of Section 1.2(b)(i);

                     (ii) additional Common Shares (other than Electing Shares and Dissenting Shares) shall be converted into the right to retain Non-Cash Election Shares in accordance with the terms of Section 1.2(b) in the following manner:

                          (A) a proration factor (the 'Shortfall Proration Factor') shall be determined by dividing (x) the difference between the Non-Cash Election Number and the number of Electing Shares, by
           (y) the total number of Common Shares outstanding at the Effective Time (other than Electing Shares and Dissenting Shares) and including, as if they had been converted into Common Shares, all Class B Shares issued and outstanding at the Effective Time; and

                          (B) the number of Common Shares (other than Electing Shares and Dissenting Shares) held by each stockholder that shall be converted into the right to retain Non-Cash Election Shares shall be determined by multiplying the Shortfall Proration Factor by the total number of Common Shares (other than Electing Shares and Dissenting Shares) held by such holder (subject to rounding to avoid the issuance of fractional shares) and

                     (iii) Common Shares subject to clause (ii) of this Section 1.4(c) shall be converted into the right to retain Non-Cash Election Shares in accordance with Section 1.2(b)(i), as if such shares were Electing Shares.

           1.5  Surrender and Payment.

               (a) Prior to the Effective Time, Acquisition shall authorize one or more commercial banks (acceptable to the Company) organized under the laws of the United States or any state thereof with capital, surplus and undivided profits of at least $500,000,000 to act as Exchange Agent hereunder (the 'Exchange Agent') for the purpose of exchanging certificates representing Shares for the Merger Consideration. Acquisition will make available to the Exchange Agent prior to the Effective Time the Merger Consideration to be paid in respect of the Shares. Promptly after the Effective Time, Acquisition will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall

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
be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent).

               (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Merger Consideration payable in respect of such Shares. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration.

               (c) Acquisition shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Acquisition is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the 'Code'), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Acquisition, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Acquisition.

               (d) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, 'Person' means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

               (e) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article I.

               (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.5(a) that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to the Surviving Corporation, upon demand, and any such holder who has not exchanged its Shares for the Merger Consideration in accordance with this Section 1.5 prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of its Shares. Notwithstanding the foregoing, neither Acquisition nor the Surviving Corporation shall be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto. As used in this Agreement, 'Governmental Entity' means any government or subdivision thereof, or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational.

           1.6 Dissenting Shares. Notwithstanding Section 1.2, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Section 262 of the Delaware Law ('Dissenting Shares') shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its right to appraisal. If after the Effective Time, any such holder fails to perfect or withdraws or loses its right to appraisal, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Cash Merger Consideration to which such holder is entitled, without interest or dividends thereon. The Company shall give Acquisition prompt notice of any demands received by the

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
Company for appraisal of Shares, and, prior to the Effective Time, Acquisition shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Acquisition, make any payment with respect to, or settle or offer to settle, any such demands.

           1.7 Stock Options. The Company shall take all actions necessary so that, immediately prior to the Effective Time, (i) each outstanding option to purchase Class A Shares (an 'Option') granted under the Company's 1991 Employee Stock Option Plan, as amended, and Non-Employee/Officer Director Option Plan (collectively, the 'Option Plans'), whether or not then exercisable or vested, shall become fully exercisable and vested, (ii) each Option which is then outstanding shall be canceled and (iii) in consideration of such cancellation, and except to the extent that Acquisition and the holder of any such Option otherwise agree, the Company shall pay to such holders of Options an amount in respect thereof equal to the product of (x) the excess of the Cash Merger Consideration over the exercise price thereof and (y) the number of Common Shares subject thereto (such payment to be net of taxes required by law to be withheld with respect thereto); provided that the foregoing shall be subject to the obtaining of any necessary consents of holders of Options, it being agreed that the Company and Acquisition will use their reasonable best efforts to obtain any such consents.

                                   ARTICLE II
                           THE SURVIVING CORPORATION

           2.1 Certificate of Incorporation. The certificate of incorporation of Acquisition in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

           2.2 Bylaws. Subject to Section 6.2 hereof, the bylaws of Acquisition in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

           2.3 Directors. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors of Acquisition at the Effective Time shall be the directors of the Surviving Corporation.

           2.4 Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

           The Company represents and warrants to Acquisition that:

           3.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not have a material adverse effect on the business, assets, operations or financial condition of the Company and its Subsidiaries, taken as a whole, or upon the ability of the Company to consummate the transactions contemplated by this Agreement or perform its obligations hereunder (a 'Material Adverse Effect'). The Company has heretofore delivered to Acquisition complete and correct copies of the Company's certificate of incorporation and bylaws as currently in effect. For purposes of this Agreement, a 'subsidiary' of any Person means any other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are directly or indirectly owned or controlled by such Person, and unless otherwise specified, 'Subsidiary' means a subsidiary of the Company.

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           3.2  Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for the approval by the Company's stockholders of this Agreement and the Merger, have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by Acquisition and receipt of all required approvals by the Company's stockholders in connection with the consummation of the Merger, constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally and by equitable principles of general applicability. The Board of Directors of the Company (the 'Board') has approved the Merger, this Agreement and the transactions contemplated hereby and such approval, assuming the accuracy of Acquisition's representation in Section 4.8 hereof, is sufficient to render the provisions of Section 203 of Delaware Law inapplicable to the Merger, this Agreement and the transactions contemplated hereby. No other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby (other than the approval and adoption of the Merger and this Agreement by holders of the Shares to the extent required by the Company's certificate of incorporation and by applicable law).

           3.3 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby require no consent, waiver, approval, authorization or permit by or from, or action by or in respect of, or filing with, any Governmental Entity, other than (i) the filing of a certificate of merger in accordance with Delaware Law; (ii) compliance with any applicable requirements of state takeover laws; (iii) compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the 'HSR Act'); (iv) compliance with any applicable requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the 'Securities Act') and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the 'Exchange Act'); (v) compliance with any applicable requirements of the Communications Act of 1934, as amended (together with the rules, regulations and published decisions of the FCC, the 'Communications Act'); (vi) compliance with the applicable requirements of state and local public utility commissions or similar entities; and (vii) any action, filing, consent, waiver, approval, authorization or permit that would not in the aggregate prevent or delay consummation of the Merger in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect or would not in the aggregate have a Material Adverse Effect.

           3.4 Non-contravention. Except as described in Schedule 3.4 and assuming compliance with the matters referred to in Section 3.3, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) assuming receipt of the approval of stockholders referred to in Section 3.2, contravene or conflict with the certificate of incorporation or bylaws of the Company, (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Subsidiary, (iii) result in a breach or violation of or constitute a default under (or an event which with the giving of notice or the lapse of time or both would constitute a default under) or give rise to a right of termination, amendment, cancellation or acceleration of any right or obligation of the Company or any Subsidiary or to a loss of any benefit to which the Company or any Subsidiary is entitled or require any consent, approval or authorization under any provision of any material agreement, contract or other instrument binding upon the Company or any Subsidiary or any of their respective assets (including any material license, franchise, permit or other similar authorization held by the Company or any Subsidiary) or (iv) result in the creation or imposition of any Lien (as defined below) on any material asset of the Company or any Subsidiary, except for such contraventions, conflicts or violations referred to in clause (ii) and breaches, violations, defaults, rights of termination, cancellation or acceleration, losses, Liens or other occurrences referred to in clauses (iii) and (iv) (each, a 'Violation') that in the aggregate would not have a Material Adverse Effect or prevent or materially delay the consummation of the Merger in any material respect

                                      A-7


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or otherwise prevent the Company from performing its obligations under this
Agreement in any material respect. For purposes of this Agreement, 'Lien' means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

           3.5  Capitalization.

               (a) The authorized capital stock of the Company consists of the following, as of June 25, 1998: (i) 100,000,000 Class A Shares, of which 15,070,470 are issued and outstanding; (ii) 50,000,000 Class B Shares, of which 10,544,113 were issued and outstanding; (iii) 102,187 Convertible Preferred Shares, of which 102,187 are issued and outstanding; (iv) 3,978 Second Series Convertible Preferred Shares, of which 3,978 are issued and outstanding; (v) 250,000 shares of Senior Preferred Stock, par value $0.01 per share, of which no shares are issued and outstanding; and (vi) 9,996,022 shares of Additional Preferred Stock, par value $0.01 per share, of which no shares are issued and outstanding.

               (b) As of June 25, 1998, there were outstanding, under the Option Plans, Options to purchase an aggregate of 1,503,643 Common Shares.

               (c) All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section 3.5 and except for changes since June 25, 1998, resulting from the exercise of Options outstanding on such date, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company and (iii) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (a) and (b) of this Section 3.5 being referred to collectively as the 'Company Securities'). Except pursuant to the terms of the Company Securities as set forth in the Company's Certificate of Incorporation, there are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities or pay any dividend or make any other distribution in respect thereof.

               (d) Upon consummation of the Merger, neither any outstanding Convertible Preferred Shares, Second Series Convertible Preferred Shares nor any other outstanding securities of the Company shall be convertible into or exchangeable for any equity security of the Surviving Corporation other than Options that have not been canceled.

               (e) Except as set forth in Schedule 3.5(e), upon consummation of the Merger, the Company shall have no obligations due under any contracts entered into by the Company on or prior to the Closing Date with regard to the voting, transfer or registration under the Securities Act of any equity securities of the Company or that grant any preemptive rights with respect to its equity securities (other than any such contracts executed with Acquisition).

               (f) Except with respect to the minority interests in the limited partnerships listed in Schedule 3.5(f), there are no outstanding obligations of the Company or any Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other Person, other than to wholly owned Subsidiaries of the Company in the ordinary course of business consistent with past practice.

           3.6  Subsidiaries.

               (a) Each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for such qualifications the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect. All significant Subsidiaries within the meaning of Regulation S-X under the Exchange Act (a 'Significant Subsidiary') and their respective jurisdictions of incorporation are identified in Schedule 3.6(a).

               (b) Except as set forth in Schedule 3.6(b), all of the outstanding capital stock of, or other ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any

                                      A-8


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restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary and (ii) options or other rights to acquire from the Company or any Subsidiary, and no other obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary (the items in clauses 3.6(b)(i) and 3.6(b)(ii) being referred to collectively as the 'Subsidiary Securities'). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities or pay any dividend or make any other distribution in respect thereof to a Person other than the Company or a wholly-owned Subsidiary except as set forth in the Company Securities.

           3.7  SEC Filings.

               (a) The Company has filed with the SEC all forms, reports, definitive proxy statements, schedules and registration statements (the 'SEC Reports') required to be filed with the SEC since February 28, 1997.

               (b) No Subsidiary is required to file any report, form or document with the SEC pursuant to the Exchange Act or the Securities Act.

               (c) As of their respective filing dates, none of the SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

               (d) The SEC Reports (including, without limitation, any financial statements and schedules included therein) when filed complied in all material respects with applicable requirements of the Securities Act and the Exchange Act.

           3.8 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the SEC Reports filed since May 31, 1997 fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto or in the case of unaudited interim financial statements as permitted by Form 10-Q of the SEC), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and its consolidated statements of operations, stockholders' equity and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements which would not be material in amount or effect). Except as and to the extent set forth on the consolidated balance sheet of the Company and the Subsidiaries as of May 31, 1997, including the notes thereto, neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles, except for liabilities and obligations (i) incurred in the ordinary course of business consistent with past practice since May 31, 1997, (ii) that would not be material to the Company or the Subsidiaries or
(iii) as set forth on Schedule 3.8.

           3.9 Disclosure Documents. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in:

               (a) the Form S-4 (as hereinafter defined) will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading;

               (b) the Proxy Statement/Prospectus will, at the date it is first mailed to the Company's stockholders or at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; or

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               (c) the Offer Documents (as hereinafter defined) will, at the time the Offer Documents (or any amendments or supplements thereto) are first published, sent or given to holders of the Senior Notes, or at the time the applicable Debt Offer is consummated, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading;

provided, that in each case no representation is made by the Company with respect to statements made therein based on information supplied in writing by Acquisition specifically for inclusion therein. The Form S-4, as of its effective date, and the Proxy Statement/Prospectus and the Offer Documents, as of their respective dates, will comply as to form with the applicable requirements of the Securities Act and the Exchange Act, as the case may be; provided, that in each case no representation is made by the Company with respect to statements made therein based on information supplied in writing by Acquisition specifically for inclusion therein.

           3.10 Absence of Certain Changes or Events. Since May 31, 1997, neither the Company nor any Subsidiary has (i) incurred or agreed to incur any indebtedness for borrowed money other than in the ordinary course of business,
(ii) discharged or satisfied any material lien (prior to the time it is due and payable) or any material obligation or liability (absolute or contingent) which would have a Material Adverse Effect other than current liabilities shown on the consolidated balance sheet of the Company as of May 31, 1997 or which are required to be discharged, satisfied or paid by any law, (iii) declared or made any payment or distribution to stockholders or purchased or redeemed any shares of its capital stock or other securities, (iv) sold, assigned or transferred any of its tangible assets material to the consolidated business of the Company and its Subsidiaries, or canceled any material debts or claims, except in the ordinary course of business or as otherwise contemplated hereby, (v) granted any general or uniform increase in the rates of pay of employees other than in the ordinary course of business or any material increase in salary payable or to become payable by the Company or any of its Subsidiaries to any officer, director or senior executive of the Company (other than normal increases consistent with past practices or as required under any existing employment agreement), (vi) agreed, in writing or otherwise, to take any of the actions listed in clauses (i) through (v) above, or (vii) suffered any Material Adverse Effect.

           3.11 Litigation. Except as set forth in the Company's SEC Reports filed prior to the date hereof or in Schedule 3.11, there is no action, suit or proceeding pending, or to the knowledge of the Company threatened, against the Company or any Subsidiary before any court, arbitrator or other Governmental Entity which, if adversely decided, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

           3.12  Taxes.

                (a) Except as set forth on Schedule 3.12 hereto and except to the extent that failure to do so would not have a Material Adverse Effect, each of the Company, the Subsidiaries and any affiliated, combined or unitary group of which any such corporation or other Person is or was a member has (i) timely filed all Federal, state, local and foreign returns, declarations, reports, estimates, information returns and statements ('Returns') required to be filed by it in respect of any Taxes (as hereinafter defined), which Returns correctly reflect the facts regarding the income, business, assets, operations, activities and status of the Company and the Subsidiaries, (ii) timely paid or withheld all Taxes that are due and payable with respect to the Returns referred to in clause
(i) (other than Taxes that are being contested in good faith by appropriate proceedings and are adequately reserved for in the Company's most recent consolidated financial statements described in Section 3.8 hereof), (iii) established reserves that are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of the Company and the Subsidiaries through the date hereof, and (iv) complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has timely withheld from employee wages and paid over to the proper governmental authorities all material amounts required to be so withheld and paid over.

                (b) Except as set forth on Schedule 3.12 hereto and except as would not have a Material Adverse Effect, (i) there is no deficiency, claim, audit, action, suit, proceeding, or investigation now pending against or with respect to the Company or any Subsidiary in respect of any Taxes; and (ii)

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there are no requests for rulings or determinations in respect of any Taxes pending between the Company or any Subsidiary and any taxing authority.

                (c) Except as set forth on Schedule 3.12 hereto and except as would not have a Material Adverse Effect, neither the Company nor any Subsidiary has executed or entered into (or prior to the Effective Time will execute or enter into) with the Internal Revenue Service or any taxing authority (i) any agreement or other document extending or having the effect of extending the period for assessments or collection of any Taxes for which the Company or any Subsidiary would be liable or (ii) a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of foreign, state or local Tax law that relates to the assets or operations of the Company or any Subsidiary.

                (d) For purposes of this Agreement, 'Tax' (and with correlative meaning, 'Taxes') shall mean all federal, state, local, foreign or other taxing authority net income, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, alternative or add-on minimum, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

           3.13  Employee Benefit Plans.

                (a) Schedule 3.13(a) identifies each employment, severance or similar contract or arrangement whether or not written or any plan, policy, fund, program or contract or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that (i) is entered into, maintained, administered or contributed to, as the case may be, by the Company or any Subsidiary and (ii) covers any employee or former employee of any Company or Subsidiary employed in the United States or Puerto Rico (each, an 'Employee Plan').

                (b) The Company has furnished or made available to Acquisition copies of the Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and the most recent actuarial valuation report prepared in connection with any Employee Plan.

                (c) Each Employee Plan that is intended to be qualified under
Section 401(a) of the Code has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and each trust related thereto has been determined to be exempt from tax pursuant to Section 501(a) of the Code, and the Company is not aware of any event that has occurred since the date of such determinations that would adversely affect such qualification or tax exempt status. The Company has provided Acquisition with the most recent determination letter of the Internal Revenue Service relating to each such Employee Plan. Each Employee Plan has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to the Employee Retirement Income Security Act of 1974, as amended ('ERISA') and the Code.

                (d) No Employee Plan is a multiemployer plan as defined in
Section 3(37) of ERISA or is a plan subject to Title IV of ERISA and neither the Company nor any Subsidiary has ever maintained, adopted or established, contributed or been required to contribute to, or otherwise participated or been required to participate in, any such plan.

                (e) Neither the Company nor any Subsidiaries has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company, except as required to avoid excise tax under Section 4980B of the Code.

                (f) There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company, any Subsidiary or their respective Affiliates relating to, or

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change in employee participation or coverage under, any Employee Plan that would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof. As used in this Agreement, unless the context requires otherwise, 'Affiliate,' as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, 'control' (including, with correlative meanings, the terms 'controlling,' 'controlled by' and 'under common control with'), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

                (g) Other than as described in Schedule 3.13(g), no employee or former employee of the Company or any Subsidiary will become entitled to any bonus, retirement, severance, job security or similar benefit or an enhancement of such benefit (including acceleration of vesting or exercise of an incentive award) under any Employee Plan as a result of the transactions contemplated hereby.

                (h) Notwithstanding anything else set forth herein, other than routine claims for benefits and liability for premiums due to the Pension Benefit Guaranty Corporation, neither the Company nor any Subsidiary has incurred any material liability with respect to any Employee Plan that is currently due and owing and has not yet been satisfied, including without limitation under ERISA (including without limitation Title I or Title IV thereof), the Code or other applicable law, and no event has occurred, and, to the knowledge of the Company, there exists no condition or set of circumstances (other than the accrual of benefits under the normal terms of the Employee Plans), that could result in the imposition of any material liability on the Company or any Subsidiary with respect to any Employee Plan, including without limitation under ERISA (including without limitation Title I or Title IV of ERISA), the Code or other applicable law with respect to any Employee Plan.

           3.14 Brokers. Except for the engagement of Donaldson, Lufkin & Jenrette Securities Corporation and Peter J. Solomon & Co. pursuant to engagement letters that have been provided to Acquisition, none of the Company or any of its Subsidiaries, or any of their respective officers, directors or employees has employed any investment banker, broker, finder or other intermediary or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

           3.15  FCC Matters.

                (a) The Company and its Subsidiaries hold all licenses, permits, certificates, franchises, registrations and other authorizations issued by the FCC (the 'FCC Licenses') or by any governmental entity asserting jurisdiction over the Company or one of its Subsidiaries (the 'State Licenses'), including, without limitation, any state public service or public utilities commission and the Telecommunications Regulatory Board of Puerto Rico ('State PUC'), that are required for the conduct of their businesses as presently conducted, and for the holding of their assets, except where the failure to obtain or hold such licenses would not have a Material Adverse Effect. All of the FCC Licenses and the State Licenses (collectively the 'Communications Licenses') are set forth in
Schedule 3.15(a) hereto.

                (b) Except as set forth on Schedule 3.15(b), each of the Communications Licenses was duly issued, and is valid and in full force and effect except where failure to be in full force and effect would not have a Material Adverse Effect, and to the Company's knowledge, each of the Communications Licenses has not been modified, canceled, revoked, or conditioned in any manner which would have a Material Adverse Effect.

                (c) Each holder of a Communications License has operated in compliance with all terms thereof, and each holder is in compliance with, and its businesses have operated in compliance with, the Communications Act or any applicable state regulations, and has filed all registrations and reports, including any renewal applications, required by the Communications Act or any applicable state regulations, except where the failure to so comply or file would not have a Material Adverse Effect. To the Company's knowledge, there is no pending or threatened action by or before the FCC or any State PUC to revoke, cancel, suspend, modify or refuse to renew any of the Communications Licenses. There is not now issued or outstanding or, to the Company's knowledge, threatened any notice

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of violation or complaint against the Company or any of its Subsidiaries with respect to the operation of its respective businesses, the resolution of which violation or complaint could reasonably be expected to have a Material Adverse Effect.

                (d) No event has occurred which permits the revocation or termination of any of the Communications Licenses or the imposition of any restriction thereon of such a nature as would have a Material Adverse Effect.

           3.16 Compliance with Applicable Laws. The Company and its Subsidiaries are in substantial compliance with all laws, regulations and orders of any Governmental Entity applicable to it or such Subsidiaries, except for such failures so to comply which would not have a Material Adverse Effect. Except as set forth in the Schedules hereto, neither the Company nor any Subsidiary has failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, which failure would have a Material Adverse Effect.

           3.17 Environmental Matters. Except as would not have a Material Adverse Effect, (i) no real property currently or formerly owned or operated by the Company or any current Subsidiary is contaminated with any Hazardous Substances (as defined herein) to an extent or in a manner or condition now requiring remediation under any Environmental Law (as defined herein), (ii) no judicial or administrative proceeding is pending or, to the knowledge of the Company, threatened relating to liability for any off-site disposal or contamination and (iii) the Company and its Subsidiaries have not received in writing any claims or notices alleging liability under any Environmental Law. Neither the Company nor any Subsidiary is in violation of any applicable Environmental Law and no condition or event has occurred with respect to the Company or any Subsidiary that would constitute a violation of such Environmental Law, excluding in any event, such violations, conditions and events that would not have a Material Adverse Effect. 'Environmental Law' means any applicable federal, state or local law, regulation, order, decree or judicial opinion or other agency requirement having the force and effect of law and relating to noise, odor, Hazardous Substances or the protection of the environment. 'Hazardous Substance' means any toxic or hazardous substance that is regulated by or under authority of any Environmental Law.

           3.18 Opinion of Financial Advisor. The Company has received the written opinion of Donaldson, Lufkin & Jenrette Securities Corporation to the effect that the Merger Consideration is fair from a financial point of view to the stockholders of the Company (other than Acquisition and stockholders who are Affiliates of the Company).

           3.19 Affiliate Transactions. Except as described in the SEC Reports, there are no existing or proposed material transactions or arrangements between the Company or any Subsidiary and any Affiliate of the Company (including, without limitation, Century Communications Corp., Citizens Utility Company and the Company's directors and executive officers, but excluding wholly owned Subsidiaries). Except as set forth in Schedule 3.19 hereto, there are no payments due from the Company or any Subsidiary to any such Affiliate between May 31, 1998 and the Effective Time for which adequate reserves are not reflected in the Company's consolidated balance sheet as of May 31, 1998 except for those payments that would not be material to the operations of the Company and the Subsidiaries.

           3.20 Intellectual Property. Except as set forth in Schedule 3.20 hereto:

                (a) The Company and its Subsidiaries own or have the right to use all material copyrights, trade names, trademarks, service marks, trade secrets, know-how, designs, software, patents, licenses and other intellectual property rights (collectively, the 'Intellectual Property') that are necessary to conduct the business of the Company and its Subsidiaries as presently conducted, free and clear of all Liens, other than those rights the absence of which individually or in the aggregate would not have a Material Adverse Effect. There are no material trade names, trademarks or service marks owned by the Company or any of its Subsidiaries that are not registered or the subject of applications therefor.

                (b) There is no suit, action or proceeding pending or, to the Company's knowledge, threatened against or affecting the Company or any of its Subsidiaries, which challenges the legality,

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validity, enforceability of, or the Company's or any of its Subsidiaries' use or
ownership of, any of the Intellectual Property owned by the Company or any of its Subsidiaries or, to the Company's knowledge, licensed to the Company or to any of its Subsidiaries, other than any such suit, action or proceeding that individually or in the aggregate would not have a Material Adverse Effect.

                (c) To the knowledge of the Company, neither the Company nor any Subsidiary has infringed upon or otherwise violated the intellectual property rights of third parties or has received or has been the subject of any claim, charge or notice alleging any such infringement or other violation, other than any such infringement, violation or appropriation that individually or in the aggregate would not have a Material Adverse Effect.

                (d) The Company has taken steps that are reasonable to ensure that the occurrence of the year 2000 will not materially and adversely affect the information and business systems of the Company or the Subsidiaries and no expenditures in excess of currently budgeted items are expected to cause such systems to operate properly following the change of the year 1999 to 2000.

           3.21 No Other Representations. Except as specifically set forth in this Article III, the Company has not made, and Acquisition has not relied upon, any other representations or warranties, whether express or implied.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF ACQUISITION

           Acquisition represents and warrants to the Company that:

           4.1 Corporate Existence and Power. Acquisition is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Acquisition has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its businesses as now conducted, except for such licenses, authorizations, consents and approvals the failure of which to obtain would not, individually or in the aggregate, have a material adverse effect on the business, assets, operations or financial condition of Acquisition or upon the ability of Acquisition to consummate the transactions contemplated by this Agreement or perform its obligations hereunder (an 'Acquisition Material Adverse Effect'). Since the date of its incorporation, Acquisition has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

           4.2 Corporate Authorization. The execution, delivery and performance by Acquisition of this Agreement and the consummation by Acquisition of the transactions contemplated hereby are within the corporate powers of Acquisition and have been duly authorized by all necessary corporate action. Assuming the due and valid authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes a valid and binding agreement of Acquisition, enforceable against each in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally and by equitable principles of general applicability.

           4.3 Governmental Authorization. The execution, delivery and performance by Acquisition of this Agreement and the consummation by Acquisition of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any Governmental Entity other than (i) the filing of a certificate of merger in accordance with Delaware Law, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the Securities Act and Exchange Act, (iv) compliance with any applicable requirements of the Communications Act, (v) compliance with the applicable requirements of state and local utility commissions or similar entities and (vi) compliance with applicable state takeover statutes.

           4.4 Non-contravention. The execution, delivery and performance by Acquisition of this Agreement and the consummation by Acquisition of the transactions contemplated hereby do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of Acquisition, (ii) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or

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
constitute a violation of any provision of law, regulation, judgment, order or decree binding upon Acquisition or (iii) result in a breach or violation of or constitute a default under (or an event which with the giving of notice or the lapse of time or both would constitute a default under) or give rise to any right of termination, cancellation or acceleration of any right or obligation of Acquisition or to a loss of any benefit to which it is entitled or require any consent, approval or authorization under any provision of any material agreement, contract or other instrument binding upon Acquisition or any of its assets, except for such contraventions, conflicts or violations referred to in clause (ii) and breaches, violations, defaults, rights of termination, cancellation or acceleration or losses referred to in clause (iii) that in the aggregate would not have an Acquisition Material Adverse Effect or prevent or delay the consummation of the Merger in any material respect or otherwise prevent Acquisition from performing their obligations under this Agreement in any material respect.

           4.5 Information. None of the information supplied or to be supplied by Acquisition in writing specifically for inclusion in (i) the Offer Documents,
(ii) the Form S-4, (iii) the Proxy Statement/Prospectus or (iv) any other filings will, at the respective times filed with the SEC or such other Governmental Entity, and, in addition, in the case of the Proxy Statement/Prospectus, at the date it or any amendment or supplement is mailed to stockholders and at the time of the Special Meeting, or in the case of the Offer Documents, at the date such documents are mailed to the holders of the Senior Notes, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

           4.6 Brokers. None of Acquisition or any of its respective subsidiaries, officers, directors or employees has employed any investment banker, broker, finder or other intermediary or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement for or with respect to which the Company or any Subsidiary is or might be liable prior to the Effective Time.

           4.7 Qualification of Acquisition. Acquisition is and at the Effective Time will be legally, technically and otherwise qualified under the Communications Act to acquire, own and operate the assets and business of the Company and its Subsidiaries. To the best of Acquisition's knowledge, there are no facts or proceedings which would reasonably be expected to disqualify Acquisition under the Communications Act or otherwise from acquiring or operating any of the assets and business of the Company and its Subsidiaries or would cause the FCC not to approve the FCC Applications (as defined herein). Acquisition has no knowledge of any fact or circumstance relating to Acquisition or any of its Affiliates that would be reasonably be expected to (a) cause the filing of any meritorious objection to the FCC Applications which is likely to prevail or (b) lead to a material delay in the processing by the FCC of the FCC Applications. No waiver of any FCC rule or policy is necessary to be obtained for the approval of the FCC Applications, and no processing pursuant to any exception or rule of general applicability will be requested or required in connection with the consummation of the transaction herein.

           4.8 Acquisition Not an Interested Stockholder. As of the date of this Agreement, neither Acquisition nor any of its Affiliates is an 'Interested Stockholder' as such term is defined in Section 203 of the Delaware Law.

           4.9 Financing. Acquisition has received and executed commitment letters each dated July 2, 1998 (the 'Commitment Letters'), from (i) Merrill Lynch Capital Corporation, pursuant to which it has committed, subject to the terms and conditions set forth therein, to provide Acquisition and certain existing or future subsidiaries of the Company with up to $1.21 billion of financing under available senior secured credit facilities and $350.0 million in aggregate principal amount of financing in the form of an unsecured senior bridge loan, (ii) WCAS Capital Partners III, L.P., pursuant to which it has committed, subject to the terms and conditions set forth therein, to purchase $150.0 million in aggregate principal amount of subordinated notes of Acquisition and (iii) Welsh, Carson, Anderson & Stowe VIII, L.P. ('WCAS') pursuant to which it has committed to provide to Acquisition $350.0 million in equity to consummate the Merger, pay the Merger Consideration and pay the related transaction expenses (the financings referred to in clauses (i), (ii) and (iii) above being collectively referred to as the 'Financing'). Such Financing is adequate to pay in full in cash at closing the Cash Merger

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
Consideration together with all fees and expenses of Acquisition associated with the transactions contemplated hereby, and to make any other payments necessary to consummate the transactions contemplated hereby. True and complete copies of the Commitment Letters have been furnished to the Company. Neither Acquisition, WCAS nor their affiliates will terminate, amend or modify in any respect the Commitment Letters in a manner which will adversely affect the probability that such financing will be actually funded, or the timing thereof, without prior written consent of the Company. Acquisition or WCAS has fully paid any and all commitment fees or other fees required by such Commitment Letters to be paid as of the date hereof (and will duly pay any such fees after the date hereof). The Commitment Letters are valid and in full force and effect and no event has occurred which (with or without notice, lapse of time or both) would constitute a default on the part of WCAS or Acquisition thereunder or would adversely affect the probability that such financing will actually be funded. The $350.0 million equity investment of WCAS will be used solely to acquire common stock of Acquisition at a price of $43.50 per share.

                                   ARTICLE V
                            COVENANTS OF THE COMPANY
           The Company agrees that:

           5.1 Conduct of the Company. From the date hereof until the Effective Time, except as contemplated by this Agreement or with the prior written consent of Acquisition (which consent shall not be unreasonably withheld or delayed), the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and key employees. Without limiting the generality of the foregoing, the Company will not, and will not permit any of its Subsidiaries to, do any of the following:

               (a) adopt any amendment to its certificate of incorporation or bylaws;

               (b) except for issuances of capital stock of the Company's Subsidiaries to the Company or a wholly-owned Subsidiary of the Company, issue, reissue or sell, or authorize the issuance, reissuance or sale of (i) additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issue of Common Shares, in accordance with the terms of the instruments governing such issuance on the date hereof, pursuant to the exercise of Options outstanding on the date hereof or pursuant to the conversion of Convertible Preferred Shares, Second Series Convertible Preferred Shares or Class B Common Shares outstanding on the date hereof, or (ii) any other securities in respect of, in lieu of, or in substitution for, Common Shares outstanding on the date hereof;

               (c) redeem or otherwise repurchase, or declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock other than between any of the Company and any of its wholly owned Subsidiaries;

               (d) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

               (e) (i) except for (x) increases in salary, wages and benefits of non-executive officers or employees of the Company or its Subsidiaries in accordance with past practice and (y) increases in salary, wages and benefits granted to non-executive officers and employees of the Company or its Subsidiaries in conjunction with new hires, promotions or other changes in job status, increase the compensation or fringe benefits payable or to become payable to its directors, officers or key employees (whether from the Company or any of its Subsidiaries); (ii) pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units);
(iii) grant any severance or termination pay to (except pursuant to existing agreements, plans or policies), or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its Subsidiaries; or (iv) establish, adopt, enter into, or amend any collective bargaining, bonus, profit sharing, thrift,

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compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees (any of the foregoing being an 'Employee Benefit Arrangement'), except in each case to the extent required by applicable law or regulation; provided, however, that nothing herein will be deemed to prohibit the payment of benefits payable under terms of plans existing on or prior to the date hereof as they become payable;

               (f) acquire, sell, lease or dispose of any assets (other than in the ordinary course of business consistent with past practice) or securities which are material to the Company and its Subsidiaries, taken as a whole, or enter into any commitment to do any of the foregoing or enter into any material commitment or transaction outside the ordinary course of business other than transactions between any wholly owned Subsidiary of the Company and the Company or another wholly owned Subsidiary of the Company;

               (g) (i) incur, assume or pre-pay any long-term debt or incur or assume any short-term debt, except that the Company and its Subsidiaries may incur, assume or pre-pay debt in the ordinary course of business consistent with past practice under existing lines of credit, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person or Persons that are individually or in the aggregate material, or (iii) make any loans, advances or capital contributions to, or investments in, any other Person or Persons that are individually or in the aggregate material except for loans, advances, capital contributions or investments between any wholly owned Subsidiary of the Company and the Company or another wholly owned Subsidiary of the Company; or

               (h) terminate, modify, assign, waive, release or relinquish any material contract rights or amend any material rights or claims not in the ordinary course of business;

               (i) make any capital expenditures, except in the ordinary course of business and consistent with past practice or as currently budgeted; or

               (j) agree in writing or otherwise to take any of the foregoing actions.

           5.2 Access to Information. From the date hereof until the Effective Time, the Company will (i) give Acquisition and its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of the Company and its Subsidiaries as such Persons may reasonably request, and furnish such Persons with such financial and operating data and other information as such Persons may reasonably request and (ii) instruct the Company's employees, counsel and financial advisors to cooperate with Acquisition in its investigation of the business of the Company and its Subsidiaries; provided that no investigation pursuant to this Section 5.2 shall affect any representation or warranty given by the Company to Acquisition hereunder. The foregoing information shall be held in confidence to the extent required by, and in accordance with, the provisions of the letter agreement between Donaldson, Lufkin & Jenrette Securities Corporation and WCAS (the 'Confidentiality Agreement').

           5.3 No Solicitation. The Company (i) agrees that, prior to the Effective Time, it shall not, and shall not authorize or permit any of its Subsidiaries or any of its or its Subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate or encourage any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination, tender or exchange offer, recapitalization transaction or other similar transaction involving the Company or any of its Significant Subsidiaries, acquisition of all or any material portion of the assets or capital stock of the Company or the acquisition of all or substantially all of the assets or capital stock of any Significant Subsidiary (an 'Acquisition Transaction') or provide information to or negotiate, explore or otherwise engage in discussions with any Person (other than Acquisition or its directors, officers, employees, agents and representatives) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement, provided, however, that the Company may, in response to an unsolicited proposal with respect to an Acquisition Transaction from a third party, furnish information to, and negotiate, explore and otherwise engage in

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substantive discussions with such third party, and enter into any such agreement, arrangement or understanding (so long as immediately after entering into any such agreement the Company terminates this Agreement), in each case, if the Board determines in its good faith judgment, after consultation with its independent legal counsel, that the failure to do so would result in a breach of its fiduciary obligations; and (ii) represents that, as of the date of this Agreement, the Company has discontinued, and has caused its Subsidiaries and its and their respective directors, officers, employees, agents and representatives to discontinue, discussions or negotiations with all persons or groups with whom discussions or negotiations have previously been held concerning any proposal with respect to an Acquisition Transaction. The Company shall promptly notify Acquisition if any proposal or offer is received by, or any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of an Acquisition Proposal, and shall, in any such notice to Acquisition, indicate the identity of the third party and the terms and conditions of any proposals or offers; provided, however, that such notice shall be given only to the extent the Board may disclose such information without breaching its fiduciary duties as advised by counsel and as determined in good faith and without violating any of the conditions of such Acquisition Proposal. Thereafter, the Company shall keep Acquisition informed (subject to such fiduciary duties), on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

           5.4 Communications Licenses and Authorizations. The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to obtain and maintain in full force and effect all approvals, consents, permits, licenses and other authorizations, and any renewals thereof, from the FCC and any appropriate State PUC, and to make all filings and reports, reasonably necessary or required for the continued operation of the Company's and its Subsidiaries' businesses, as and when such approvals, consents, permits, licenses, filings or reports or other authorizations are necessary or required.

           5.5  Debt Offers.

               (a) Provided that this Agreement shall not have been terminated in accordance with Section 9.1 hereof, the Company shall, within 20 days of receiving any request by Acquisition to do so (but in no event earlier than twenty calendar days after the date hereof), commence offers to purchase, accompanied by related solicitations of consent regarding covenant amendments, all of the Company's outstanding 8 7/8% Senior Notes due 2001 and the Company's outstanding 10 1/8% Senior Notes due 2005 (collectively, the 'Senior Notes') on such customary terms and conditions as are acceptable to Acquisition, in the exercise of its judgment in making Debt Offers on commercially reasonable terms to the Company and the holders of the Senior Notes (the 'Debt Offers'). The Company shall waive any of the conditions to the Debt Offers and make any other changes in the terms and conditions of the Debt Offers as may be requested by Acquisition to the extent that after giving effect to such requests the Debt Offers will be made on commercially reasonable terms to the Company and the holders of the Senior Notes, and the Company shall not, without Acquisition's prior consent, which shall not be unreasonably withheld or delayed, waive any material condition to the Debt Offers, make any changes to the terms and conditions of the Debt Offers set forth in Schedule 5.5(a) hereto or make any other material changes in the terms and conditions of the Debt Offers. Notwithstanding the immediately preceding sentence, Acquisition shall not request that the Company make any change to the terms and conditions of the Debt Offers that decreases the price per Senior Note payable in the Debt Offers or imposes conditions to the Debt Offers in addition to those set forth in Schedule 5.5(a) hereto that are materially adverse to holders of Senior Notes, unless such change was previously approved by the Company in writing. The Company covenants and agrees that, subject to the terms and conditions of this Agreement, including but not limited to the conditions in the Debt Offers, it will accept for payment and pay for the Senior Notes as soon as reasonably practicable after such conditions to the Debt Offers are satisfied and it is permitted to do so under applicable law, provided that the Company shall use reasonable best efforts to coordinate the timing of any such purchase with Acquisition in order to obtain the greatest participation in the Debt Offers.

               (b) Promptly following the date of this Agreement, the Company shall prepare, subject to advice and comments of Acquisition, an offer to purchase for each of the issues of Senior Notes and forms of the related letters of transmittal and summary advertisement, as well as all other

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information and exhibits (collectively, the 'Offer Documents'). All mailings to the holders of Senior Notes in connection with the Debt Offers shall be subject to the prior review, comment and approval of Acquisition (which approval shall not be unreasonably withheld or delayed). The Company will use its reasonable best efforts to cause the Offer Documents to be mailed to the holders of the Senior Notes as promptly as practicable following receipt of the request from Acquisition under paragraph (a) above to do so. The Company agrees promptly to correct any information in the Offer Documents that shall be or have become false or misleading in any material respect.

           5.6 Notices of Certain Events. The Company shall promptly notify Acquisition of:

               (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

               (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

               (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.11 or which relate to the consummation of the transactions contemplated by this Agreement; and

               (d) any filings with, or notices from, or the initiation of any complaint or other proceedings by, the FCC or any State PUC relating to the Communications Licenses held by the Company or any of its Subsidiaries.

           5.7 State Takeover Laws. The Company shall, upon the request of Acquisition, take all reasonable steps to assist in any challenge by Acquisition to the validity or applicability to the transactions contemplated by this Agreement, including the Merger, of any state takeover law.

                                   ARTICLE VI
                            COVENANTS OF ACQUISITION
           Acquisition agrees that:

           6.1 Confidentiality. Acquisition acknowledges and agrees that all information received from or on behalf of the Company or any of the Company's Subsidiaries in connection with the Merger shall be deemed received pursuant to the Confidentiality Agreement and Acquisition shall, and shall cause its Affiliates and representatives, to comply with the provisions of the Confidentiality Agreement with respect to such information and the provisions of the Confidentiality Agreement are hereby incorporated herein by reference with the same effect as if fully set forth herein.

           6.2  Indemnification; Directors' and Officers' Insurance.

               (a) Acquisition agrees that all rights to indemnification now existing in favor of any employee, agent, director or officer of the Company and its Subsidiaries (the 'Indemnified Parties') as provided in their respective charters or bylaws, in an agreement between an Indemnified Party and the Company or one of its Subsidiaries, or otherwise in effect on the date hereof shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. Acquisition also agrees to indemnify all Indemnified Parties to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals' services as officers, directors, employees or agents of the Company or any of its Subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees, or otherwise on behalf of, the Company or any of its Subsidiaries, occurring prior to the Effective Time including, without limitation, the transactions contemplated by this Agreement. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including, without limitation, the transactions contemplated by this Agreement, occurring prior to, and including, the Effective Time, Acquisition will pay as incurred such Indemnified Party's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. Acquisition shall pay all expenses, including attorneys' fees, that may

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
be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 6.2.

               (b) Acquisition agrees that the Company and, from and after the Effective Time, the Surviving Corporation shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company; provided that (i) the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous; (ii) such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and
(iii) the Surviving Corporation shall not be required to pay an annual premium in excess of 200% of the last annual premium paid by the Company prior to the date hereof and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.2(b) it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

           6.3  Employee Benefit Arrangements.

               (a) Acquisition agrees that the Company will honor and, from and after the Effective Time, Acquisition will cause the Surviving Corporation to honor, all Employee Benefit Arrangements to which the Company or any of its Subsidiaries is currently a party.

               (b) Acquisition will cause the Surviving Corporation to take such actions as are necessary so that, for a period of at least two years from the Effective Time, employees of the Company and its Subsidiaries will be provided cash compensation, employee benefit and incentive compensation and similar plans and programs (other than equity-based compensation plans and programs) as will provide compensation and benefits which in the aggregate are no less favorable than those provided to such employees as of the date hereof.

               (c) Nothing in this Section 6.3 shall be construed to limit the ability of the Surviving Corporation or any of its subsidiaries to terminate the employment of any employee (it being understood that such employment shall, to the maximum extent permitted by law, be at will) or to review Employee Benefit Arrangements from time to time and make such changes as it or they deem appropriate.

           6.4 Financing. Acquisition shall use commercially reasonable efforts to consummate the Financing or alternative financing on terms no more onerous than the terms of the Financing.

           6.5 NASDAQ Listing. Acquisition will, for at least three years after the Effective Time of the Merger, use reasonable best efforts to cause the Common Shares to be listed on the NASDAQ National Market System and registered under the Exchange Act.

                                  ARTICLE VII
                    COVENANTS OF ACQUISITION AND THE COMPANY
           Each of the parties hereto agrees that:

           7.1 Reasonable Best Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, in the case of the Company, subject to the limitations provided herein regarding the fiduciary duties of the Board, and to assist and cooperate with the other party hereto in doing, as promptly as practicable, all things necessary or advisable under applicable laws and regulations to ensure that the conditions set forth in Article VIII are satisfied and to consummate and make effective the transactions contemplated by this Agreement.

           If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary action.

           7.2  Stockholder Meeting.

               (a) Promptly upon the request of Acquisition, the Company shall take all action necessary in accordance with the Delaware Law and its certificate of incorporation and bylaws to call, give notice of and convene a meeting (the 'Stockholder Meeting') of its stockholders to consider and

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vote upon the approval and adoption of this Agreement and the Merger and for such other purposes as may be necessary or desirable.

               (b) Promptly upon the request of Acquisition, the Company shall prepare a Registration Statement on Form S-4 covering the Electing Shares (the 'Form S-4') and a proxy or information statement pertaining to the Merger, which shall also constitute the prospectus included in the Form S-4 (the 'Proxy Statement/Prospectus'). Subject to the Board's determination that in its good faith judgment, after consultation with its independent legal counsel, that the failure to do so would result in a breach of its fiduciary obligations, the Board shall recommend that the stockholders of the Company vote to approve and adopt this Agreement and the Merger and any other matters to be submitted to stockholders in connection therewith and the Company include such recommendation in the Proxy Statement/Prospectus. Acquisition and its stockholders shall cooperate fully with the Company in the preparation of the Proxy Statement/Prospectus and any amendments and supplements thereto. The Proxy Statement/Prospectus shall not be distributed, and no amendment or supplement thereto shall be made by the Company, without the prior consent of Acquisition and its counsel. The Company shall use its reasonable best efforts to have the Form S-4 declared effective by the SEC as promptly as practicable and shall cause a definitive Proxy Statement/Prospectus to be distributed to its stockholders entitled to vote upon the Merger as promptly as practicable thereafter.

               (c) The Company shall notify Acquisition of the receipt of the comments of the SEC and of any requests by the SEC for amendments or supplements to the Form S-4 or the Proxy Statement/Prospectus, or for additional information, and shall promptly supply the Company with copies of all correspondence between the Company (or its representatives) and the SEC (or its staff) with respect thereto. If, at any time prior to the Meeting, any event should occur relating to or affecting the Company or Acquisition, or to their respective officers or directors, which event should be described in an amendment or supplement to the Form S-4 or the Proxy Statement/Prospectus, the parties shall promptly inform one another and shall cooperate in promptly preparing, filing and having declared effective or clearing with the SEC and, if required by applicable securities laws, distributing to the Company's stockholders such amendment or supplement.

           7.3  Consents.

               (a) Each of the parties will use its reasonable best efforts to obtain as promptly as practicable all consents, waivers, approvals, authorizations or permits of any Governmental Entity or any other Person required in connection with, and waivers of any Violations that may be caused by, the consummation of the transactions contemplated by this Agreement.

               (b) In furtherance and not in limitation of the foregoing, Acquisition shall use its best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory laws, rules or regulations of any domestic or foreign government or governmental authority ('Antitrust Laws'). If any suit is threatened or instituted challenging any of the transactions contemplated by this Agreement as violative of any Antitrust Law, Acquisition shall take such action (including, without limitation, agreeing to hold separate or to divest any of the businesses, product lines or assets of Acquisition or any of its Affiliates controlled by it or of any of the Company, its Subsidiaries or Affiliates) as may be required (i) by the applicable government or governmental authority (including, without limitation, the Antitrust Division of the United States Department of Justice or the Federal Trade Commission) in order to resolve such objections as such government or authority may have to such transactions under such Antitrust Law or (ii) by any domestic or foreign court or similar tribunal, in any suit brought by a private party or governmental authority challenging the transactions contemplated by this Agreement as violative of any Antitrust Law, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that has the effect of preventing the consummation of any of such transactions. The entry by a court, in any suit brought by a private party or governmental authority challenging the transactions contemplated by this Agreement as violative of any Antitrust Law, of an order or decree permitting the transactions contemplated by this Agreement, but requiring that any of the businesses, product lines or assets of any of Acquisition or its Affiliates controlled by it or the Company or its Subsidiaries or Affiliates be divested or held separate by Acquisition, or that would otherwise limit Acquisition's freedom of action with respect to, or its ability to retain, the Company and its Subsidiaries or any portion thereof or any of Acquisition's or its Affiliates' other assets or businesses, shall not be deemed a failure to satisfy the conditions specified in Section 8.1(d) hereof.

               (c) Each party hereto shall promptly inform the other party of any material communication from the Federal Trade Commission, the Department of Justice, the FCC or any other domestic or foreign government or governmental authority regarding any of the transactions contemplated by this Agreement. If any party or any Affiliate thereof receives a request for additional information or documentary material from any such government or authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. Acquisition will advise the Company promptly in respect of any understandings, undertakings or agreements (oral or written) which Acquisition proposes to make or enter into with the Federal Trade Commission, the Department of Justice, the FCC or any other domestic or foreign government or governmental authority in connection with the transactions contemplated by this Agreement.

           7.4 Public Announcements. So long as this Agreement is in effect, the Company and Acquisition agree that they will not issue any press release or make any other public announcement concerning this Agreement, the Merger or the transactions contemplated hereby or thereby without the prior consent of the other party, except that the Company or Acquisition may make such public disclosure that it believes in good faith to be required by law (in which event such party shall notify the other party prior to making such disclosure).

           7.5 Notification of Certain Matters. Acquisition and the Company shall promptly notify the other party of (i) the occurrence or non-occurrence of any fact or event which would be reasonably likely (x) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (y) to cause any material covenant, condition or agreement hereunder not to be complied with or satisfied in all material respects and (ii) any failure of the Company or Acquisition, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder.

           7.6 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Acquisition, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Acquisition, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

           7.7  FCC Applications.

               (a) As promptly as practicable after the execution and delivery of this Agreement, Acquisition and the Company shall prepare all appropriate applications for FCC approval, and such other documents as may be required, with respect to the transfer of control of the Company to Acquisition (collectively, the 'FCC Applications'). As promptly as practicable following execution and delivery of this Agreement, the Company shall deliver to Acquisition its completed portion of the FCC Applications. Not later than the fifth business day following the delivery of the FCC Applications to Acquisition, Acquisition shall file, or cause to be filed, the FCC Applications. If the Closing shall not have occurred for any reason within any applicable initial consummation period relating to the FCC's grant of the FCC Applications, and neither Acquisition nor the Company shall have terminated this Agreement pursuant to Section 9.1, Acquisition and the Company shall jointly request one or more extensions of the consummation period of such grant. No party hereto shall knowingly take, or fail to take, any action if the intent or reasonably anticipated consequence of such action or failure to act is, or would be, to cause the FCC not to grant approval of the FCC Applications or materially delay either such approval or the consummation of the transfer of control of the Company.

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
               (b) As promptly as practicable after the execution and delivery of this Agreement, Acquisition and the Company shall prepare all required applications for approval by State PUCs, and such other documents as may be required, with respect to the transfer of control of the Company (collectively, the 'State PUC Applications'). Not later than the twentieth business day following execution and delivery of this Agreement, the Company shall deliver to Acquisition its completed portion of the State PUC Applications. Not later than the thirtieth business day following execution and delivery of this Agreement, Acquisition and the Company shall file, or cause to be filed, the State PUC Applications. If the Closing shall not have occurred for any reason within any applicable consummation period relating to any State PUC's grant of any State PUC Application, and neither Acquisition nor the Company shall have terminated this Agreement pursuant to Section 9.1, Acquisition and the Company shall jointly request one or more extensions of the consummation period of such grant. No party hereto shall knowingly take, or fail to take, any action if the intent or reasonably anticipated consequence of such action or failure to act is, or would be, to cause any State PUC not to grant approval of any State PUC Application or materially delay either such approval or the consummation of the transfer of control of the Company.

               (c) Acquisition and the Company shall each pay one-half (1/2) of any FCC fees that may be payable in connection with the filing or granting of approval of the FCC Applications. Each of Acquisition and Company shall bear its own expenses in connection with the preparation and prosecution of the FCC Applications and the State PUC Applications. Acquisition and the Company shall each use its best efforts to prosecute the FCC Applications and the State PUC Applications in good faith and with due diligence before the FCC and the State PUCs and in connection therewith shall take such action or actions as may be necessary or reasonably required in connection with the FCC Applications and the State PUC Applications, including furnishing to the FCC and the State PUCs any documents, materials or other information requested by the FCC and the State PUCs in order to obtain such approvals as expeditiously as practicable.

           7.8 HSR Act Matters. Promptly after the date hereof, Acquisition and the Company (as may be required pursuant to the HSR Act) will complete all documents required to be filed with the Federal Trade Commission and the Department of Justice in order to comply with the HSR Act and, not later than 15 business days after the date hereof, together with the Persons who are required to join in such filings, shall file the same with the appropriate Governmental Entities. Acquisition and the Company shall promptly furnish all materials thereafter required by any of the Governmental Entities having jurisdiction over such filings, and shall take all reasonable actions and shall file and use all reasonable efforts to have declared effective or approved all documents and notifications with any such Governmental Entities, as may be required under the HSR Act or other federal antitrust laws for the consummation of the Merger and any other transactions contemplated hereby.

                                  ARTICLE VIII
                            CONDITIONS TO THE MERGER
           8.1 Conditions to the Obligations of Each Party. The respective obligations of Acquisition and the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

               (a) Stockholder Approval. The stockholders of the Company shall have duly approved the transactions contemplated by this Agreement, pursuant to the requirements of the Company's certificate of incorporation and applicable law.

               (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated.

               (c) Form S-4. The Form S-4 shall have been declared effective and no stop order with respect thereto shall be in effect at the Effective Time.

               (d) Injunctions; Illegality. The consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity entered after the parties have used reasonable best efforts to prevent such entry and there shall not have been any statute, rule or regulation enacted, promulgated or

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deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger.

           8.2  Conditions Precedent to the Obligations of Acquisition.

               (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement that is qualified as to materiality or Material Adverse Effect shall have been true and correct when made and on and as of the Closing Date as if made on and as of such date, and each of the other representations and warranties of Company contained in this Agreement shall have been true and correct in all material respects when made and on and as of the Closing Date as if made on and as of such date, and Acquisition shall have received a certificate to such effect of the Chief Executive Officer of the Company.

               (b) Performance. The Company shall have performed and complied in all material respects with all agreements and covenants required to be performed and complied with by it under this Agreement on or prior to the Closing Date, and Acquisition shall have received a certificate to such effect of the Chief Executive Officer of the Company.

               (c) FCC Approvals. All consents, waivers, approvals and authorizations required to be obtained from the FCC ('FCC Transfer Approvals') prior to the consummation of the transactions contemplated hereby shall have been obtained by a 'Final Order' (as hereinafter defined) without the imposition of any condition that Acquisition, in its sole discretion, deems materially adverse to the Company's or its Subsidiaries' continued operation of their businesses from and after the Effective Time. All filings and notices required to be made by the Company or Acquisition prior to the consummation of the transactions contemplated hereby shall have been made. For purposes of this Agreement, 'Final Order' shall mean an action by the FCC: (i) that is not reversed, stayed, enjoined, set aside, annulled or suspended within the deadline, if any, provided by applicable statute or regulation, (ii) with respect to which no request for stay, motion or petition for reconsideration or rehearing, application or request for review, or notice of appeal or other judicial petition for review that is filed within such period is pending and
(iii) as to which the deadlines, if any, for filing any such request, motion, petition, application, appeal or notice, and for the entry by the FCC of orders staying, reconsidering or reviewing on its own motion have expired. Notwithstanding anything to the contrary contained herein or otherwise, Acquisition may, at its option by written notice to the Company, waive on behalf of both parties hereto the requirement that each of the FCC Transfer Approvals shall have become a Final Order.

               (d) Debt Offers. On or prior to the Closing Date, the Company shall have consummated the Debt Offers, unless failure to consummate the Debt Offers was a result of a failure by Acquisition to perform any covenant or condition contained in the Offer Documents or this Agreement or the inaccuracy of any representation or warranty of Acquisition contained therein.

               (e) Financing. Acquisition shall have obtained the Financing substantially on the terms contemplated by the Commitment Letters or alternative financing on terms no less favorable than those set forth in the Commitment Letters, unless the failure to obtain such financing was the result of a failure by Acquisition to perform any covenant or condition contained therein or the inaccuracy of any representation or warranty of Acquisition.

               (f) Option Plans. The number of Common Shares purchasable upon the exercise of Options that have not been cancelled in accordance with Section
1.7 shall not exceed 750,000.

           8.3  Conditions Precedent to the Obligations of the Company.

               (a) Representations and Warranties. Each of the representations and warranties of Acquisition contained in this Agreement that is qualified as to materiality or Material Adverse Effect shall have been true and correct when made and on and as of the Closing Date as if made on and as of such date, and each of the other representations and warranties of Acquisition contained in this Agreement shall have been true and correct in all material respects when made and on and as of the Closing Date as if made on and as of such date, and the Company shall have received a certificate to such effect of the President of Acquisition.

                                      A-24


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               (b) Performance. Acquisition shall have performed and complied in all material respects with all agreements and covenants required to be performed and complied with by it under this Agreement on or prior to the Closing Date, and the Company shall have received a certificate to such effect of the President of Acquisition.

                                   ARTICLE IX
                                  TERMINATION

           9.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

               (a) by the mutual written consent of Acquisition and the Company;

               (b) by Acquisition or the Company if any court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction, or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, judgment, decree, injunction, ruling or other action shall have become final and nonappealable after the parties have used reasonable best efforts to prevent such issuance, enactment, entry, promulgation or enforcement;

               (c) by the Company if (i) (A) any of the representations and warranties of the Acquisition set forth herein shall not be true and correct (in the case of representations and warranties qualified as to materiality or Acquisition Material Adverse Effect) or true and correct in all material respects (in the case of other representations and warranties), in each case when made, or (B) there shall have occurred, on the part of Acquisition, a breach of any covenant or agreement contained in this Agreement which if not cured would have a Material Adverse Effect and which, in the case of (A) or (B), is not curable or, if curable, is not cured within 30 calendar days after written notice of such breach is given by the Company to Acquisition, (ii) the Company shall enter into a definitive written agreement with respect to an Acquisition Transaction, with a third party, or a third party has commenced a tender offer which, in either case, the Board of Directors of the Company believes in good faith is more favorable to the Company's stockholders than the transactions contemplated by this Agreement or (iii) if the Board shall have withdrawn, modified or amended in any manner adverse to Acquisition or the stockholders of Acquisition its approval or recommendation of this Agreement and the Merger, or approved, recommended or endorsed any proposal for an Acquisition Transaction with a third party;

               (d) by Acquisition if (i) (A) any of the representations and warranties of the Company set forth herein shall not be true and correct (in the case of representations and warranties qualified as to materiality or Material Adverse Effect) or true and correct in all material respects (in the case of other representations and warranties), in each case when made, or (B) there shall have occurred, on the part of the Company and its Subsidiaries, taken as a whole, a breach of any covenant or agreement contained in this Agreement which if not cured would have a Material Adverse Effect and which, in the case of (A) or (B), is not curable or, if curable, is not cured within 30 calendar days after written notice of such breach is given by Acquisition to the Company, (ii) the Company shall enter into a definitive written agreement with respect to an Acquisition Transaction, with a third party, or a third party has commenced a tender offer which, in either case, the Board of Directors of the Company believes in good faith is more favorable to the Company's stockholders than the transactions contemplated by this Agreement or (iii) if the Board shall have withdrawn, modified or amended in any manner adverse to Acquisition or the stockholders of Acquisition its approval or recommendation of this Agreement and the Merger or approved, recommended or endorsed any proposal for an Acquisition Transaction with a third party; or

               (e) by either party if it shall not have breached any of its obligations hereunder on January 31, 1999; provided, however, that neither party may terminate this Agreement pursuant to this Section 9.1(e) on or before April 30, 1999 if the conditions to Acquisition's obligations to consummate the transactions contemplated hereunder have not been satisfied on account of the failure to receive FCC Transfer Approvals.

                                      A-25


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           9.2  Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto or its respective directors, officers or stockholders, except that the agreements contained in Sections 6.1 and 9.3 shall survive the termination hereof, and except that nothing herein shall relieve any party from liability for any breach of this Agreement or the Confidentiality Agreement.

           9.3  Fees and Expenses.

               (a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

               (b) In the event the Company shall have terminated this Agreement pursuant to Section 9.1(c)(ii) or (iii), or Acquisition shall have terminated this Agreement pursuant to Section 9.1(d)(ii) or (iii), then the Company shall simultaneously with such termination reimburse Acquisition for the documented fees and expenses of Acquisition related to this Agreement and the transactions contemplated hereby (including, without limitation, any fees and expenses of counsel, accountants and other professional advisors, commitment fees and other financing costs and interest, underwriting discounts, debt tender payments and fees, expenses and other costs of consummating and unwinding any issuance of securities) (subject to a maximum of $25.0 million) and simultaneously with such termination pay Acquisition a termination fee of $40 million.

                                   ARTICLE X
                                 MISCELLANEOUS

           10.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or by facsimile to the respective parties as follows:

           If to Acquisition, to:

                  c/o Welsh, Carson, Anderson & Stowe VIII, L.P.
                  320 Park Avenue
                  Suite 2500
                  New York, New York 10022-6815
                  Attn: Thomas E. McInerney
                  Facsimile: (212) 893-9575

           with a copy to:

                  Robert A. Schwed, Esq.
                  Karen C. Wiedemann, Esq.
                  Reboul, MacMurray, Hewitt, Maynard & Kristol
                  45 Rockefeller Plaza
                  New York, New York 10111
                  Facsimile: (212) 841-5725

           If to the Company, to:

                  Centennial Cellular Corp.
                  50 Locust Avenue
                  New Canaan, Connecticut 06840
                  Facsimile: (203) 972-2013
                  Attn: Bernard P. Gallagher

                                      A-26


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           with a copy to:

                  Toby S. Myerson, Esq.
                  Kenneth M. Schneider, Esq.
                  Paul, Weiss, Rifkind, Wharton & Garrison
                  1285 Avenue of the Americas
                  New York, NY 10019
                  Facsimile: (212) 757-3990

or such other address or facsimile number as such party may hereafter specify for the purpose by written notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if delivered in person, when such delivery is made at the address specified in this Section 10.1; (ii) if delivered by overnight courier, the next business day after such delivery is sent to the address specified in this Section 10.1; or (iii) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 10.1 and the appropriate confirmation is received.

           10.2 Survival of Representations and Warranties and Agreements. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive beyond the Effective Time except for the agreements set forth in Sections 6.2 and 6.3, which shall survive the Effective Time, and Sections 6.1 and 9.3 and this
Article X, which shall survive the termination of this Agreement.

           10.3 Amendment. This Agreement may be amended by the Company and Acquisition at any time before or after any approval of this Agreement by the stockholders of the Company but, after any such approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

           10.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant hereto by any other party or (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

           10.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

           10.6 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware applicable to agreements entered into and to be performed wholly within such State.

           10.7 Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in the State of Delaware.

           10.8 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

           10.9 Entire Agreement; No Third-party Beneficiaries. This Agreement and the other agreements referred to herein or executed contemporaneously herewith constitute the entire

                                      A-27


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
agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. This Agreement, other than as provided in Sections 6.2 and 6.3, is not intended to confer upon any Person other than the parties hereto any rights or remedies.

           10.10 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

           10.11 Schedules. Schedule references contained in Article III of this Agreement are for convenience only and matters disclosed pursuant to one section, subsection or other provision of Article III are deemed disclosed for all purposes of Article III to the extent this Agreement requires such disclosure.

           10.12 Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

           10.13 WAIVER OF JURY TRIAL. EACH OF THE COMPANY AND ACQUISITION HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

                                      A-28


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
           IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed by its respective authorized officer as of the day and year first above written.

                                          CCW ACQUISITION CORP.

                                          By: /S/ THOMAS E. MCINERNEY
                                              __________________________________
                                              Name: Thomas E. McInerney
                                              Title: President

                                          CENTENNIAL CELLULAR CORP.

                                          By: /S/ DAVID Z. ROSENSWEIG
                                              __________________________________
                                              Name: David Z. Rosensweig
                                              Title: President

                                      A-29


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                                                                      APPENDIX B
                                       AMENDMENT TO AGREEMENT AND PLAN OF MERGER


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                   AMENDMENT TO AGREEMENT AND PLAN OF MERGER

               AMENDMENT, dated as of November 29, 1998 (the 'Amendment'), to the Agreement and Plan of Merger, dated as of July 2, 1998 (the 'Merger Agreement'), by and between CCW Acquisition Corp., a Delaware corporation ('Acquisition'), and Centennial Cellular Corp., a Delaware corporation (the 'Company').

               WHEREAS, Acquisition and the Company desire that the Merger Agreement be amended as provided herein;

               WHEREAS, all capitalized terms not otherwise defined in this Amendment shall have the meanings assigned to them in the Merger Agreement;

               NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

          1. Section 1.2(b)(ii) of the Merger Agreement is hereby amended by replacing '$43.50' with '$41.50.'

          2. Section 4.9 of the Merger Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

             Acquisition has received and executed commitment letters each dated November 29, 1998 (together with the exhibits and attachments thereto, the 'Commitment Letters,' and together with any fee letters and any other documents executed in connection therewith and any amendments or supplements thereto permitted under this Section 4.9 being collectively referred to as the 'Financing Documents'), from (i) Merrill Lynch, Pierce Fenner and Smith Incorporated and certain other financial institutions (the 'Lead Agents') pursuant to which they have committed, subject to the terms and conditions set forth therein, to provide Acquisition and certain existing or future subsidiaries of the Company with up to $1.05 billion of financing under available senior secured credit facilities and $310.0 million (plus interest escrow) in aggregate principal amount of financing in the form of senior subordinated notes,
        (ii) WCAS Capital Partners III, L.P. ('WCAS Capital'), pursuant to which it has committed, subject to the terms and conditions set forth therein, to purchase $180.0 million in aggregate principal amount of subordinated notes of the Company (the 'Subordinated Notes') and (iii) Welsh, Carson, Anderson & Stowe VIII, L.P. ('WCAS') pursuant to which it has committed to provide to Acquisition $400.0 million in equity (the 'Equity Contribution') to consummate the Merger, pay the Merger Consideration and pay the related transaction expenses (the financings referred to in clauses (i), (ii) and (iii) above being collectively referred to as the 'Financing'). Such Financing is adequate to pay in full in cash at closing the Cash Merger Consideration together with all fees and expenses of Acquisition associated with the transactions contemplated hereby, and to make any other payments necessary to consummate the transactions contemplated hereby. True and complete copies of the Commitment Letters have been furnished to the Company. Neither Acquisition, WCAS nor their affiliates will terminate, amend, modify or supplement in any respect the terms or conditions of the Financing or the Financing Documents, without the prior written consent of the Company, except to amend or modify in a manner more favorable to Acquisition, WCAS or their affiliates the interest rates relating to the Financing or the terms of the covenants to be in effect following consummation of the Merger, but only to the extent that such amendment or modification will not adversely affect the probability that such Financing will be actually funded, or the timing thereof. Acquisition or WCAS has fully paid any and all commitment fees or other fees required by such Financing Documents to be paid as of the date hereof (and will fully pay any such fees after the date hereof). The Financing Documents are valid and in full force and effect and no event has occurred which (with or without notice, lapse of time or both) would constitute a default on the part of WCAS or Acquisition thereunder or would adversely affect the probability that such Financing will actually be funded. Acquisition will, and will cause its affiliates to, perform all of its obligations under such Financing Documents and satisfy all conditions precedent to the funding thereunder that are within its control and use reasonable best efforts to satisfy all conditions precedent to the funding thereunder that

                                      B-1


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
        are not within its control. The $400.0 million equity investment of WCAS will be used solely to acquire common stock of Acquisition at a price of $41.50 per share.

          3. Section 8.2(e) of the Merger Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

             (e) Financing. Acquisition shall have obtained the portion of the Financing described in clause (i) of Section 4.9 substantially on terms contemplated by the Financing Documents relating thereto or alternative financing on terms no less favorable than those set forth in such Financing Documents; provided, however, that the condition of this
        Section 8.2(e) shall be deemed to have been satisfied if the failure to obtain such Financing was the result of (i) a failure by Acquisition, WCAS or any of their affiliates to perform any covenant or obligation contained in the Financing Documents or the inaccuracy of any representation or warranty of Acquisition contained therein (other than any representation or warranty made by Acquisition as to the Company's business, operations or financial condition, other than to the extent any such representation or warranty relates to (A) any matter that gives effect to consummation of the Merger or the Financing, (B) any information prepared by Acquisition, WCAS or any of their affiliates regarding the Company's future operations or pro forma financial information, (C) the granting, perfection, maintenance and any other matters in respect of the security interests contemplated in the Financing Documents, (D) any approvals or consents relating to the Financing, (E) any information or reports given to lenders regarding any matters described in clauses (A) through (J) of this Section 8.2(e)(i),
        (F) the authorization, execution and delivery of the documentation relating to the Financing, (G) the use of proceeds from the Financing,
        (H) the solvency of the Company, (I) the corporate structure necessary to give effect to the Financing or (J) year 2000 compliance other than to the extent disclosed in the Company's public filings, (ii) a failure of WCAS to provide the Equity Contribution or a failure by WCAS Capital to purchase the Subordinated Notes, (iii) a failure of Acquisition to accept modifications, amendments, terms or conditions as contemplated under the terms of such Financing Documents or (iv) a breach by Acquisition of its obligations under Section 4.9.

          4. Section 9.1(e) of the Merger Agreement is hereby amended by replacing 'January 31, 1999' with 'March 31, 1999'.

          5. Acquisition undertakes to use its reasonable best efforts to cause the Lead Agents to amend the Financing Documents relating to the portion of the Financing described in clause (i) of Section 4.9 to extend the termination dates thereunder until March 31, 1999, it being understood that reasonable best efforts shall not require Acquisition to accept less favorable terms than those contemplated by the Financing Documents.

          6. The parties acknowledge and agree that, in the event the Merger Agreement is terminated and Acquisition shall have liability thereunder for breach, any damages shall be calculated as if the amendment to Section 1.2(b)(ii) hereto had not been made and the Cash Election Price shall be deemed to be $43.50 for purposes of calculating damages.

          7. Other than as expressly set forth herein, the Merger Agreement is hereby ratified and shall remain unchanged in all other respects.

          8. This Amendment shall be construed in accordance with and governed by the law of the State of Delaware applicable to agreements entered into and to be performed wholly within such State.

          9. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.

                                      B-2


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
     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed by its respective authorized officer as of the day and year first above written.

                                          CCW ACQUISITION CORP.

                                          By: /S/ ANTHONY J. DENICOLA
                                            ____________________________________
                                            Name: Anthony J. deNicola
                                            Title: Vice President and Treasurer

                                          CENTENNIAL CELLULAR CORP.

                                          By: /S/ DAVID Z. ROSENSWEIG
                                            ____________________________________
                                            Name: David Z. Rosensweig
                                            Title: Secretary

                                      B-3


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                                                                      APPENDIX C
                                         OPINION OF DONALDSON, LUFKIN & JENRETTE


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                                     [LOGO]

              Donaldson, Lufkin & Jenrette Securities Corporation
           277 Park Avenue, New York, New York 10172  (212) 892-3000

LOUIS P. FRIEDMAN
Managing Director
Investment Banking
(212) 892-3545  Fax (212) 892-7272

                                                               November 29, 1998

Board of Directors
Centennial Cellular Corp.
50 Locust Avenue
New Canaan, CT 06840

Dear Sirs:

     You have requested our opinion as to the fairness from a financial point of view to the stockholders of Centennial Cellular Corp., a Delaware corporation (the 'Company'), other than stockholders of the Company who are affiliates of the Company (the 'Unaffiliated Stockholders'), of the consideration to be received by the Unaffiliated Stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of July 2, 1998 and amended as of November 29, 1998 (the 'Agreement'), by and between the Company and CCW Acquisition Corp., a Delaware corporation ('Acquisition'), pursuant to which Acquisition will be merged with and into the Company (the 'Merger'). In connection therewith, Welsh, Carson, Anderson & Stowe VIII, L.P. ('WCA&S'), the controlling stockholder of Acquisition, has provided an undertaking to fund Acquisition's obligations under the Agreement, up to the amount of its $400 million equity commitment.

     Pursuant to the Agreement (including the proration adjustments contained therein), at the Effective Time (as defined in the Agreement), all issued and outstanding shares of capital stock of the Company (collectively, the 'Shares'), other than Shares owned by Acquisition or the Company and Dissenting Shares (as defined in the Agreement), shall be converted as follows: (i) all outstanding shares of Class A Common Stock, par value $.01 per share, of the Company (the 'Common Shares'), shall be converted into the right to (a) retain Common Shares or (b) receive $41.50 in cash; (ii) all outstanding shares of Class B Common Stock, par value $.01 per share, of the Company shall be converted into the right to receive $41.50 in cash and a number of Common Shares, if any, such that the aggregate number of Common Shares retained or issued pursuant to clauses
(i) and (ii) shall equal 7.1% of the total number of Common Shares issued and outstanding immediately after the Effective Time; and (iii) all outstanding shares of (x) Convertible Preferred Stock, par value $.01 per share, of the Company and (y) Second Series Convertible Preferred Stock, par value $.01 per share, of the Company shall be converted into the right to receive $41.50 in cash on a Common Share equivalent basis. Following the Merger, the holders of the issued and outstanding shares of capital stock of Acquisition will own 92.9% of the total number of Common Shares issued and outstanding.

     In arriving at our opinion, we have reviewed the Agreement, the exhibits and schedules thereto as well as related financing commitment letters and term sheets. We also have reviewed financial and other information that was publicly available or furnished to us by the Company including information provided during discussions with management. Included in the information provided during discussions with the management were certain financial projections of the Company for the period beginning June 1998 and ending May 2003 prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of the Company, reviewed prices and premiums paid in certain other business

                                      C-1


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combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

     In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or its representatives, or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on a basis reflecting reasonable estimates and judgments of the management of the Company as to the future operating and financial performance of the Company. We have not assumed any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company.

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger.

     Donaldson, Lufkin & Jenrette Securities Corporation ('DLJ'), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for the Company, for its stockholder Century Communications Corp., and for WCA&S and certain of its affiliates in the past and has been compensated for such services.

     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the consideration to be received by the Unaffiliated Stockholders of the Company pursuant to the Agreement is fair to such Unaffiliated Stockholders from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                               SECURITIES CORPORATION

                                          By: /S/ LOUIS P. FRIEDMAN
                                            ____________________________________
                                            Louis P. Friedman
                                            Managing Director

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                                                                      APPENDIX D
                                                           STOCKHOLDER AGREEMENT





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                             STOCKHOLDER AGREEMENT

           AGREEMENT, dated as of July 2, 1998, between CCW Acquisition Corp., a Delaware corporation ('Acquisition'), and Century Communications Corp., a Delaware corporation (the 'Stockholder').

           WHEREAS, concurrently herewith, Acquisition and Centennial Cellular Corp., a Delaware corporation (the 'Company'), are entering into an Agreement and Plan of Merger (the 'Merger Agreement'; capitalized terms used without definition herein having the meanings ascribed thereto in the Merger Agreement);

           WHEREAS, the Stockholder is the record and beneficial owner of the number of Shares set forth opposite the Stockholder's name in Schedule I hereto;

           WHEREAS, approval of the Merger Agreement by the Company's stockholders is a condition to the consummation of the Merger;

           WHEREAS, the Board of Directors of the Company has, prior to the execution of this Agreement, duly and validly approved and adopted the Merger Agreement and approved this Agreement, and such approvals and adoption have not been withdrawn; and

           WHEREAS, Acquisition is unwilling to enter into the Merger Agreement unless the Stockholder enters into this Agreement concurrently with the execution of the Merger Agreement, and the Stockholder desires and is willing to induce Acquisition to enter into the Merger Agreement by its entry into this Agreement;

           NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

     Section 1. Agreement to Vote; Irrevocable Proxy.

           (a) The Stockholder hereby agrees that, during the period commencing on the date hereof and continuing until the termination of this Agreement, at any stockholders' meeting of the Company at which any of the following matters is submitted to a vote of the stockholders, it shall vote (or cause to be voted) its shares of Common Stock (or shall execute and deliver a written consent pursuant to Section 228 of the Delaware Law):

             (i) in favor of the Merger Agreement, the transactions described therein and the agreements and transactions contemplated thereby; and

             (ii) except as otherwise agreed to in writing in advance by Acquisition against the following actions (except as contemplated by the Merger Agreement):

                    (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries;

                    (B) any sale, lease or transfer of a material amount of assets of the Company or any of its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its subsidiaries; and

                    (C)(1) any change in the majority of the persons who constitute the Board of Directors of the Company; (2) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or By-laws; (3) any other material change in the Company's corporate structure or business; or
           (4) any other action which, in the case of each of the matters referred to in clauses (1), (2) or (3), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the transactions contemplated by this Agreement and the Merger Agreement.

           (b) In furtherance of the foregoing, the Stockholder hereby constitutes and appoints Thomas E. McInerney and Anthony J. de Nicola, and each of them, with full power of substitution, its true and lawful proxies and attorneys-in-fact to vote the Shares held by the Stockholder as provided in paragraph (a) above for so long as this Agreement is in effect. The Stockholder hereby affirms that this proxy is given in connection with the Merger Agreement, as an inducement to Acquisition to enter into

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the Merger Agreement and to consummate the transactions contemplated thereby and, as such, is coupled with an interest and is irrevocable for so long as this Agreement shall remain in effect.

           (c) The Stockholder agrees that it will not, and will not permit any of its Affiliates to, contract to sell, sell or otherwise pledge, encumber, transfer or dispose of any of the Shares owned beneficially or of record by it or any interest therein or securities convertible thereinto or any voting rights with respect thereto, other than (i) pursuant to the Merger or (ii) with Acquisition's prior written consent.

           (d) The Stockholder hereby revokes any and all previous proxies with respect to the Stockholder's Shares or any other voting securities of the Company.

     Section 3. Cooperation; No Solicitation. The Stockholder hereby agrees to cooperate reasonably with Acquisition and the Company in connection with the Merger Agreement and consummation of the transactions contemplated thereby. Acquisition agrees to cooperate reasonably with the Stockholder in connection with any filings required to be made by the Stockholder pursuant to the HSR Act in connection with the Merger Agreement and consummation of the transactions contemplated thereby. The Stockholder agrees that it will not, and will not cause or permit their respective officers, employees, representatives and agents, directly or indirectly, to solicit, initiate or encourage any inquiries or the making of any proposal with respect to any Acquisition Transaction or provide information to or negotiate, explore, otherwise engage in discussions with or in any other way cooperate with any Person (other than Acquisition or its directors, officers, employees, agents and representatives) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring or causing the Company to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement.

     Section 4. Termination of Services Agreement. The Stockholder hereby agrees that, effective as of the Effective Time, each of the Services Agreement, effective as of August 30, 1996, between the Company and the Stockholder, and the Extension and Renewal Agreement dated as of March 21, 1997 between the Company and the Stockholder shall be terminated.

     Section 5. Other Covenants and Agreements.

           (a) Stock Transfer Agreement. The Stockholder hereby agrees to the termination of the Stock Transfer Agreement effective as of the Effective Time.

           (b) Further Assurances. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of its obligations under this Agreement. Without limiting the generality of the foregoing, none of the parties hereto shall enter into any agreement or arrangement (or alter, amend or terminate any existing agreement or arrangement) if such action would materially impair the ability of such party to effectuate, carry out or comply with all of the terms of this Agreement.

           (c) Release of Certain Restrictions. Effective as of the Effective Time, the Stockholder hereby releases the Company and its Affiliates (other than the Stockholder and its other Affiliates) from, and waives in all respects, any obligation that may exist to the Stockholder or any of its Affiliates anywhere in the world, (ii) not to engage, or to refrain from engaging, in any activity anywhere in the world, or (iii) that otherwise restricts or limits the ability of the Company or any of its Affiliates to engage in any business anywhere in the world.

     Section 6. Representations and Warranties of Acquisition. Acquisition represents and warrants to the Stockholder as follows:

           (a) This Agreement has been approved by the Board of Directors of Acquisition and its stockholders, representing all necessary corporate action on the part of Acquisition for the execution and performance hereof and of the Merger Agreement.

           (b) This Agreement has been duly executed and delivered by a duly authorized officer of Acquisition.

           (c) This Agreement constitutes a valid and binding agreement of Acquisition, enforceable against Acquisition in accordance with its terms.

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           (d) The execution and delivery of this Agreement by Acquisition does not violate or breach, and will not give rise to any violation or breach of, the charter or bylaws of Acquisition, or, except as will not materially impair its ability to effectuate, carry out or comply with all of the terms of this Agreement, any law, contract, instrument, arrangement or agreement by which Acquisition is bound.

     Section 7. Representations and Warranties of the Stockholders. The Stockholder represents and warrants to Acquisition as follows:

           (a) Schedule I sets forth, opposite the Stockholder's name, the number and type of Shares of which the Stockholder is the record and beneficial owner. The Stockholder is the lawful owner of such Shares, free and clear of all liens, charges, encumbrances, voting agreements and commitments of every kind, other than this Agreement, the Stock Transfer Agreement and as disclosed on
Schedule I. Except as set forth in Schedule I and except pursuant to the Stock Transfer Agreement, the Stockholder does not own or hold any rights to acquire any additional Shares or other securities of the Company or any interest therein or any voting rights with respect to any additional Shares or any other securities of the Company or any interest therein or any voting rights with respect to any additional Shares or any other securities of the Company.

           (b) This Agreement has been approved by the Stockholder's Board of Directors and its stockholders, representing all necessary corporate action on the part of the Stockholder for the execution and performance hereof by the Stockholder.

           (c) This Agreement has been duly executed and delivered by a duly authorized officer of the Stockholder.

           (d) This Agreement constitutes the valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms.

           (e) The execution and delivery of this Agreement by the Stockholder does not violate or breach, and will not give rise to any violation or breach, of the Stockholder's charter or bylaws, or, except as will not materially impair the ability of the Stockholder to effectuate, carry out or comply with all of the terms of this Agreement, any law, contract, instrument, arrangement or agreement by which the Stockholder is bound.

           (f) The execution and delivery of this Agreement by the Stockholder does not create or give rise to any right in any other Person with respect to the Shares or any other securities of the Company (including, without limitation, voting rights and rights to purchase or sell any such Shares or other securities) pursuant to the Stock Transfer Agreement.

           (g) The execution and delivery of the proxies by the Stockholder are adequate to approve and adopt the Merger Agreement and the Merger without the vote or consent of any other stockholder of the Company.

     Section 8. Effectiveness and Termination. This Agreement shall terminate and be of no further force or effect (i) immediately upon termination of the Merger Agreement pursuant to Section 9.1(a), 9.1(b), 9.1(c)(i) or 9.1(e) thereof, (ii) six months after the termination of the Merger Agreement pursuant to any other section thereof or (iii) at the Effective Time, whichever is earliest. Upon such termination, except for any rights a party may have in respect of any breach by the other party of its obligations hereunder, neither party hereto shall have any further obligation or liability hereunder.

     Section 9. Non-compete. The Stockholder agrees that on the Effective Date it will execute and deliver a non-compete agreement with the Surviving Corporation, pursuant to which the Stockholder will agree that, for a period of three years from the Effective Date, the Stockholder will not engage in, or acquire a controlling interest in, any business that competes with any of businesses of the Company's current operations in Puerto Rico; provided, however, that such non-compete shall not extend to or restrict in any manner the activities of the Stockholder's existing joint venture in Puerto Rico.

     Section 10. Miscellaneous.

           (a) Notices, Etc. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by telecopy and confirmed by return telecopy, or seven days after being mailed by first-class mail, postage prepaid in each case to the applicable addresses set forth below:

     If to Acquisition, to it at:

           c/o Welsh, Carson, Anderson & Stowe VIII, L.P.
           320 Park Avenue
           Suite 2500
           New York, New York 10022-6815
           Facsimile: 212-893-9575

     with a copy to:

           Robert A. Schwed, Esq.
           Reboul, MacMurray, Hewitt, Maynard & Kristol
           45 Rockefeller Plaza
           New York, New York 10111
           Facsimile: 212-841-5725

     If to the Stockholder, to it at:

           50 Locust Avenue
           New Canaan, Connecticut 06840
           Attention: Office of the President
           Facsimile: 203-966-9228

     with a copy to:

           David Z. Rosensweig, Esq.
           Leavy Rosensweig & Hyman
           11 East 44th Street
           New York, New York 10017
           Facsimile: 212-983-2537

or to such other address as such party shall have designated by notice received by the other party.

           (b) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or, except as expressly set forth in Section 8, terminated, except by an instrument in writing signed by each party hereto.

           (c) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns; provided that, except as contemplated by the Merger Agreement, neither the rights nor the obligations of any party may be assigned or delegated without the prior written consent of the other party.

           (d) Entire Agreement. This Agreement (together with the Merger Agreement and the other agreements and documents expressly contemplated hereby and thereby) embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. There are no representations, warranties or covenants by the parties hereto relating to such subject matter other than those expressly set forth in this Agreement and the Merger Agreement.

           (e) Severability. If any term of this Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such term to the other party or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law, provided that, in such event, the parties shall negotiate in good faith in an attempt to agree to another provision (in lieu of the term or application held to be invalid or unenforceable) that will be valid and enforceable and will carry out the parties' intentions hereunder.

           (f) Specific Performance. The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief or any requirement for a bond.

           (g) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

           (h) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by the other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

           (i) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of and shall not be enforceable by any person or entity who or which is not a party hereto.

           (j) Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware or the United States District Court of Delaware or any court of the State of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this paragraph (j) and shall not be deemed to be a general submission to the jurisdiction of said Courts or in the State of Delaware other than for such purposes. Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

           (k) Governing Law. This Agreement and all disputes hereunder shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to principles of conflicts of law.

           (l) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument.

           (m) Expenses. Acquisition and the Stockholder shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, except that in the event of a dispute concerning the terms or enforcement of this Agreement, the prevailing party in any such dispute shall be entitled to reimbursement of reasonable legal fees and disbursements from the other party to such dispute.

           IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                          CCW ACQUISITION CORP.

                                          By: /S/ THOMAS E. MCINERNEY
                                              __________________________________
                                              Name: Thomas E. McInerney
                                              Title: President

                                          CENTURY COMMUNICATIONS CORP.

                                          By: /S/ DAVID Z. ROSENSWEIG
                                              __________________________________
                                              Name: David Z. Rosensweig
                                              Title: Secretary

                                   SCHEDULE I
                                Share Ownership

     Century Communications Corp.                       8,561,819 shares of Class B Common Stock,
                                                        par value $0.01 per share

                                                        3,978 shares of Second Series Convertible Preferred
                                                        Stock, par value $0.01 per share




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                                                                      APPENDIX E
                             SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW





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                            DELAWARE CODE ANNOTATED
                             TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
                     SUBCHAPTER IX. MERGER OR CONSOLIDATION
     Copyright'c' 1975-1997 by The State of Delaware. All rights reserved.
                     Current through End of 1997 Reg. Sess.

                         SECTION 262. APPRAISAL RIGHTS

       (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word 'stockholder' means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words 'stock' and 'share' mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words 'depository receipt' mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

       (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

            (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

            (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

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
            (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

       (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

       (d) Appraisal rights shall be perfected as follows:

            (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

            (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either

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     notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

       (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

       (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

       (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

       (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

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       (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

       (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

       (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

       (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

1998 UPDATES TO SECTION 262:

       Amend Section 262(d)(1), Title 8, Delaware Code, by deleting the word 'his' in each instance where it appears and substituting in lieu thereof the words 'such stockholder's.'

       Amend Section 262(e), Title 8, Delaware Code, by deleting the word 'his' in each instance where it appears and substituting in lieu thereof the words 'such stockholder's' and by deleting the word 'he' and substituting in lieu thereof the words 'such stockholder.'

       Amend Section 262(h), Title 8, Delaware Code, by deleting the word 'his' and substituting in lieu thereof the words 'such stockholder's', and by deleting the word 'he' and substituting in lieu thereof the words 'such stockholder.'

       Amend Section 262(k), Title 8, Delaware Code, by deleting the word 'his' in each instance where it appears and substituting in lieu thereof in only the second place it appears the words 'such stockholder's.'

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                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware (the 'Delaware Law') permits a provision in the certificate of incorporation of each corporation organized thereunder, eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for certain breaches of fiduciary duty as a director. The Restated Certificate of Incorporation of the Registrant eliminates the personal liability of directors to the fullest extent permitted by the Delaware Law.

     Section 145 of the Delaware Law ('Section 145'), in summary, empowers a Delaware corporation, within certain limitations, to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by them in connection with any suit or proceeding other than by or on behalf of the corporation, if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to a criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

     With respect to actions by or on behalf of the corporation, Section 145 permits a corporation to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, provided such person meets the standard of conduct described in the preceding paragraph, except that no indemnification is permitted in respect of any claim where such person has been found liable to the corporation, unless the Court of Chancery or the court in which such action or suit was brought approves such indemnification and determines that such person is fairly and reasonably entitled to be indemnified.

     Article VIII of the Restated Certificate of Incorporation of the Registrant provides for the indemnification of officers and directors and certain other parties (the 'Indemnified Parties') of the Registrant to the fullest extent permitted under the Delaware Law.

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Item 21. Exhibits and Financial Statement Schedules.

     (a)   Exhibits

                Exhibit
                Number                                 Description of Exhibits
                -------  -----------------------------------------------------------------------------------
                  2.1    Agreement and Plan of Merger, dated as of July 2, 1998, by and between CCW
                         Acquisition Corp. and the Registrant.*

                  2.2    Amendment to Agreement and Plan of Merger, dated as of November 29, 1998, by and between CCW Acquisition Corp. and the Registrant.**

                  3.1    Form of Certificate of Incorporation of The Registrant (to become effective upon consummation of the Merger).

                  3.2    Form of Bylaws of CCW Acquisition Corp. (to become the Bylaws of the Registrant upon consummation of the Merger).

                  5.1    Opinion of Leavy Rosensweig & Hyman as to the legality of the securities.

                  8.1    Opinion of Paul, Weiss, Rifkind, Wharton & Garrison regarding tax matters.

                  9.1    Stockholder Agreement, dated as of July 2, 1998, by and between CCW Acquisition
                         Corp. and Century Communications Corp.***

                 23.1    Consent of Deloitte & Touche LLP.

                 23.2    Consent of Leavy Rosensweig & Hyman (contained in Exhibit 5.1 to this Registration
                         Statement).

                 23.3    Consent of Paul, Weiss, Rifkind, Wharton & Garrison (contained in Exhibit 8.1 to this Registration Statement).

                 23.4    Consent of Donaldson, Lufkin & Jenrette Securities Corporation.

                 24.1    Powers of Attorney (included on signature page to Registration Statement).

                 99.1    Non-Cash Election Form to be used in connection with the Merger.

                 99.2    Form of Letter of Transmittal for Class A Common Stock to be used in connection with the Merger.

                 99.3    Form of Letter of Transmittal for Class B Common Stock to be used in connection with the Merger.

                 99.4    Form of Letter of Transmittal for Convertible Preferred Stock and Second Series
                         Convertible Preferred Stock to be used in connection with the Merger.

                 99.5    Consent of Mark T. Gallogly.

                 99.6    Consent of Lawrence H. Guffey.

                 99.7    Consent of Michael Small.

                 99.8    Consent of Thomas E. McInerney.

                 99.9    Consent of Anthony J. de Nicola.

                 99.10   Consent of Rudolph E. Rupert.

            ------------------------

              * Attached as Appendix A to the Information Statement/Prospectus
                filed as part of this Registration Statement.

             ** Attached as Appendix B to the Information Statement/Prospectus
                filed as part of this Registration Statement.

            *** Attached as Appendix D to the Information Statement/Prospectus
                filed as part of this Registration Statement.

    (b)   Report, Opinion or Appraisal

           The opinion of Donaldson, Lufkin & Jenrette Securities Corporation, financial advisor to the Registrant, dated November 29, 1998, is attached as Appendix C to the Information Statement/Prospectus filed as part of this Registration Statement.

Item 22. Undertakings.

     (a) The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the 'Calculation of Registration Fee' table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration with respect to reofferings by persons who may be deemed to be underwriters, in addition to the information called for by the other Items of the applicable form. The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding sentence or
(ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (f) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the

Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that such a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on December 8, 1998.

                                          CENTENNIAL CELLULAR CORP.

                                          By   /S/ BERNARD P. GALLAGHER
                                            ____________________________________
                                            Bernard P. Gallagher
                                            Chairman of the Board,
                                            Chief Executive Officer and Director

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bernard P. Gallagher, Rudy J. Graf, Scott
N. Schneider and David Z. Rosensweig and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agents of any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                                   Title                                           Date
------------------------------------------  ---------------------------------------------   ------------------

 /S/ BERNARD P. GALLAGHER                   Chairman of the Board, Chief Executive           December 8, 1998
------------------------------------------    Officer and Director (Principal Executive
Bernard P. Gallagher                          Officer)

 /S/ RUDY J. GRAF                           President, Chief Operating Officer and           December 8, 1998
------------------------------------------    Director
Rudy J. Graf

 /S/ SCOTT N. SCHNEIDER                     Chief Financial Officer, Treasurer and           December 8, 1998
------------------------------------------    Director (Principal Financial Officer)
Scott N. Schneider

 /S/ DAVID Z. ROSENSWEIG                    Secretary and Director                           December 8, 1998
------------------------------------------
David Z. Rosensweig

 /S/ DARYL A. FERGUSON                      Director                                         December 8, 1998
------------------------------------------
Daryl A. Ferguson

 /S/ WILLIAM M. KRAUS                       Director                                         December 8, 1998
------------------------------------------
William M. Kraus

 /S/ PETER J. SOLOMON                       Director                                         December 8, 1998
------------------------------------------
Peter J. Solomon

 /S/ FRANK TOW                              Director                                         December 8, 1998
------------------------------------------
Frank Tow

 /S/ THOMAS E. BUCKS                        Vice President, Controller                       December 8, 1998
------------------------------------------
Thomas E. Bucks

                                 EXHIBIT INDEX

Exhibit
Number                                          Description of Exhibits
-------  ------------------------------------------------------------------------------------------------------
  2.1    Agreement and Plan of Merger, dated as of July 2, 1998, by and between CCW Acquisition Corp. and the
         Registrant.*

  2.2    Amendment to Agreement and Plan of Merger, dated as of November 29, 1998, by and between CCW
         Acquisition Corp. and the Registrant.**

  3.1    Form of Certificate of Incorporation of The Registrant (to become effective upon consummation of the
         Merger).

  3.2    Form of Bylaws of CCW Acquisition Corp. (to become the Bylaws of the Registrant upon consummation of the Merger).

  5.1    Opinion of Leavy Rosensweig & Hyman as to the legality of the securities.

  8.1    Opinion of Paul, Weiss, Rifkind, Wharton & Garrison regarding tax matters.

  9.1    Stockholder Agreement, dated as of July 2, 1998, by and between CCW Acquisition Corp. and Century
         Communications Corp.***

 23.1    Consent of Deloitte & Touche LLP.

 23.2    Consent of Leavy Rosensweig & Hyman (contained in Exhibit 5.1 to this Registration Statement).

 23.3    Consent of Paul, Weiss, Rifkind, Wharton & Garrison (contained in Exhibit 8.1 to this Registration
         Statement).

 23.4    Consent of Donaldson, Lufkin & Jenrette Securities Corporation.

 24.1    Powers of Attorney (included on signature page to Registration Statement).

 99.1    Non-Cash Election Form to be used in connection with the Merger.

 99.2    Form of Letter of Transmittal for Class A Common Stock to be used in connection with the Merger.

 99.3    Form of Letter of Transmittal for Class B Common Stock to be used in connection with the Merger.

 99.4    Form of Letter of Transmittal for Convertible Preferred Stock and Second Series Convertible Preferred
         Stock to be used in connection with the Merger.

 99.5    Consent of Mark T. Gallogly.

 99.6    Consent of Lawrence H. Guffey.

 99.7    Consent of Michael Small.

 99.8    Consent of Thomas E. McInerney.

 99.9    Consent of Anthony J. de Nicola.

 99.10   Consent of Rudolph E. Rupert.

------------

  * Attached as Appendix A to the Information Statement/Prospectus filed as part of this Registration Statement.

 ** Attached as Appendix B to the Information Statement/Prospectus filed as part of this Registration Statement.

*** Attached as Appendix D to the Information Statement/Prospectus filed as part of this Registration Statement.



                            STATEMENT OF DIFFERENCES
                            ------------------------

The copyright symbol shall be expressed as ............................... 'c'